Exhibit 10.6
SHARE SUBSCRIPTION AGREEMENT
This Agreement is made as of May 25, 2011 between:
ASIAN COAST DEVELOPMENT (CANADA) LTD.
666 Burrard Street — Suite 2348
Vancouver, British Columbia
Canada V6C 2X8
(“ACDL”)
-and-
PNK Development 18, LLC
8918 Spanish Ridge Avenue
Las Vegas, Nevada
U.S.A. 89148
(“Pinnacle”)
OFFER TO PURCHASE
Pinnacle hereby irrevocably subscribes for and agrees to purchase from ACDL:
1.
Such number of Common Shares that represents twenty-six percent (26%) of the Common Shares on an Adjusted Fully Diluted Basis at Closing following the conversion of the Special Shares Series II of ACDL into Common Shares; and

2.
Such number of Series V Special Shares (at a price of US$100 per share) that represents twenty-six percent (26%) of the total Series V Special Shares at Closing, following the exchange of the Special Shares Series III of ACDL and Special Shares Series IV of ACDL for Series V Special Shares pursuant to the Harbinger Subscription Agreements

(such Common Shares and Series V Special Shares, the “Purchased Shares”) for an aggregate purchase price of US$95,000,000 to be allocated amongst the Common Shares and Series V Special Shares at Closing (the “Aggregate Subscription Amount”), upon and subject to the terms, covenants and conditions set forth in the attached Schedule entitled “TERMS AND CONDITIONS OF SUBSCRIPTION FOR SHARES OF ASIAN COAST DEVELOPMENT (CANADA) LTD.” which forms an integral part hereof (collectively the “Agreement”). Pinnacle further agrees, without limitation, that ACDL may rely upon Pinnacle’s representations, warranties and covenants contained in this Agreement.

ACCEPTANCE OF OFFER
ACDL hereby accepts the subscription as set forth above on the terms, conditions and covenants contained in this Agreement and represents and warrants to Pinnacle that the representations and warranties made by ACDL to Pinnacle in this Agreement are true and correct as of the date of this Agreement, and will be true and correct in all material respects as at the Closing (save and except as waived by Pinnacle), and ACDL acknowledges that Pinnacle is relying upon all such representations and warranties as a condition of the completion of the transactions contemplated hereby. ACDL further agrees, without limitation, to each of the covenants provided by ACDL to Pinnacle pursuant to this Agreement.
(signature page to follow)

IN WITNESS WHEREOF, ACDL and Pinnacle have executed this Agreement as of the day and year first above written.
ASIAN COAST DEVELOPMENT (CANADA) LTD.

Per:	/s/ Lloyd C. Nathan
Authorized Signatory
PNK Development 18, LLC

By:	/s/ Anthony M. Sanfilippo Name: Anthony M. Sanfilippo
Title: Chairman of the Board, Chief Executive Officer

TERMS AND CONDITIONS OF SUBSCRIPTION FOR SHARES OF ASIAN COAST
DEVELOPMENT (CANADA) LTD.
attached to and forming an integral part of a
Share Subscription Agreement dated as of May 25, 2011
ARTICLE 1
INTERPRETATION
Section 1.1 Definitions
In this Agreement, including the Recitals hereto:
(a)
“ACDL Information” means the agreements, documents and other information in respect of ACDL, its Subsidiaries, its Business, assets, liabilities, results of operations and prospects as in the form included on the Data Site or disclosed in writing (including electronic communications) to one or more of the individuals listed Section 2.1(vvv);

(b)	“Additional Equity Event” has the meaning specified in Section 3.6(b);
(c)
“Adjusted Fully Diluted Basis” means the Common Shares, assuming the issuance, conversion or exercise (as the case may be) into Common Shares of: (a) the Warrants (but excluding any Backstop Warrants which are outstanding but not yet exercisable on the Closing Date) and (b) any and all options, warrants (other than the Warrants) and convertible or exchangeable securities issued by ACDL, provided that options, warrants and convertible or exchangeable securities which are exercisable at a strike or purchase price which is in excess of two times the purchase price paid by Pinnacle for each Common Share hereunder shall be excluded;

(d)
“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be, provided that in the case of ACDL and its Subsidiaries, Affiliate shall exclude Pinnacle (and any Person that controls, or is controlled by, or is under common control with Pinnacle) but shall include Harbinger Capital Investments S.à.r.l., Harbinger, Credit Distressed Blue Line Master Fund Ltd., Global Opportunities Breakaway Ltd. and any Person that controls, or is controlled by, or is under common control with any such entity;

(e)	“Aggregate Subscription Amount” has the meaning set out on page 1 of this Agreement;

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(f)
“Amendment to General Security Agreements” means the Second Amended and Restated General Security Agreements in the form attached as Schedule “J” to the Closing Agreement to be entered into at the Closing between ACDL and each of the Harbinger Lending Parties concerning the grant of general security and related rights to secure payment and performance of the obligations of ACDL under the Backstop Loan Agreement;

(g)	“AML Programs” has the meaning specified in Section 3.2(k);

(h)	“Anti-Corruption Laws” has the meaning specified in Section 3.2(i);

(i)	“Anti-Money Laundering Laws” has the meaning specified in Section 3.2(k);
(j)
“Applicable Law” means as to any Person, the Constating Documents of such Person, and any domestic or foreign and federal, provincial, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Entity, in each case applicable to, or binding upon, such Person or any of its properties or to which such Person or any of its property is subject;

(k)	“Asserted Liability” has the meaning specified in Section 3.7(b)(ii)(A);

(l)	“Audited Financial Statements” has the meaning ascribed thereto in Section 2.1(cc);
(m)
“Backstop Loan Agreement” means the Backstop Loan Agreement in the form attached as Schedule “D” to the Closing Agreement to be entered into at Closing among ACDL, as borrower, and the Harbinger Lending Parties, as lenders, pursuant to which the lenders agree to advance certain funds to ACDL by way of loan, as the same may be amended, restated, supplemented or otherwise modified from time to time in compliance with the Transaction Agreements;

(n)	“Backstop Warrants” means collectively, the Harbinger Backstop Warrants, the Blue Line Backstop Warrants and the Breakaway Backstop Warrants, as each is defined in Section 1(ddddd).

(o)	“BIDV” means Bank for Investment and Development of Vietnam;
(p)
“BIDV Credit Agreement” means the binding term loan facility granted by BIDV and HDBank in favour of HTPCL, and all related loan and security agreements required in connection therewith, whereby BIDV and HDBank have made a binding debt funding commitment in favour of HTPCL in the amount of at least $175 million, together with any Supplemental Agreements (as therein defined) pursuant to which additional lenders join the binding term loan facility;

(q)	“BIDV Security” means any security interest, encumbrance or charge granted to secure payment or performance of all or part of the BIDV Credit Agreement;

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(r)	“BIDV Working Capital Facility ” has the meaning ascribed thereto in Section 2.1(ooo);
(s)
“Blue Line Loan Agreement” means the loan agreement dated December 7, 2010 made between Blue Line ACDL, Inc., as lender, and ACDL, as borrower providing for a loan to ACDL in the original principal amount of $1.5 million, as amended by amending agreement dated February 7, 2011 made between Blue Line ACDL, Inc. and ACDL pursuant to which a further $1 million in principal was advanced by Blue Line ACDL, Inc. to ACDL, and as further amended by amending agreement dated March 31, 2011 pursuant to which a further $2.5 million in principal was committed to be advanced by Blue Line ACDL, Inc. to ACDL by way of three separate installments, as the same may be further amended, restated, supplemented or otherwise modified from time to time;

(t)
“Books and Records” means all internal accounting and financial information, books of account, tax records, sales and purchase records, customer and supplier lists, business reports, plans and projections and all similar documents, files, correspondence and other information of ACDL and its Subsidiaries (whether in written, printed, electronic or computer printout form);

(u)
“Brand and License Agreement” means the Brand Development and License Agreement in the form attached as Schedule “E” to the Closing Agreement to be entered into at Closing between ACDL and Pinnacle concerning the development of the brand (the “Brand”) for use by the second resort of the Ho Tram Project and elsewhere;

(v)
“Business” means the business presently and heretofore carried on by ACDL and each of its Subsidiaries including the development of the Ho Tram Lands, the Ho Tram Project and the activities contemplated by the Investment Certificate, which includes the building and operation of casinos and resorts in Vietnam and all activities incidental thereto;

(w)
“Collaboration and Assistance Agreement” means the agreement in the form attached as Schedule “F” to the Closing Agreement to be entered into at Closing between HTPCL and Pinnacle concerning assistance to be provided by Pinnacle in the development of the second resort of the Ho Tram Project;

(x)	“Closing” means the closing of the transactions contemplated herein;
(y)
“Closing Agreement” means the agreement of even date herewith to be executed concurrently herewith by and among ACDL, the Harbinger Parties, Pinnacle and PNK (VN), Inc., providing for the Closing upon satisfaction of certain conditions set forth therein;

(z)	“Closing Date” means the date on and as of which the Closing occurs;

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(aa)	“Closing Time” means 2:00 p.m., in the City of Vancouver, Province of British Columbia on the Closing Date or such other time on the Closing Date as the parties hereto may agree upon;
(bb)	“Common Shares” means the common shares in the capital of ACDL;

(cc)	“Confidential Information” has the meaning ascribed thereto in the Shareholders Agreement;

(dd)	“Confidential Property” has the meaning ascribed thereto in Section 2.1(t);
(ee)
“Constating Documents” shall mean, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation, continuance or association, memorandum of association, declaration of trust, trust indenture, partnership agreement, limited liability company agreement or other similar document, as applicable, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s equity interests which bind such Person, and by-laws, all as amended, supplemented, restated or replaced from time to time;

(ff)	“Construction Budget” has the meaning ascribed thereto in the Shareholders Agreement;
(gg)
“Control” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative of the foregoing;

(hh)	“Cost Plan #12” has the meaning ascribed thereto in Section 2.1(mmm);
(ii)
“Data Site” means the electronic data site maintained by ACDL and available to Pinnacle; provided, that for all purposes of this Agreement, information posted at such site shall only be considered to have been disclosed or be or made available at such site if it was posted no later than the date immediately prior to the date of this Agreement and remains posted at such site as of the date of this Agreement;

(jj)	“Debt” means, in respect of any Person:
(i)	all debts and liabilities of the Person for borrowed money, whether incurred or assumed;

(ii)	any obligation evidenced by bonds, debentures, notes, or other similar instruments;

(iii)	capital lease obligations (as determined under GAAP) of such Person;

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(iv)	all guarantees, sureties and similar obligations granted by the Person;

(v)	any obligation secured by any Lien existing on property owned or acquired by the Person;

(vi)	any debt or liability of the Person representing the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement; and

(vii)	any liabilities, contingent, unmatured or other, under indemnities or other agreements of the Person given in respect of any bankers’ acceptance, letter of credit, or letter of guarantee;
but “Debt” does not include deferred taxes or obligations to trade creditors (including employees) incurred in the ordinary course of business;
(kk)	“Direct Claim” has the meaning specified in Section 3.7(b)(i)(A);

(ll)	“$” or “Dollars” means United States dollars;

(mm)	“Entity Affiliates” has the meaning ascribed thereto in the Shareholders Agreement;

(nn)	“Environmental Laws” has the meaning ascribed thereto in Section 2.1(jj); (oo) “Equity Related Claim” has the meaning specified in Section 3.6(a);

(pp)	“Equity Securities” has the meaning ascribed thereto in the Shareholders Agreement;
(qq)	“Existing Shareholders Agreement” has the meaning ascribed thereto in the Shareholders Agreement;

(rr)	“Export Control and Economic Sanction Laws” has the meaning specified in Section 3.2(j);

(ss)	“Financial Statements” has the meaning specified in Section 2.1(cc);
(tt)
“Fully Diluted Basis” means the Common Shares, assuming the issuance, conversion or exercise (as the case may be) into Common Shares of: (a) the Warrants (but excluding any Backstop Warrants which are outstanding but not yet exercisable on the date of any relevant determination of the number of Common Shares on a “Fully Diluted Basis” except as provided otherwise), and (b) any and all options, warrants (other than the Warrants) and convertible or exchangeable securities issued by ACDL;

(uu)	“Gaming” means to deal, operate, carry on, conduct, maintain or expose for play any casino games of chance, gaming devices and other gaming activities;

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(vv)
“Gaming Authority” means those national, state, local, and other governmental, regulatory, and administrative authorities, agencies, boards, commissions and officials responsible for or involved in the regulation of gaming or gaming activities or the interpretation or enforcement of Gaming Laws, whether in Vietnam or in any other jurisdiction of the world to which ACDL, Harbinger, Blue Line ACDL, Inc., Breakaway ACDL, Inc. or their respective Entity Affiliates, or Pinnacle, Pinnacle Entertainment, Inc. or their respective Entity Affiliates, is subject;

(ww)
“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing, or permit authority over gaming, whether in Vietnam or in any other jurisdiction of the world, and any Gaming License, and/or other approval granting to ACDL, Harbinger, Blue Line ACDL, Inc., Breakaway ACDL, Inc. or Pinnacle or any of their respective Affiliates the ability to conduct Gaming activities, as any of the same may be amended from time to time;

(xx)
“Gaming License” means any concession, certificate, decree, license, permit, approval, authorization, registration, finding of suitability, franchise, or entitlement issued by any Gaming Authority or Governmental Entity necessary for or relating to the conduct of activities under any Gaming Laws;

(yy)
“Governmental Entity” means any (i) multi-national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

(zz)	“Government Lists” has the meaning set out in Section 2.1(vv);

(aaa)	“Government Official” has the meaning ascribed thereto in the Policy;

(bbb)	“Harbinger” means Harbinger II S.à.r.l.;

(ccc)	“Harbinger Lending Parties” means Harbinger, Blue Line ACDL, Inc. and Breakaway ACDL, Inc.

(ddd)	“Harbinger Parties” means Harbinger, Blue Line ACDL, Inc., Breakaway ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd. and Global Opportunities Breakaway Ltd.;

(eee)
“Harbinger Subscription Agreements” means (i) the subscription and exchange agreement entered into at the Closing between Harbinger and ACDL pertaining to the exchange by Harbinger of certain Series III Special shares and Series IV Special shares of ACDL for newly issued Series V Special Shares of ACDL, (ii) the subscription and exchange agreement entered into at Closing between Blue Line ACDL, Inc. and ACDL pertaining to the exchange by Blue Line ACDL, Inc. of certain Series III Special shares and Series IV Special shares of ACDL for newly issued Series V Special Shares of ACDL, and (iii) the subscription and exchange agreement entered into at Closing between Breakaway ACDL, Inc. and ACDL pertaining to the exchange by Breakaway ACDL Inc. of certain Series III Special shares and Series IV Special shares of ACDL for newly issued Series V Special Shares of ACDL, in each case in the forms attached as Schedule “C” to the Closing Agreement;

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(fff)	“HDBank” means Housing Development Commercial Joint Stock Bank;

(ggg)
“Ho Tram Lands” means the one hundred sixty four (164) hectares of land (including approximately 2.2 kilometres of beach front property located at Binh Chau Phuoc Buu Commune, Ba Ria Vung Tau Province, Vietnam;

(hhh)	“Ho Tram Project” means the development of the Ho Tram Lands into an entertainment and casino resort facility in accordance with the Investment Certificate;

(iii)	“HSBC Charge” has the meaning ascribed thereto in Section 2.1(fff);

(jjj)	“HTPCL” means Ho Tram Project Company Limited;

(kkk)	“Indemnified Party” has the meaning specified in Section 3.7(a);

(lll)
“Intellectual Property” means all domestic and foreign rights, title and interests in business, trade or brand names and trademarks, domain names and other Internet addresses or identifiers, patents, patent requests, discoveries, methods, techniques, designs, particularly industrial designs, inventions, specifications, software, technical information, know-how, technology, formulas, algorithms, copyrights, data banks, data models, patterns, prototypes in use or in development, results and knowledge stemming from, directly or indirectly, the realization of research and development projects and that are not of the public domain, including all rights, title and interests in all improvements or modifications to any of the foregoing elements, the rights related to their registration, to the registration requests or to their renewal, and all other rights of industrial or intellectual property, including inter alia any rights in licenses and sub-licenses;

(mmm)	“Investment Certificate” means the investment certificate dated March 12, 2008 granted to HTPCL by the Government of Vietnam in respect of the Ho Tram Lands;

(nnn)	“Lease” means the 50 year lease of the Ho Tram Lands granted to HTPCL pursuant to a lease agreement dated May 21, 2008 between HTPCL and the People’s Committee of Ba Ria — Vung Tau Province;

(ooo)	“Licensed I.P.” has the meaning ascribed thereto in Section 2.1(p);

(ppp)
“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation;

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(qqq)	“Losses” has the meaning specified in Section 3.7(a);

(rrr)
“Management Agreement” means the Resort Management Agreement in the form attached as Schedule “G” to the Closing Agreement to be entered at the Closing into between HTPCL and PNK (VN), Inc. concerning the management of the second resort of the Ho Tram Project;

(sss)
“Management Rights and Development Agreement” means the Management and Development Rights Agreement in the form attached as Schedule “H” to the Closing Agreement to be entered into at the Closing between ACDL and PNK (VN), Inc. concerning the development of future resorts using the Brand;

(ttt)
“Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, matter or circumstance, any change or effect that individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to (i) be materially adverse to the business, operations, results of operations, prospects, assets, liabilities or financial condition of ACDL and its Subsidiaries on a consolidated basis, (ii) cause the review of the Investment Certificate for a purpose that would be materially adverse to ACDL or its Subsidiaries, the revocation of the Investment Certificate or the imposition of a burdensome condition or restriction on the Investment Certificate by a Governmental Entity, or (iii) cause the Ho Tram Project to be suspended, materially delayed or cancelled; it being agreed that the cessation of the services of any key executive of ACDL or HTPCL shall be deemed a Material Adverse Change and a Material Adverse Effect;

(uuu)
“Material Contract” means (a) each contract listed on Schedule “D” to this Agreement, (b) each contract or agreement to which ACDL or any of its Subsidiaries is a party involving aggregate consideration of $500,000 or more, (c) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change, and (d) any agreements currently in effect between ACDL and any of its Affiliates;

(vvv)	“Material Documents” means (a) Material Contracts; and (b) other material documents relating to ACDL or its subsidiaries;

(www)	“MGM Management Agreement” has the meaning ascribed thereto in the Shareholders Agreement;

(xxx)	“Notice of Direct Claim” has the meaning specified in Section 3.7(b)(i)(A);

(yyy)	“Notice of Third Party Claim” has the meaning specified in Section 3.7(b)(ii)(A);

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(zzz)	“OFAC” has the meaning specified in Section 3.2(j);

(aaaa)	“Owned I.P.” has the meaning ascribed thereto in Section 2.1(p);

(bbbb)	“Permitted Encumbrance” has the meaning ascribed thereto in the Shareholders Agreement;

(cccc)
“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, Governmental Entity, or any other legally recognizable entity;

(dddd)
“Phase A-1” means the initial phase of the first phase of the Ho Tram Project, being the Las Vegas style luxury hotel, casino and conference centre resort and associated amenities to be known as the “MGM Grand Resort and Casino, Ho Tram” and which shall include (a) a hotel of approximately 541 rooms, having and a swimming pool; (b) a casino of approximately 10,000 square meters having approximately 500 electronic gaming machines and approximately 90 live gaming tables; and (c) the space for a spa and retail (excluding, in both cases, the fitting out of the space);

(eeee)	“Policy” has the meaning ascribed thereto in Section 6.4;

(ffff)	“Purchased Shares” has the meaning set out on the first page of this Agreement;

(gggg)	“Regulation D” means Regulation D promulgated under the U.S. Securities Act;

(hhhh)	“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

(iiii)	“Related Agreements” has the meaning set out in Section 4.1(k);

(jjjj)	“Returns” has the meaning ascribed thereto in Section 2.1(iii);

(kkkk)	“Scope” has the meaning ascribed thereto in the Shareholders Agreement;

(llll)	“SDNs” has the meaning set out in Section 2.1(vv);

(mmmm)	“Securities” has the meaning ascribed thereto in the Shareholders Agreement;

(nnnn)	“Series V Special Shares” means the Special Shares Series V in the capital of ACDL;

(oooo)
“Shareholders Agreement” means the Shareholders Agreement in the form attached as Schedule “K” to the Closing Agreement to be entered into at the Closing among ACDL, Pinnacle, Harbinger, Blue Line ACDL, Inc., Breakaway ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd. and Global Opportunities Breakaway Ltd., as amended and supplemented from time to time;

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(pppp)
“Share Purchase and Option Agreement” means the Share Purchase and Option Agreement to be entered into between Michael Aymong, David Subotic, Sonia Maria Boaventura Subotic, Raphael Danon, Isidor Subotic, BJR International Ltd., Asian Coast Development Inc., Izco Technologies Inc., DDS Enterprises Ltd., Dr. Eve Aymong Inc. and 1687321 Ontario Ltd., as Vendors and Harbinger, as Purchaser, and ACDL concerning the purchase of certain equity interests of the Vendors by Harbinger;

(qqqq)	“Special Shares” means the Series II Special Shares, the Series III Special Shares and the Series IV Special Shares, in each case, in the capital of ACDL

(rrrr)	“Standard” has the meaning ascribed thereto in the Shareholders Agreement;

(ssss)
“Subsidiary” means with respect to a Person, each other Person in which such Person owns, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person;

(tttt)	“Supplemental Loan Agreement” means the Supplemental Loan Agreement dated as of December 23, 2010, made between ACDL, Breakaway ACDL, Inc., Blue Line ACDL, Inc., and Harbinger;

(uuuu)	“Target Percentage” has the meaning specified in Section 3.6(b);

(vvvv)	“Tax” means any tax, tariffs and customs duties including interest, surcharges and penalties due thereon imposed by any Governmental Entity;

(wwww)	“Top-Up Issuance” has the meaning specified in Section 3.6(b);

(xxxx)	“Transaction Agreements” means this Agreement and the Related Agreements (as defined in Section 4.1(k));

(yyyy)	“Unaudited Financial Statements” has the meaning ascribed thereto in Section 2.1(cc);

(zzzz)	United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(aaaaa)	“U.S. Person” means “U.S. person” as such term is defined in Rule 902(k) of Regulation S;

(bbbbb)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(ccccc)
“Warrant Amending Agreement” means the warrant amending agreement in the form attached as Schedule “J” to the Closing Agreement to be entered into at Closing by ACDL, Credit Distressed Blue Line Master Fund, Ltd., Global Opportunities Breakaway Ltd. and Harbinger; and

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(ddddd)
“Warrants” means the Amended and Restated Warrants for the purchase of 250,000,000 Common Shares, and a further 174,088,559 Common Shares (such 174,088,559 Common Shares, the “Backstop Common Shares”), as executed and delivered by ACDL to each of Harbinger Capital Investments S.à.r.l., Blue Line ACDL, Inc. and Breakaway ACDL, Inc., and as subsequently transferred (X) in the case of Harbinger Capital Investments S.à.r.l. to Harbinger effective December 31, 2010, (Y) in the case of Blue Line ACDL, Inc. to Credit Distressed Blue Line Master Fund, Ltd. effective April 22, 2011 and (Z) in the case of Breakaway ACDL, Inc., to Global Opportunities Breakaway Ltd. effective April 22, 2011, as more particularly described as follows:

(i)
Warrant Certificate CS-6 dated December 23, 2010 in favour of Harbinger for 160,000,000 Common Shares and an additional 111,416,678 Backstop Common Shares (entitlement in respect of such 111,416,678 Backstop Common Shares being referred to as the “Harbinger Backstop Warrants”);

(ii)
Warrant Certificate CS-7 dated April 22, 2011 in favour of Blue Line for 75,000,000 Common Shares and an additional 52,226,568 Backstop Common Shares (entitlement in respect of such 52,226,568 Backstop Common Shares being referred to as the “Blue Line Backstop Warrants”); and

(iii)
Warrant Certificate CS-8 dated April 22, 2011 in favour of Breakaway for 15,000,000 Common Shares and an additional 10,445,313 Backstop Common Shares (entitlement in respect of such 10,445,313 Backstop Common Shares being referred to as the “Breakaway Backstop Warrants”).

Section 1.2 Other Definitional Provisions
(a)	all references to the “Agreement” herein include the Schedules hereto;
(b)
all terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires or it is expressly provided otherwise in such other certificate, report or other document, and terms defined herein with reference to the agreements attached to the Closing Agreement shall be as defined in such agreements in the forms so attached regardless whether or not such agreements have been executed by the parties thereto;

(c)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

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(d)	all accounting terms shall have a meaning determined in accordance with Canadian GAAP;

(e)
the words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any appendices and Schedules hereto) and not to any particular provision of this Agreement;

(f)
where in this Agreement a representation, warranty or certificate is made on the basis of knowledge or awareness of ACDL, such knowledge or awareness consists of the knowledge and awareness of the directors, officers and employees of ACDL and its Subsidiaries and does not include knowledge and awareness of any other person or persons; and

(g)	unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.
Section 1.3 Headings
The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.
Section 1.4 Severability
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, void or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be modified by a court of competent jurisdiction to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties herein.
Section 1.5 Governing Law
This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without regard to any conflict of law principles thereof that would result in the application of the laws of any other jurisdiction.
Section 1.6 Forum Selection
Each of the parties agrees that any action or proceeding arising out of or relating to this Agreement must be instituted in the courts of the Province of British Columbia, waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably and unconditionally submits to the exclusive jurisdiction of those courts in that action or proceeding and agrees to be bound by any final judgment of those courts.

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Section 1.7 Schedules
The following Schedules attached hereto are incorporated into and form part of the Agreement:

Schedule “A” —	Potential Claims, Potential Regulatory Issues and Potential Material Adverse Effects

Schedule “B1” —	Capitalization Table

Schedule “B2” —	Pro-Forma Capitalization Table

Schedule “C” —	List of Options, Acceleration Rights and Shareholder Loans

Schedule “D” —	Material Documents

Schedule “E” —	Insurance Policies

Schedule “F” —	Anti—Corruption Policy

Schedule “G” —	Employee and Consulting Matters

Schedule “H” —	Provisions to be Waived; Consents

Schedule “I”—	Terms and Conditions for Series V Special Shares
Section 1.8 ACDL Information and other Disclosures
ACDL hereby agrees that between the date hereof and the earlier of the Closing and any termination of this Agreement in accordance with its terms, it will provide Pinnacle with information (documentary as available) in reasonable detail and in a manner that is readily comprehensible to reflect material changes to or material developments (for greater certainty, including material worsening of matters previously disclosed) in respect of matters and information disclosed and/or provided for, in, or pursuant to, the Transaction Agreements (hereinafter, the “Disclosure Updates”).

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ARTICLE 2
REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of ACDL
ACDL represents and warrants to Pinnacle and each person on whose behalf Pinnacle is contracting as of the date hereof and as of Closing as if made at and as of such times (and acknowledges that Pinnacle and any beneficial purchaser is relying thereon) that:
(a)
ACDL is a corporation duly continued, organized and validly existing under the laws of British Columbia and is up-to-date in the filing of all corporate and similar returns under such laws. ACDL is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which it carries on business;

(b)
ACDL has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its Business as now being conducted and as proposed to be conducted by it, and (ii) enter into and perform its obligations under this Agreement;

(c)
ACDL does not have any Subsidiaries, other than Asian Coast Development Inc. (Barbados), Asian Coast Development Inc. (Bahamas) and HTPCL and, neither ACDL nor any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement or has any interest in any other entity;

(d)
ACDL owns all of the issued and outstanding shares of Asian Coast Development Inc. (Barbados) and it in turn owns all of the issued and outstanding shares of Asian Coast Development Inc. (Bahamas), subject to security interests granted over such shares in favour of the Harbinger Lending Parties, and is the sole owner of HTPCL subject to a security interest granted in the membership interests of such company to the Harbinger Lending Parties, and subject to the HSBC Charge and the BIDV Security;

(e)
Asian Coast Development Inc. (Barbados) and Asian Coast Development Inc. (Bahamas) are inactive corporations, have no material assets or liabilities and are not material to the Business and ACDL intends to wind down these companies;

(f)
the execution and delivery of the Transaction Agreements by ACDL and the performance of its obligations under and compliance with the terms, conditions and provisions of the Transaction Agreements will not (i) conflict with or result in a breach of (A) any of the terms or conditions of the Constating Documents of ACDL or any of its Subsidiaries, (B) any resolution of the applicable shareholders or board of directors of ACDL or its Subsidiaries, (C) any agreement, instrument or permit to which ACDL or any of its Subsidiaries is a party to or to which it is subject, or (D) the Investment Certificate or the Lease, (ii) violate any Applicable Law, order, writ, injunction or decree of any court, or (iii) except as specifically contemplated by the Transaction Agreements in respect of Liens, charges and encumbrances, result in the creation of any Lien, charge or encumbrance upon any assets of ACDL or any of its Subsidiaries or result in the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ACDL or any of its Subsidiaries;

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(g)
all action on the part of the officers of ACDL necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of ACDL under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Purchased Shares, has been taken or will be taken prior to Closing;

(h)
the execution and delivery of the Transaction Agreements by ACDL and the performance by ACDL of its obligations thereunder and the issuance of the Purchased Shares by ACDL to Pinnacle have been duly authorized by all necessary corporate and shareholder action. The Purchased Shares have been duly authorized and, when issued, sold and delivered in accordance with this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Shareholders Agreement and Applicable Law and are to be issued in compliance with, or pursuant to an exemption therefrom, all Applicable Laws concerning the issuance of the Purchased Shares;

(i)
the Transaction Agreements when executed and delivered by ACDL will constitute legal, valid and binding obligations of ACDL, enforceable against it in accordance with their terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, wind-up, liquidation or similar laws affecting creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(j)
ACDL and each of its Subsidiaries has conducted and is conducting its business in compliance with all Applicable Laws and regulations of each jurisdiction in which it carries on business (including, without limitation, all applicable Canadian federal, provincial, municipal and local and Vietnamese provincial, municipal and local licensing laws, regulations and other requirements and any governmental or regulatory body), except when such non-compliance would not have a Material Adverse Effect, and has not received a notice of non-compliance with any such laws, regulations or permits. Except as disclosed or made available, as of the date of this Agreement, to Pinnacle through (A) the Data Site or (B) in writing (including electronic communications) to one or more of the individuals listed in subpart (vvv) of this Section 2.1, to the knowledge of ACDL, there are no pending changes or contemplated changes to any Applicable Law or regulation or governmental position that, taken individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect. ACDL and each of its Subsidiaries has conducted and is conducting its affairs in compliance with their respective Constating Documents;

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(k)
Except as set out in Schedule “A”, ACDL and each of its Subsidiaries has all franchises, permits, licenses, and any similar authority necessary for the conduct of the Business as presently conducted, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of ACDL and its Subsidiaries, and ACDL believes it can obtain the same for the conduct of the Business as planned to be conducted. Except as set out in Schedule “A” neither ACDL nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses, or other similar authority;

(l)
Except as set forth on Schedule “C”, no Person has any agreement, option, understanding or commitment or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment of any nature for:

(i)
the purchase, subscription, issuance or receipt, for any or no consideration, of any of the unissued shares in the capital of ACDL or any of its Subsidiaries or any securities of ACDL or any of its Subsidiaries; or

(ii)	the purchase or other acquisition from ACDL or any of its Subsidiaries of any of such entity’s undertaking, property or assets, other than in the ordinary course of the business;
(m)	Capitalization; Voting Rights
(i)
Other than the Series V Special Shares to be issued at Closing, Schedule “B1” sets forth as of the date hereof and as of immediately prior to the Closing: (A) the authorized capital of ACDL; (B) the number and classes of issued and outstanding shares in the capital of ACDL, including the number of Common Shares and Series V Special Shares issued and outstanding; (C) the number of Common Shares issuable or reserved for issuance pursuant to any options, warrants, rights (including pre-emptive rights, contingent rights and conversion rights) contracts, arrangements, understandings or agreements of any kind (whether oral or in writing) for the purchase or acquisition from ACDL of any of its securities; (D) ACDL’s outstanding stock options and broker’s warrants including the exercise price; and (E) all Debt of ACDL and its Subsidiaries (other than any Debt incurred pursuant to Section 3.1(j) hereof). Schedule “B1” lists all of the participating equity rights in the capital of ACDL, and there are no other or additional rights (whether vested, contingent, or otherwise) in or to any equity securities of ACDL or any of its Subsidiaries as of such dates.

(ii)
Schedule “B2” sets forth on a pro forma basis with an assumed Closing Date of June 30, 2011 and assuming no additional debt being incurred pursuant to Section 3.1(j) hereof, immediately after giving effect to the transactions contemplated hereby and by the Transaction Agreements (on the assumption that no management options have been exercised between the date hereof and the Closing Date): (A) the authorized capital of ACDL; (B) the number and classes of issued and outstanding shares in the capital of ACDL, including the number of Common Shares and Series V Special Shares issued and outstanding; (C) the number of Common Shares issuable or reserved for issuance pursuant to any options, warrants, rights (including pre-emptive rights, contingent rights and conversion rights) contracts, arrangements, understandings or agreements of any kind (whether oral or in writing) for the purchase or acquisition from ACDL of any of its securities; (D) ACDL’s outstanding stock options and broker’s warrants including the exercise price; and (E) all Debt of ACDL and its Subsidiaries.

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(iii)
all issued and outstanding shares in the capital of ACDL and its Subsidiaries (A) have been duly authorized and validly issued and are fully paid and non-assessable, and (B) were issued in compliance with, or pursuant to an exemption therefrom, all Applicable Laws concerning the issuance of securities;

(iv)
all issued and outstanding shares, charter capital and equity interests in ACDL’s Subsidiaries are owned by ACDL, free and clear of all Liens other than (i) the security interests granted to the Harbinger Lending Parties, (ii) the BIDV Security and (iii) the HSBC Charge;

(v)
except as set forth in Schedule “C”, no stock purchase or other agreement or understanding between ACDL or any of its Subsidiaries and any holder of any of their respective equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, sale of shares or assets, change in control or any other transaction(s) by ACDL or its Subsidiaries;

(vi)
except as set forth in the Transaction Agreements and the Existing Shareholders Agreement, there are no rights held by any party with respect to, or by virtue of ownership of, any securities of ACDL, including but not limited to rights of first refusal, consent rights and rights to board representation;

(vii)
there are no put or other obligations (contingent or otherwise) on the part of ACDL and its Subsidiaries to purchase or redeem any outstanding securities or instruments, other than those provided for in its Constating Documents or those arising pursuant to the Transaction Agreements;

(viii)
except as set forth in the Shareholders Agreement and in the Existing Shareholders Agreement, there are no voting agreements or other arrangements with respect to the voting of any share of capital stock of ACDL, and each share of outstanding capital stock of ACDL has the voting rights outlined in ACDL`s Constating Documents; and

(ix)	ACDL has obtained valid waivers of any rights by other parties to purchase any of the Purchased Shares;

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(n)	[INTENTIONALLY OMITTED];
(o)
ACDL and its Subsidiaries, taken as a whole, do not hold assets located in the United States (other than investment assets, voting or nonvoting securities of another person) having an aggregate total value of over $50 million as of the end of ACDL’s most recent fiscal year and ACDL and its Subsidiaries, taken as a whole, have not made aggregate sales in or into the United States of over $50 million in ACDL’s most recent fiscal year;

(p)
all Intellectual Property necessary for carrying on the Business as it is currently being carried on and as it is proposed to be carried on is owned by ACDL or its Subsidiaries (“Owned I.P.”) or is used by ACDL or its Subsidiaries under a license agreement or arrangement from another Person (“Licensed I.P.”), and ACDL and its Subsidiaries, as applicable, will, as at the date of initial construction of the Ho Tram Project, own or have valid rights to use all Intellectual Property necessary for the design and construction thereof;

(q)
the Intellectual Property of ACDL and its Subsidiaries: (i) is validly owned by or licensed to ACDL or Subsidiary, as applicable; (ii) is not the subject of any infringement action or other litigation, pending or to the knowledge of ACDL, threatened; (iii) in the case of trade-marks owned by ACDL or any of its Subsidiaries, have been validly and effectively applied for or registered by or on behalf of ACDL or its Subsidiaries, as applicable, in all jurisdictions necessary to protect and preserve ACDL and its Subsidiaries rights therein as necessary for the continued use thereof in the Business and (iv) to the knowledge of ACDL, does not infringe on the Intellectual Property of any third parties;

(r)
To ACDL’s knowledge, neither ACDL nor any of its Subsidiaries has violated the Intellectual Property rights of any other person or entity. Neither ACDL nor any of its Subsidiaries has received any communications alleging that either of ACDL or any of its Subsidiaries has violated or, by conducting the Business as proposed, would violate any Intellectual Property of any other Person;

(s)	ACDL and each of its Subsidiaries have taken all reasonable steps necessary to protect and preserve the rights of ACDL and its Subsidiaries in and to the Owned I.P. and Licensed I.P.;
(t)
ACDL and each of its Subsidiaries have taken all necessary and appropriate steps to protect and preserve the confidentiality and secrecy of all Owned I.P. and Licensed I.P. not otherwise protected by patents, patent applications or copyright, as well as its material trade secrets and other confidential information (“Confidential Property”), all use, disclosure or appropriation of Confidential Property owned by ACDL or HTPCL by or to a third Person has been pursuant to the terms of a written agreement with such third Person, and with respect to Confidential Property not owned by ACDL or HTPCL, pursuant to the terms of a written agreement between ACDL or HTPCL and the owner of such Confidential Property, or is otherwise lawful. All such agreements referred to in this paragraph are valid and subsisting and ACDL is not aware of any material breach of any such agreement;

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(u)
ACDL or its Subsidiaries own or have all rights related to all computer and communication systems necessary for carrying on the Business, as it is currently being carried on, including the rights to all content, trade names, and domain names relating to its websites, and all related domain name registrations are valid and subsisting in the name of ACDL or its Subsidiaries;

(v)
ACDL or its Subsidiaries have good and merchantable title to all the tangible and intangible personal property reflected as assets in the Financial Statements, free and clear of all Liens, subject to (i) security interests granted to the Harbinger Lending Parties, (ii) the BIDV Security, (iii) Liens to secure the BIDV Working Capital Facility, and (iv) the HSBC Charge. ACDL owns, leases or has the lawful right to use all of the assets and property necessary for carrying on the Business, as currently being conducted, except where the failure to own, lease or have the lawful right to use would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(w)
the Investment Certificate has been duly granted to ACDL by, and the Lease has been duly entered into by HTPCL with, applicable Vietnamese Governmental Entities and each remains valid, binding, enforceable and in good standing, subject to all Applicable Laws of Vietnam, with the exception of the matters referred to in Schedule “A.” Except as set out in Schedule “A” (i) ACDL and HTPCL have complied in all material respects with the provisions of the Investment Certificate and Lease and (ii) ACDL does not know of any breach or non-compliance with the terms of the Investment Certificate or Lease. ACDL does not know of any facts, which if known to the applicable Government Officials or its employees, could reasonably be expected to result in the revocation or suspension of the Investment Certificate or Lease;

(x)
the minute books of ACDL and HTPCL are complete and accurate in all material respects, all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all Applicable Laws and with the Constating Documents of ACDL or HTPCL as applicable and such minute books are up to date and fully disclose all articles, bylaws and resolutions of the Board and/or shareholders. The Constating Documents of ACDL and its Subsidiaries are in the form provided to Pinnacle. Neither ACDL nor any of its Subsidiaries is subject to, or affected by any shareholders agreement declaration or other agreement among the shareholders of ACDL, or any of them, other than the Shareholders Agreement and the Existing Shareholders Agreement;

(y)
Schedule “D” hereto contains a list of Material Contracts of ACDL or its Subsidiaries, a true and complete copy of which (including any amendments or modifications thereto) have been made available to Pinnacle either on the Data Site or otherwise. Except as set forth in Schedule “A” (I) ACDL and HTPCL are in compliance with all Material Contracts to which it is a party, and to the knowledge of ACDL, all other parties to the Material Contracts are not in default of any Material Contract except where such non-compliance or default would not have a Material Adverse Effect; (II) no event has occurred which, with the

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giving of notice, lapse of time or both, would constitute a material default or breach under, or in respect of, any Material Contract (III) except where terminated, expired or performed in full, all of the Material Contracts set forth in Schedule “D” hereto constitute a legal, valid and binding obligation of ACDL and HTPCL, as applicable, enforceable against ACDL or HTPCL, as applicable, in accordance with their terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, wind-up, liquidation or similar laws affecting creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies. The execution and delivery by ACDL and HTPCL, as applicable, and the performance of their obligations under, and compliance with the terms, conditions and provisions of the Material Contracts does not and will not (i) conflict with or result in a breach of (A) any of the terms or conditions of the Constating Documents of ACDL or HTPCL, (B) any resolution of the applicable shareholders or board of directors of ACDL or HTPCL, (C) any agreement, instrument or permit to which ACDL or HTPCL is a party to or to which it is subject, including without limitation the Transaction Agreements, or (D) the Investment Certificate or the Lease, (ii) violate any Applicable Law, order, writ, injunction or decree of any court or (iii) other than Liens, charges and encumbrances arising as a result of security granted to the Harbinger Lending Parties and the BIDV Security, result in the creation of any Lien, charge or encumbrance upon any assets of ACDL or any of its Subsidiaries or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ACDL or any of its Subsidiaries;
(z)	the Books and Records have been properly and accurately kept and completed in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein;
(aa)
ACDL and each of its Subsidiaries has filed or has caused to be filed, within the times and in the manner prescribed by Applicable Law, all federal, provincial, state and local tax returns, tax reports and information returns which are required to be filed by or with respect to ACDL and its Subsidiaries and information contained in such returns and reports is correct and complete in all material respects and such returns and reports reflect accurately all liability for taxes of ACDL and its Subsidiaries, as applicable, for the periods covered thereby (except as set out in Schedule “A”). True and complete copies of all such returns and reports have been provided to Pinnacle. All federal, provincial, state and local income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) required to be shown on all such tax returns, tax reports and information returns or otherwise due in respect of ACDL and any of its Subsidiaries have been timely paid and all tax as required to be withheld, collected and remitted by ACDL or the relevant Subsidiary (except as set out in Schedule “A”) including, without limitation, from any employee, have been properly and timely withheld, collected and remitted to the appropriate Governmental Entity except where the failure to so pay, withhold, collect or remit, would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of ACDL, except as set out in Schedule “A”, no examination by any Governmental Entity of any tax return is currently in progress and there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or reassessment of income tax or filing of any tax return by, or any payment of any tax by, or the levying of any governmental charge against, ACDL or any of its Subsidiaries;

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(bb)
Except as set out in Schedule “C” hereto, neither ACDL nor any of its Subsidiaries has any loans or indebtedness outstanding which has been made to any of the shareholders of ACDL or its Subsidiaries or any of the officers, directors or employees, or any of their respective spouses, children or any Affiliates thereof, of ACDL or its Subsidiaries, past or present, or any person not dealing at “arm’s length”, within the meaning of the Income Tax Act (Canada) with any such Persons or otherwise in violation of any Applicable Law or Material Contract. Other than (i) provided for in their employment agreements, (ii) employee benefits, (iii) director and officer indemnification agreements, (iv) the purchase of shares of the ACDL’s capital stock and the issuance of options to purchase shares of the ACDL’s Common Stock; or (v) as set out in Schedule “G” hereto, there are no agreements or proposed transactions between ACDL or any of its Subsidiaries and any of their officers, directors, key employees or any Affiliate thereof;

(cc)
ACDL has provided Pinnacle with copies of (i) the audited consolidated financial statements of ACDL as at and for the twelve-month period ended December 31, 2009, together with a report thereon by Deloitte & Touche LLP (the “Audited Financial Statements”), and (ii) unaudited consolidated financial statements of ACDL as at and for the twelve-month period ended December 31, 2010 (the “Unaudited Financial Statements”), including a balance sheet, statements of income and retained earnings and a statement of cash flows (the Audited Financial Statements and the Unaudited Financial Statements, collectively the “Financial Statements”). The Audited Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and the cash balance on the balance sheet included therein and the first five line items under the heading “Expenses” in the income statement included therein (excluding any entries in respect of stock option expense) present fairly those items as at their respective dates, except that the Unaudited Financial Statements do not contain notes and may be subject to year-end audit adjustments. The balance sheet included in the Audited Financial Statements fairly present the financial condition of ACDL as at its date. The statements of income and retained earnings and statements of cash flows included in the Audited Financial Statements reflect all costs that historically have been incurred by ACDL and present fairly the results of operations and cash flows of ACDL for the periods indicated;

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(dd)
Except as set forth in this Agreement or its Schedules, the Transaction Agreements, the Unaudited Financial Statements or disclosed on the Data Site, since December 31, 2009, there has not been with respect to ACDL and its Subsidiaries, taken as a whole, or HTPCL: (i) any incurrence, assumption or guarantee of any Debt or forgiveness of any material Debt owed to ACDL or its Subsidiaries; (ii) any creation or other incurrence of any Lien; (iii) any loans or guarantees made by ACDL or its Subsidiaries for the benefit of its Affiliates, employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business, (iv) any material change in any method of accounting or accounting practice; (v) any issuance of any securities of ACDL or its Subsidiaries; (vi) any material change in compensation payable to any officer or key employee of ACDL or its Subsidiaries; (vii) any resignations, terminations or notices of intent to resign or terminate, by officers or key employees of ACDL or its Subsidiaries, (viii) any incurrence of liabilities other than in the ordinary course of business, (ix) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect; (x) any change or amendment of any term of any outstanding securities of ACDL or its Subsidiaries; (xi) any declaration, setting aside or payment of any dividend (whether in cash, securities or other property) or other distribution or payment in respect of any securities; or (xii) any agreement or understanding (whether written or oral and express or implied) to do any of the foregoing;

(ee)
ACDL and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences;

(ff)
ACDL and each of its Subsidiaries has made all accruals required by GAAP or other Applicable Laws for unpaid vacation pay, sick leave, premiums for overtime, unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments except where the failure to do so would not have a Material Adverse Effect;

(gg)
the assets of ACDL and each of its Subsidiaries and their respective businesses and operations are insured against loss or damage as described in Schedule “E”; such coverage is in full force and effect, and neither ACDL nor its Subsidiaries has failed to promptly give any notice or present any material claim thereunder;

(hh)
to the knowledge of ACDL, there are no facts, circumstances or occurrences which have not been disclosed to Pinnacle prior to the date hereof and which could reasonably be expected to have a Material Adverse Effect on ACDL or any of its Subsidiaries or the Business, its assets, liabilities, prospects or the Ho Tram Project;

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(ii)
except as otherwise described in Schedule “A” of this Agreement, (i) there are no claims, demands, actions, suits or proceedings by any Person, nor any arbitration, administrative, investigation or other proceeding by or before any Governmental Entity pending, or, to the knowledge of ACDL, threatened, against or affecting ACDL or its Subsidiaries, or any of their respective officers, directors, key employees, property or assets, or the Business or the Ho Tram Project, or that questions the validity of any Transaction Agreement or the right of ACDL to enter into same, or to consummate the transactions contemplated thereby, or any other material claim, action, suit, proceeding, arbitration or investigation affecting or involving ACDL or the ownership of ACDL or any of its Subsidiaries; (ii) neither of ACDL nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding nor has ACDL or any of its Subsidiaries settled any claim prior to being prosecuted in respect of it; (iii) neither ACDL nor any of its Subsidiaries is a plaintiff or complainant in any claim, demand, action, suit, investigation or proceeding and there is no claim, demand, action, suit, investigation or proceeding that ACDL or any of its Subsidiaries intends to initiate. For the avoidance of doubt, the foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to ACDL or any of its Subsidiaries) involving the prior employment of any employee of ACDL or its Subsidiaries, their services provided in connection with the Business or any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. Schedule “A” of this Agreement sets out in reasonable detail, with respect to each proceeding, the parties, the nature of the proceedings and the amount and type or types of relief sought;

(jj)
except as could not reasonably be expected to have a Material Adverse Effect, there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof on, upon, into or from any site currently or heretofore owned, leased or otherwise used by ACDL or any of its Subsidiaries. To the knowledge of ACDL, ACDL and each of its Subsidiaries is in material compliance with any and all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”). There have been no past unresolved, and to the knowledge of ACDL there are no, pending or threatened claims, complaints, notices or requests for information received by ACDL or its Subsidiaries with respect to any alleged material violation of any Environmental Law; and to the knowledge of ACDL, no conditions exist at, on or under any property now or previously owned, operated or leased by ACDL or its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law;

(kk)	[INTENTIONALLY OMITTED];
(ll)
the ACDL Information is, and as of the Closing will be, true, complete and correct in all material respects and no fact or facts have been omitted therefrom which would make such information misleading. ACDL has made available to Pinnacle all the information reasonably available to ACDL and its Subsidiaries that Pinnacle has requested for use in deciding whether to acquire the Purchased Shares;

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(mm)	ACDL is not a “non-resident” of Canada within the meaning of the Income Tax Act (Canada);

(nn)
no broker, agent or intermediary has been engaged by ACDL or its Subsidiaries in connection with the Purchased Shares and no commission or other remuneration is payable to any broker, agent or intermediary in connection herewith by ACDL or any of its Subsidiaries. Except as disclosed in Schedule “A” no commission or other remuneration is payable to any broker, agent or intermediary in connection with prior financings by ACDL or any of its Subsidiaries;

(oo)
ACDL and each of its Subsidiaries (as applicable) has obtained, made or taken all material consents, approvals, authorizations, declarations, registrations, filings, notices, waivers and other actions whatsoever required as at the Closing in connection with (a) the execution, delivery and performance by it of the Transaction Agreements, the Lease, the Investment Certificate and the Ho Tram Project (in respect of the Investment Certificate and the Ho Tram Project, limited to current development of Phase A-1 as at the date hereof) and (b) the consummation of the transactions contemplated by the Transaction Agreements, the Lease, the Investment Certificate and the Ho Tram Project (in respect of the Investment Certificate and the Ho Tram Project, limited to current development of Phase A-1 as at the date hereof);

(pp)
ACDL and each of its Subsidiaries: (i) is familiar with, has fully complied at all times with and is currently in full compliance with the U.S. Foreign Corrupt Practices Act, as amended, and the Canadian Corruption of Foreign Public Officials Act, and (ii) has complied and is currently in compliance in all material respects with all other applicable domestic and foreign anti-bribery or anti-corruption laws and other Applicable Laws that prohibit payments to improperly influence foreign or domestic government officials;

(qq)
neither ACDL nor any of its Subsidiaries, nor, to the knowledge of ACDL or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other person acting on behalf of ACDL or its Subsidiaries, has taken any action, either directly or indirectly, that would result in a violation of the Anti -Corruption Laws, including, without limitation, making, offering, authorizing, or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (i) foreign or domestic government official or employee, (ii) employee of a foreign or domestic government-owned entity, (iii) foreign or domestic political party, political official, or candidate for political office, or (iv) any officer or employee of a public international organization, to obtain a competitive advantage, or to receive favorable treatment in obtaining or retaining business;

(rr)
neither ACDL nor any of its Subsidiaries, nor, to the knowledge of ACDL or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other person acting on behalf of ACDL or its Subsidiaries, is, or has been, under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) in connection with alleged or possible violations of the Anti Corruption Laws;

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(ss)
neither ACDL nor any of its Subsidiaries, nor, to the knowledge of ACDL or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other person acting on behalf of ACDL or its Subsidiaries, has received notice from, or made a voluntary disclosure to, the U.S. Department of Justice or the U.S. Securities and Exchange Commission regarding alleged or possible violations of the Anti-Corruption Laws;

(tt)
ACDL, its Subsidiaries, and, to the knowledge of ACDL and any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other person acting on behalf of ACDL or its Subsidiaries have at all times fully complied with, and are currently in full compliance with, the Export Control and Economic Sanctions Laws;

(uu)	[INTENTIONALLY OMITTED];
(vv)
neither ACDL nor any of its Subsidiaries, nor, to the knowledge of ACDL or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, other person acting on behalf of ACDL or its Subsidiaries, or customer of ACDL or its Subsidiaries, is (1) listed on (i) the List of Specially Designated Nationals and Blocked Persons (“SDNs”) maintained by OFAC or any other list of known or suspected terrorists, terrorist organizations, or other prohibited persons provided to ACDL or any of its Subsidiaries by any agency of the government of the United States or any jurisdiction in which ACDL or any of its Subsidiaries are doing business; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List,” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) any lists of restricted persons or entities maintained by any other U.S. government authority in relation to compliance with the Export Control and Economic Sanctions laws (collectively, “Government Lists”); or (2) a person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order 13224, 66 Fed. Reg. 49,079 (Sep. 25, 2001) (Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), Executive Order 13382, 70 Fed. Reg. 38,567 (Jul. 1, 2005) (Executive Order Blocking Property of Weapons of Mass Destruction Proliferators and Their Supporters), or any other similar prohibitions contained in the laws administered by, and regulations of, OFAC or in any enabling legislation or other Executive Orders in respect thereof;

(ww)
neither ACDL nor any of its Subsidiaries, nor, to the knowledge of ACDL or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other person acting on behalf of ACDL or its Subsidiaries has made a voluntary disclosure to governmental regulatory authorities reporting violations of laws or regulations relating to the export or re-export of products, technology, software, services or other information from the United States or any other jurisdiction;

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(xx)
neither ACDL nor any of its Subsidiaries, nor, to the knowledge of ACDL or any of its Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other person acting on behalf of ACDL or its Subsidiaries, have participated or are currently participating in, or have cooperated or are currently cooperating with, an unsanctioned international boycott within the meaning of Section 999 of the Internal Revenue Code of 1986, as amended;

(yy)
neither ACDL nor any of its Subsidiaries, nor, to the knowledge of ACDL or any of its Subsidiaries, any owner, director, officer, employee, agent, distributor, consultant, Affiliate, or other person acting on behalf of ACDL or its Subsidiaries, has engaged in, or is currently engaged in, a transaction, investment, undertaking, or activity in violation of the Anti-Money Laundering Laws and all such persons have complied and are in compliance with the Anti-Money Laundering Laws;

(zz)
except for the BIDV Credit Agreement, no debt or equity interest or other security of ACDL or any of its Subsidiaries is held, directly or indirectly, beneficially or otherwise by: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality; (ii) a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business; (iii) a political party or official thereof, or candidate for political office; or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank);

(aaa)
neither ACDL nor any of its Subsidiaries, nor, to the knowledge of ACDL or any of its Subsidiaries, any owner, director, officer, employee, agent, distributor, consultant, Affiliate, or other person acting on behalf of ACDL or its Subsidiaries, (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering or any crimes which in the United States would be predicate crimes or specified unlawful activities to money laundering under the U.S. Anti-Money Laundering Laws and would be punishable by a sentence of more than one year in prison, or any violation of any of the Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any of the Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any of the Anti-Money Laundering Laws or other criminal or civil forfeiture laws. Neither ACDL nor any of its Subsidiaries has any investor whose investment in ACDL or the Subsidiary has been or will be derived from, or related to, any illegal activities, including, without limitation, prohibited money laundering activities;

(bbb)
the sum of 59,326,789,800 Vietnamese Dong was paid by HTPCL to Xuyen Moc State Treasury in consideration of the issuance of the Lease for an initial term of 50 years and the sum of 11,690,748,429 Vietnamese Dong was paid by HTPCL to People’s Committee of Xuyen Moc District in accordance with Decision 1121 of the People’s Committee of Xuyen Moc Commune of the Socialist Republic of Vietnam dated May 20th, 2008. There are no other or additional amounts payable in respect of the grant of rights to the Ho Tram Lands contemplated by the Lease (except as disclosed in Schedule “A”). Payment of the said amounts by HTPCL to Xuyen Moc State Treasury is and will be a legal and reasonable qualified expenditure which counts towards HTPCL meeting its investment and expenditure requirements specified in the Investment Certificate;

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(ccc)
HTPCL is a corporation duly established and, validly existing under and by virtue of the Applicable Laws of Vietnam, with full power and authority to carry on its business as set out in its Investment Certificate and to own or lease its properties to the extent permitted by Applicable Law as and in the places where such business is now conducted and such properties are now located;

(ddd)
HTPCL has obtained, or is taking every action reasonably necessary to obtain, all material authorizations, consents and registrations required for the conduct of its business as stipulated under the Investment Certificate;

(eee)	the total registered investment of HTPCL is $4,230,000,000, of which the charter capital is $795,000,000 in accordance with the Investment Certificate;

(fff)
except for charges in favour of the Harbinger Lending Parties, the HSBC Charge and the BIDV Security, there are no Liens on, over or affecting any of charter capital of HTPCL and there is no agreement or commitment to give or create any Lien and no claim has been made by any person to be entitled to any Lien which has not been waived in its entirety or satisfied in full. ACDL has granted a charge in favour of HSBC Bank Canada which secures the payment of the amount of $47,478.55 (the “HSBC Charge”), which amount is held in a locked account with HSBC Bank Canada as security for a letter of credit issued by HSBC Bank Canada to the Landlord under ACDL’s Vancouver office lease. ACDL hereby covenants and agrees that it shall not incur any additional obligations to HSBC Bank Canada which are subject to the HSBC Charge without the prior written consent of Pinnacle;

(ggg)
the books of account, board and shareholder meeting minute books, and other corporate filings and records of HTPCL are up-to-date and maintained in accordance with all material applicable legal requirements on a proper and consistent basis, and contain complete and accurate records of all matters required to be dealt with therein;

(hhh)
except as set forth in Schedule “A,” there is no action pending or, to the knowledge of ACDL, threatened against or affecting HTPCL, and there is no Governmental Order or settlement agreement by which HTPCL is bound, or any of its properties is affected;

(iii)
HTPCL has filed or caused to be filed, within the requisite period and in the manner prescribed by Applicable Law, all material Tax returns, statements, forms and reports (collectively, the “Returns”) for national and local Taxes, tariffs and customs duties, including interest, surcharges and penalties due thereon which are required to be filed by, or with respect to HTPCL. All material Taxes which HTPCL was required by Applicable Law to withhold or collect have been duly withheld or collected, and have been timely remitted to the proper Government Authority to the extent due and payable. Except as disclosed in Schedule “A”, there are no claims being asserted against HTPCL for unpaid Taxes and there is no audit of any Return of HTPCL in progress;

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(jjj)
to the knowledge of ACDL, there are no outstanding VAT reassessments and there is no basis for any VAT reassessments by the Vietnamese Governmental Authority or other Governmental Authority with respect to ACDL or its Subsidiaries;

(kkk)	subject to the BIDV Security, HTPCL has the right and full legal, good and marketable title and interest in and to and possession of, or a valid leasehold interest in its assets and Ho Tram Lands;

(lll)	all material rights and incentives to which ACDL or HTPCL are entitled under the Investment Certificate will not be affected by the Closing;

(mmm)
the most recent budget for Phase A-1 as set forth in Ho Tram Resort Zone A-1 Cost Plan #12 dated March 28, 2011 and approved by the ACDL Board of Directors on May 17, 2011 (“Cost Plan #12”), a copy of which has been provided to Pinnacle, is a true, complete and accurate copy of the budget for Phase A-1 as currently in effect, including all modifications and amendments to such budget. The construction of Phase A-1 has proceeded according to such budget in all material respects;

(nnn)
the most recent estimates, projections or forecasts of the ACDL and its Subsidiaries made available to Pinnacle prior to the date hereof have been prepared by ACDL in good faith based upon assumptions that were and continue to be reasonable;

(ooo)
after giving effect to the Closing, assuming that the contemplated thirty-five million dollar ($35,000,000) working capital facility with BIDV and/or other lenders (the “BIDV Working Capital Facility”) is completed, and based on the information available to ACDL, ACDL and HTPCL have secured sufficient funds to (a) develop, construct and pre-open Phase A-1 in accordance with Cost Plan #12 (as qualified therein); and (b) fund ACDL’s and HTPCL’s working capital requirements until the opening of Phase A-1;

(ppp)
except as set forth in Schedule “D” hereto, neither ACDL nor any of its Subsidiaries has any agreement, arrangement or understanding with any other party with respect to the ownership, management or the development of any portion of the Ho Tram Project;

(qqq)
there has not been, there is no presently pending or existing, and to ACDL’s knowledge, there is no threatened strike, walkout, work stoppage, or other labour dispute or employee grievance process against or affecting HTPCL. There is no pending or, to the knowledge of ACDL, any threatened case for illegal dismissal, unfair labour practice, or unpaid labour or other claims against HTPCL, and, to the knowledge of ACDL, there are no facts or circumstances which could give rise to any such cases or claims;

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(rrr)	HTPCL has, at all times, complied in all material respects with all applicable labour law, has paid its employees all benefits due them, whether statutory or otherwise, as of the Closing Date;

(sss)
The agreements set out in Schedule “G” hereto set out all compensation, including salary, bonus, severance obligations (including in connection with a change of control) and deferred compensation paid or payable for each officer, employee, former employee or officer or consultants who provide employee type services to ACDL or its Subsidiaries who received compensation in excess of $100,000 for the most recent fiscal year or is anticipated to receive compensation in excess of $100,000 for fiscal year 2011, provided however, that Schedule “G” does not include the consulting agreements referred to in Section 3.1(n) herein;

(ttt)
Except as set out in Schedule “G” hereto, to the knowledge of ACDL, no officer or key employee, or any group of key employees, intends to terminate his/her employment with ACDL or any of its Subsidiaries;

(uuu)
Neither ACDL nor any of its Subsidiaries has any outstanding obligation to reimburse any party for expenses incurred in prior completed transactions between ACDL or its Subsidiaries and such other party or their Affiliates, other than expenses incurred by third parties pursuant to construction agreements related to the Ho Tram Project, the MGM Management Agreement or the Collaboration and Assistance Agreement dated as of November 17, 2008 between HTPCL and MGM MIRAGE Hospitality International Holdings Limited, on behalf of an entity to be formed;

(vvv)
Except as set forth in this Agreement or its Schedules or on the Data Site or disclosed prior to the date of this Agreement to the following Pinnacle representatives in writing (including electronic communications):

(i)	Carlos Ruisanchez;

(ii)	Jack Godfrey;

(iii)	Geoff Goodman;

(iv)	Bhavna Mistry;

(v)	Bill Buffalo;

(vi)	Saptak Santra;

(vii)	Can Nguyen;

(viii)	Jonathan Seibald;

(ix)	Joel Cohen;

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(x)	Matt McCardell;

(xi)	Ashok Mukhey;

(xii)	Ede Ibekwe;

(xiii)	Tom Roche;

(xiv)	Jennifer Cuthbert;

(xv)	John Tuzyk;

(xvi)	Joel Richler;

(xvii)	Brad Bartholomew;

(xviii)	Faye Yu;

(xix)	Linda Lewis;

(xx)	Billy Wong;

(xxi)	Phan Lay Eng; and

(xxii)	Loh Kwi Leong;
there has not been any event, occurrence or development which could have a Material Adverse Effect on the Business;
(www)
no representation or warranty by ACDL herein or in any Transaction Agreement, nor any Schedule, certificate or exhibit furnished pursuant to this Agreement or any Transaction Agreement or in connection with the transactions contemplated thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading; and

(xxx)
ACDL and its Subsidiaries have no outstanding Debt other than as set forth on Schedule “B” hereto, provided that ACDL and/or its Subsidiaries may incur additional Debt after the date hereof pursuant to Section 3.1(j).

Section 2.2 Indemnity in Favour of Pinnacle
Subject to the provisions of this Agreement, ACDL hereby agrees to defend, indemnify and hold Pinnacle and its respective Affiliates and their respective general and limited partners, directors, officers and employees, as applicable, harmless from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities and expenses which may be made or brought against such Person as a result of any breach by ACDL of any representation, warranty or covenant of ACDL in this Agreement including all reasonable legal costs incidental to or in respect of the foregoing, subject to Applicable Law regarding limitations of actions. For greater certainty, the parties acknowledge that while the representations and warranties are made as of the date of this Agreement and as of Closing, they survive the Closing for the purposes of the obligations provided for in this Section 2.2.

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Section 2.3 Representations, Warranties and Acknowledgements of Pinnacle
By executing this Agreement, Pinnacle represents and warrants to, or where applicable, covenants and agrees with ACDL as follows, and acknowledges that ACDL is relying upon the accuracy of such representations and warranties in connection with the sale of the Purchased Shares to Pinnacle:
(a)	Pinnacle confirms that Pinnacle is aware of the characteristics of the Purchased Shares and the risks relating to an investment therein;
(b)	The purchase of the Purchased Shares is in compliance with the applicable securities laws governing the operations and legal affairs of Pinnacle;
(c)	Without derogating from Pinnacle’s right to rely upon the specific representations and warranties provided pursuant to this Agreement, Pinnacle acknowledges and agrees that:
(i)
the Purchased Shares have not been and will not be registered under the U.S. Securities Act, or under the securities laws of any state of the United States, and, subject to certain exemptions, may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. Person or any person in the United States;

(ii)
the Purchased Shares are being offered and sold to Pinnacle in reliance upon the exemption from such registration requirements provided by Rule 506 of Regulation D and/or Section 4(2) under the U.S. Securities Act and similar exemptions from state securities laws;

(iii)
subject to certain exceptions provided under the U.S. Securities Act, the Purchased Shares may not be offered, sold or otherwise transferred in the United States, or to, by or for the account or benefit of a U.S. Person or a person in the United States, unless the Purchased Shares are registered under the U.S. Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available, and as a consequence, Pinnacle may be required to bear the economic risks of the investment in the Purchased Shares for an indefinite period of time;

(iv)
if Pinnacle decides to offer, sell, pledge or otherwise transfer any of the Purchased Shares, it will not offer, sell, pledge or otherwise transfer any of such securities, directly or indirectly, unless:

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A)	the sale is to ACDL;

B)
the sale is made outside the United States in an “offshore transaction” meeting the requirements of Rule 904 of Regulation S, if applicable, and in compliance with applicable local laws and regulations;

C)
the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with any applicable state securities or “blue sky” laws; or

D)	the securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities.
(v)
the certificates representing the Purchased Shares, as well as all certificates issued in exchange for or in substitution of the foregoing, until such time as is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws, will bear, on the face of such certificate, the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(vi)
there may be material tax consequences to Pinnacle of an acquisition or disposition of the Purchased Shares, and ACDL gives no opinion and makes no representation with respect to the tax consequences to Pinnacle under United States, state, local or foreign tax law of the Pinnacle’s acquisition or disposition of such securities; in particular, no determination has been made whether ACDL will be a “passive foreign investment company” (commonly known as a “PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code;

(vii)	ADCL may make a notation on its records or give instructions to any transfer agent of ADCL in order to implement the restrictions on transfer set forth and described in this Section 2.3(c); and

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(viii)
ADCL has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Purchased Shares in the United States;

(d)
Pinnacle has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares and it is able to bear the economic risk of loss of its entire investment;

(e)
Pinnacle is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Purchased Shares in violation of the United States securities laws;

(f)
Pinnacle is not purchasing the Purchased Shares as a result of any form of general solicitation or general advertising (as those terms are used in Regulation D), including advertisements, articles, press releases, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or the Internet, or other form of telecommunications, including electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(g)	Pinnacle is an “accredited investor” as defined in Rule 501(a) of Regulation D.
Section 2.4 Indemnity in Favour of ACDL
Pinnacle hereby agrees to defend, indemnify and hold ACDL and its Affiliates and their respective general and limited partners, directors, officers and employees, as applicable, harmless from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities and expenses which may be made or brought against such Person as a result of any breach by Pinnacle of any representation, warranty or covenant of Pinnacle in this Agreement, including all reasonable legal costs incidental to or in respect of the foregoing, subject to Applicable Law regarding limitations of actions.
Section 2.5 Survival of Representations and Warranties by ACDL
The representations and warranties made by ACDL in this Agreement, or contained in any document or certificate given in order to carry out the transaction contemplated herein, will survive the closing of the purchase of the Purchased Shares provided for herein and shall continue in full force and effect for the benefit of Pinnacle.
Section 2.6 Survival of Representations and Warranties by Pinnacle
The representations and warranties made by Pinnacle in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated herein will survive the closing of the purchase of the Purchased Shares provided for herein and shall continue in full force and effect for the benefit of ACDL.

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ARTICLE 3
COVENANTS OF ACDL
Section 3.1 Conduct of Business Prior to Closing.
At or before the Closing, ACDL will cause all necessary steps and corporate proceedings to be taken in order to permit the Purchased Shares to be issued to Pinnacle as fully paid and non-assessable shares in the capital of ACDL and to be duly recorded on the share registers and corporate records of ACDL as shares issued to and in favour of Pinnacle. At the Closing Time, a share certificate representing the Purchased Shares shall be delivered to Pinnacle without cost. From the date hereof until the earlier of Closing and the termination of this Agreement in accordance with its terms, except as otherwise provided in this Agreement, the Transaction Agreements, the Share Purchase and Option Agreement, the Supplemental Loan Agreement, or consented to in writing by Pinnacle (which consent shall not be unreasonably withheld or delayed), ACDL (which for purposes of this Section 3.1 shall include ACDL and its Subsidiaries) shall (w) conduct its business in the ordinary course of business consistent with past practice; (x) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of ACDL and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with ACDL and (y) comply with the covenants set forth in Section 3.2 of this Agreement. Without limiting the foregoing, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, ACDL shall not, without first obtaining the written consent of Pinnacle (which consent shall not be unreasonably withheld or delayed), take any of the following actions:
(a)
enter into any transaction or arrangement to effect a merger, amalgamation, consolidation, disposal of all or substantially all of ACDL’s assets, restructuring, reorganization or similar corporate transaction or arrangement involving ACDL or any of its Securities;

(b)
dissolve, liquidate, voluntarily commence bankruptcy proceedings or wind up the operations of ACDL; provided that Asian Coast Development Inc. (Barbados) and Asian Coast Development Inc. (Bahamas) may be wound down, dissolved or otherwise liquidated as represented in Section 2.1(e) hereof;

(c)	establish or discontinue any significant line of business;
(d)
change the legal form or jurisdiction of incorporation of ACDL or amend, alter or repeal (including by means of a merger, consolidation or otherwise) any provision of the Articles of Incorporation of ACDL (including, without limitation, the Notice of Articles) or Bylaws of ACDL;

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(e)
declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of ACDL’s capital stock, or pay or otherwise distribute any cash or property to any of its security holders in their capacity as such, other than stock dividends in respect of Special Shares III and Special Shares Series IV as required by the terms thereof;

(f)
issue or sell any capital stock of any class or series or any other securities of ACDL (other than security issuances resulting from the exercise of options or warrants outstanding as of the date hereof), or issue or grant any warrants, rights or options, or securities that are exchangeable for, or convertible into, shares of the ACDL’s capital stock, except as permitted under Section 3.1(e) hereof;

(g)
split, combine, reclassify or redeem or modify any of the rights, preferences, restrictions or conditions of any shares of capital stock of ACDL, effect a recapitalization or similar event or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of ACDL, or accelerate the vesting of any options, restricted stock, stock appreciation rights or similar rights other than as currently contemplated by any current ACDL option or ACDL plan;

(h)	redeem, repurchase or otherwise acquire or offer to acquire any outstanding warrants, rights, or options to acquire shares of capital stock of the ACDL;
(i)	amend or modify the Existing Shareholders Agreement, other than to terminate it in its entirety;
(j)
incur or modify any Debt other than (A) loans by the Harbinger Lending Parties to ACDL in an aggregate amount not to exceed US$1,000,000 in any thirty (30) day period, (B) the BIDV Working Capital Facility; or (C) any increases in the term loan under the BIDV Credit Agreement;

(k)
make any loans or advances to any other third Person (including any advance of salary to employees), make any investments in or capital contributions to any third Person or forgive or discharge in whole or in part any outstanding loans or advances, or modify any of the foregoing, except for advances to employees for travel and business expenses or in connection with intra company loans or advances made in the ordinary course of business and consistent with past practice;

(l)
place or allow the creation of any Liens on any of the assets or properties of ACDL, except for Permitted Encumbrances and encumbrances pursuant to the BIDV Credit Agreement, the HSBC Charge and the BIDV Working Capital Facility;

(m)
enter into, assume, amend or modify any Material Contracts outside of the ordinary course of business, including but not limited to any agreement, arrangement or understanding with any other party with respect to the ownership, management or the development of any portion of the Ho Tram Project, except for agreements with respect to construction of Phase A-1 or agreements that are otherwise permitted to be entered into by this Section 3.1;

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(n)
enter into, assume, amend or modify any agreements, understandings or transactions between ACDL and any of its Affiliates, officers, directors, consultants or key employees or any Affiliate thereof except for payments in connection with the termination of the consulting agreements with certain of the Principal Shareholders (as defined in the Existing Shareholders Agreement) in an amount not to exceed US$1,500,000;

(o)
enter into, assume or modify any material joint venture or partnership agreement, limited liability company agreement or other agreement involving the sharing of profits or losses by ACDL with any other Person;

(p)	increase the Construction Budget of Phase A-1 by an amount in excess of three percent (3%) of the total amount of such Construction Budget as of the date hereof;
(q)
materially reduce (A) any element or amenity of the Scope (including, without limitation, any of those elements or amenities identified in clauses (i) — (xi) of the definition of Scope) of Phase A-1, or (B) the Standard of any Scope element or amenity of Phase A-1;

(r)
make, or commit to make after the date of this Agreement, any individual or a series of related capital expenditures in excess of US$1,000,000 in the aggregate except for capital expenditures made in accordance with the approved Construction Budget for Phase A-1;

(s)	sell, dispose of, transfer, lease, sell and lease back or license any property, tangible asset or interest therein of ACDL, except in the ordinary course of business consistent with past practice;
(t)
make any acquisition, disposition of assets in any single transaction or series of related transactions, other than in the ordinary course of business in accordance with the Construction Budget for Phase A-1, for consideration in excess of (A) US$1,000,000, or (B) US$5,000,000 in the aggregate;

(u)
settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding in an amount in excess of $500,000 or agree to any settlement providing injunctive relief or other equitable remedy that is not in its favour; or

(v)	agree or commit to do any of the foregoing.

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Section 3.2 Post-Closing Covenants of ACDL
ACDL covenants and agrees with Pinnacle that, from and after the date hereof (including following the Closing) and prior to the termination of this Agreement in accordance with its terms:
(a)
ACDL will comply (and will cause any Subsidiary to comply) with the requirements of all Applicable Laws (including Environmental Laws), rules, regulations and decrees, directives and orders of any Governmental Entity that are applicable to it or to any of its properties or the properties of its Subsidiaries, except where noncompliance could not reasonably be expected to have a Material Adverse Effect;

(b)
use its best efforts comply with the Investment Certificate and where it is unable to do so to make reasonable efforts to have the Investment Certificate amended, except where noncompliance could not reasonably be expected to have a Material Adverse Effect;

(c)	comply with the Lease, except where noncompliance could not reasonably be expected to have a Material Adverse Effect;

(d)	ACDL shall use the proceeds from the Aggregate Subscription Amount as follows:
(i)	an amount equal to US$75 million shall be contributed to HTPCL as a contribution to HTPCL’s charter capital for the purposes of funding the construction of Phase A-1;

(ii)
an amount equal to total principal and interest owing to Blue Line ACDL, Inc. pursuant to the Blue Line Loan Agreement shall be paid to Blue Line ACDL, Inc. forthwith following the Closing in full satisfaction of all obligations under the Blue Line Loan Agreement;

(iii)	an amount equal to all Debt advanced pursuant to subpart (A) of Section 3.1(j) and all interest thereon shall be repaid to the relevant lender or lenders forthwith following the Closing; and

(iv)	the balance shall be retained by ACDL for its overhead and working capital purposes.
(e)
ACDL will promptly give notice to Pinnacle upon becoming aware of (i) any violation of any Environmental Law, (ii) any claim, inquiry, proceeding, investigation or other action, including a request for information or a notice of potential liability under any Environmental Law, by or from any Governmental Entity or any third party claimant, or (iii) the discovery of the release of any hazardous material at, on, under or from any of its real or leasehold properties or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, in each case with respect to the properties and operations of ACDL and/or its Subsidiaries, and in each case that could reasonably be expected to have a Material Adverse Effect;

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(f)
Except where failure to comply with this Section 3.2(f) could not reasonably be expected to have a Material Adverse Effect, ACDL will keep its and its Subsidiaries’ insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is usually maintained in the same general area by companies engaged in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it or the use of any products sold by it; and maintain such other insurance as may be required by Applicable Law;

(g)
From and after the Closing, ACDL will cause all necessary steps and corporate proceedings to be taken in order to permit the Top-Up Issuance to be issued to Pinnacle pursuant to Section 3.6 as fully paid and non-assessable shares in the capital of ACDL and to be duly recorded on the share registers and corporate records of ACDL as shares issued to and in favour of Pinnacle. At the time of the Top-Up Issuance, a share certificate representing the Purchased Shares shall be delivered to Pinnacle without cost;

(h)	ACDL will keep the Policy in full force and effect and will use reasonable commercial efforts to ensure that the Policy is complied with by ACDL and its Subsidiaries on an ongoing basis;
(i)
ACDL and each of its Subsidiaries will (A) fully comply at all times with the U.S. Foreign Corrupt Practices Act, as amended, and the Canadian Corruption of Foreign Public Officials Act, and (B) comply in all material respects with all other applicable domestic and foreign anti-bribery or anti-corruption laws and other Applicable Laws that prohibit payments to improperly influence foreign or domestic government officials (collectively, the “Anti-Corruption Laws”);

(j)
ACDL and each of its Subsidiaries will fully comply at all times with (A) all applicable U.S. and foreign government laws and regulations concerning the exportation of any products, technology, technical data or services, including those administered by, without limitation, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury, and (B) U.S. and international economic and trade sanctions and antiboycotting laws and regulations, including, but not limited to, those administered by the Office of Foreign Assets Control (“OFAC”), the Internal Revenue Service and other agencies within the U.S. Department of the Treasury (collectively, the “Export Control and Economic Sanction Laws”);

(k)
ACDL and each of its Subsidiaries will fully comply at all times with all applicable anti-money laundering legal and regulatory requirements to prevent and detect money laundering under U.S. or applicable foreign laws (collectively, “Anti-Money Laundering Laws”). ACDL and its Subsidiaries shall develop, implement, and maintain anti-money laundering compliance programs that are risk-based and reasonably designed to comply with applicable Anti-Money Laundering Laws and to prevent and detect money laundering (“AML Programs”). The AML Programs shall include a person or persons with responsibility for overseeing the AML Program; procedures for identifying, verifying the identity of, and conducting due diligence of customers on a risk basis and at certain monetary thresholds; reasonable procedures and processes for identifying and, where required or permitted by applicable laws and regulations, reporting to competent government authorities suspicious activity; training for all appropriate personnel; and independent testing to assess compliance with and the effectiveness of the AML Programs;

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(l)
Neither ACDL nor any of its Subsidiaries will, and ACDL and each of its Subsidiaries shall ensure that no director, officer, employee or agent, or distributor, consultant or Affiliate over which ACDL exercises control, or other person acting on behalf of ACDL or its Subsidiaries will, take any action, either directly or indirectly, that would reasonably be expected to result in a violation of the Anti-Corruption Laws, the Export Control and Economic Sanctions Laws or the Anti-Money Laundering Laws, including but not limited to:

(i)
as applicable, making, offering, promising or authorizing any payment, contribution, gift, entertainment, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (1) foreign or domestic government official or employee; (2) employee of a foreign or domestic government-owned or controlled entity; (3) foreign or domestic political party, political official, or candidate for political office; or (4) any officer or employee of a public international organization, to obtain a competitive advantage, or to receive favorable treatment in obtaining or retaining business;

(ii)
engaging in any sales, exports, reexports, imports, transactions, or other activities in, relating to, or involving, directly or indirectly, countries subject to U.S. economic sanctions, or that otherwise would be prohibited if performed by U.S. persons or entities; or

(iii)	engaging in any transaction, investment, undertaking, or activity in violation of the criminal provisions against money laundering under U.S. or applicable foreign law.
(m)
ACDL shall report to Pinnacle any (A) commissions, fees, or political contributions made by ACDL or any of its Subsidiaries, or a director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of ACDL or its Subsidiaries; or (B) any corruption-related concerns or incidents relating to ACDL or its Subsidiaries, including but not limited to requests for any thing of value from a government official or employee, or any political party or candidate for political office, and offers or promises of any thing of value to a government official or employee, or any political party or candidate for political office by a director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of ACDL or its Subsidiaries. Any such report shall be made promptly in writing and will detail the concern or incident, including by providing the nature, location, and employees or agents involved in the incident, as well as any remedial measures taken;

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(n)
Notwithstanding anything to the contrary herein (including the restrictions applicable to Pinnacle in Section 2.3 of the Shareholders Agreement), for the purpose of confirming compliance with the covenants set forth Sections 3.2(h) through 3.2(m), ACDL and its Subsidiaries shall permit Pinnacle and each of its duly authorized representatives or agents to inspect any of its assets or Books and Records, visit any of its properties, to conduct appraisals and valuations, to examine and make copies of its Books and Records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as ACDL may designate with reasonable prior notice to ACDL and its Subsidiaries. ACDL shall provide Pinnacle with all information reasonably requested by it to enable it to satisfy its tax reporting obligations arising out of the transactions contemplated hereby;

(o)
ACDL and its Subsidiaries shall comply with the requirements of all Gaming Laws, and the rules, regulations and decrees, directives and orders of any Gaming Authority that are applicable to ACDL or its Subsidiaries.

Section 3.3 Exclusivity.
In consideration of the time, effort and expenses to be undertaken by Pinnacle in connection with the pursuit of the transactions contemplated hereby, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, ACDL hereby agrees that, from the date hereof through and including the earlier of the Closing Date or the date of the termination of this Agreement in accordance with its terms, ACDL shall not, and shall not authorize or permit any of its directors, officers, employees, consultants, agents, Affiliates or representatives to, directly or indirectly, solicit, initiate or take any action to facilitate, enter into any agreement, letter of intent, term sheet, arrangement or understanding or participate in discussions or negotiations with respect to (i) any investment in ACDL or its Subsidiaries, (ii) any financing arrangement with respect to ACDL and its Subsidiaries, (iii) the management of any proposed project of ACDL or its Subsidiaries other than the golf course and related residential units to be developed on the Ho Tram Project, (iv) any transaction in which any third party or group seeks to acquire beneficial ownership, or otherwise acquire, directly or indirectly, of any equity securities, or any material assets of ACDL or its Subsidiaries, (v) any tender offer or exchange offer (or other offer to purchase or acquire) that if consummated would result in any person beneficially owning any equity securities of ACDL or its Subsidiaries, (vi) any merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ACDL or any of its Subsidiaries, in each case of the foregoing clauses (i) through (vi), other than the transactions contemplated by this Agreement, the Supplemental Loan Agreement and the Share Purchase and Option Agreement, and solely with the parties thereto and only in respect of the subject matters covered thereby, or (vii) any of the matters addressed in the Transaction Agreements; provided, however, that ACDL may engage in negotiations or discussions regarding investments or financing arrangements by the Harbinger Lending Parties and their Affiliates, lenders under the BIDV Credit Agreement (but only with respect to lending thereunder), and any prospective lenders but only with respect to (i) increases in the term loan under the BIDV Credit Agreement and (ii) provision of the BIDV Working Capital Facility. ACDL shall advise Pinnacle orally and in writing, promptly (but in no event later than 24 hours) after receipt thereof, of (A) any proposal for a transaction described in this Section 3.3 and not expressly permitted by Section 3.3 received by any officer, director, financial advisor, accountant, attorney, representative, agent or other advisor of ACDL and (B) the material terms of such proposal (including the identity of the Person making such proposal).

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Section 3.4 Access to Information.
Upon reasonable notice, ACDL shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Pinnacle, in order to evaluate the transactions contemplated by the Transaction Agreements, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Closing Date, to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, Books and Records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such persons all information concerning its business, properties and personnel as may reasonably be requested (including financial and operating data).
Section 3.5 Efforts.
The parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to cause the conditions precedent to Closing to be satisfied and the Closing to occur.
Section 3.6 Top-Up Issuance By ACDL
(a)
ACDL acknowledges that the consideration to be paid by Pinnacle for the Purchased Shares being acquired on the Closing Date entitles Pinnacle to purchase Common Shares representing twenty-six percent (26%) (after giving effect to such purchase) of the Common Share capital of ACDL outstanding as of the Closing Date on a Fully Diluted Basis and purchase Series V Special Shares representing twenty-six percent (26%) (after giving effect to such purchase) of the Series V Special Shares outstanding as of the Closing Date. ACDL also acknowledges that, as part of the consideration paid by Pinnacle for the Purchased Shares, Pinnacle has bargained for and has a reasonable expectation that it is entitled to preserve its ownership percentage of the Common Shares outstanding on a Fully Diluted Basis notwithstanding any potential claims, assertions or alleged violations in respect of contractual obligations or law (whether made as a claim in contract or otherwise) by any person who is or was a securityholder of ACDL on or before the Closing Date (or a person claiming to be a securityholder of ACDL on or before the Closing Date) in respect of, related to, or involving acts or omissions occurring through the Closing Date, including through the time of the issuance of the Purchased Shares, and whether asserted by such securityholder or person or by its Affiliates, successors or assigns (any such claim, assertion or alleged violation, an “Equity Related Claim”). ACDL acknowledges that Pinnacle would not proceed with the investment and purchase the Purchased Shares if not for the provisions of this Section 3.6.

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(b)
In the event that any judgment, order, settlement, ruling or determination or action by ACDL arising out of or related to an Equity Related Claim (1) requires or results in the issuance or transfer of any equity securities in the capital of ACDL or any Affiliate of ACDL or (2) requires or results in the adjustment of any equity instrument or other right to acquire equity in ACDL or any Affiliate of ACDL (each an “Additional Equity Event” and collectively, the “Additional Equity Events”), ACDL shall grant and issue to Pinnacle for aggregate consideration of $100 such additional number of newly issued, fully paid, non-assessable Common Shares of ACDL equal to the lowest number of Common Shares of ACDL that, when added to the number of Common Shares owned by Pinnacle and its Entity Affiliates on a Fully Diluted Basis at the time of such issuance, would result in Pinnacle and its Entity Affiliates owning, on a Fully Diluted Basis, a percentage of the outstanding Common Shares (after giving effect to such issuance) on a Fully Diluted Basis equal to the percentage of the outstanding Common Shares on a Fully Diluted Basis owned by Pinnacle and its Entity Affiliates on a Fully Diluted Basis immediately prior to the Additional Equity Event (the “Target Percentage”), after giving pro-forma effect to any issuance of shares to any other securityholder in a top-up issuance similar to the issuance provided for in this Section 3.6 and any other issuance or any anti-dilution adjustment, zero consideration adjustment or other similar equity adjustments or issuance rights in any Securities or instruments owned, or pursuant to similar rights (contractual or otherwise) held or possessed, by other holders of Equity Securities (including, without limitation, in warrants (including Backstop Warrants and Warrants) held by Harbinger and its Entity Affiliates) in respect of or related to such Additional Equity Event or any equity issuances or adjustments it may give rise to, with the goal that, after giving effect to such issuance to Pinnacle and its Entity Affiliates contemplated under this Section 3.6, Pinnacle and its Entity Affiliates would own a number of Common Shares equal to the Pinnacle Target Percentage (such grant and issuance, the “Top-Up Issuance”).

(c)
In the event an Additional Equity Event occurs at a time when the Backstop Warrants are not fully exercisable, then the Top-Up Issuance resulting from such Additional Equity Event shall first be determined without regard to any zero consideration adjustment or other similar equity adjustments or issuance rights attributable to the unexercisable portion of the Backstop Warrants, and the term Fully Diluted Basis with respect to the Backstop Warrants shall only include the portion of the Backstop Warrants to the extent then-exercisable. In the event that an additional portion of the Backstop Warrants subsequently become exercisable, then the Top-Up Issuance resulting from such Additional Equity Event shall be recalculated in full by taking into account any zero consideration adjustment or other similar adjustments or issuance rights attributable to such newly exercisable portion of the Backstop Warrants as of the original Top-Up Issuance determination date. For purposes of such recalculation, the term Fully Diluted Basis shall include the additional Common Shares underlying the entire portion of the Backstop Warrants which are exercisable. Promptly following such recalculation, ACDL shall issue to Pinnacle and its Entity Affiliates such additional Common Shares as are determined in such recalculation.

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(d)	The provisions of this Section 3.6 shall be applicable, and a Top-Up Issuance shall be made, upon each and every occurrence of an Additional Equity Event.

(e)	The provisions of this Section 3.6 shall only become effective upon the Closing.
Section 3.7 Equity Related Claims Indemnity
(a)
Indemnity. From and after the date hereof, ACDL agrees to indemnify, defend and hold harmless Pinnacle, each of its Affiliates, each of their respective direct or indirect parent entities, officers, members, partners, directors, employees, managers, advisors, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”), against any losses, claims, damages, diminution in value (including, without limitation, reduction of value of the Indemnified Parties’ Equity Securities whether through dilution of ownership percentage, limitation of material rights, forfeiture of securities or otherwise), liabilities and expenses whenever arising or incurred (including, without limitation, dilution of ownership percentage, amounts paid in settlement, costs of investigation and attorneys’ and experts’ fees, costs and expenses), whether or not involving a third party claim or counterclaim against an Indemnified Party (hereinafter “Losses” or a “Loss”), arising out of, in respect of, or resulting from an Equity Related Claim, including as a result of being joined as a party to any proceeding existing on the date hereof.

(b)	Procedures Relating to Indemnification.
(i)	Direct Claims.
(A)
Pinnacle Notice of Claim. In the event that an Indemnified Party has a claim for indemnification with respect to any Loss which is subject to indemnification hereunder (a “Direct Claim”), the Indemnified Party shall provide written notice to ACDL of such Direct Claim (a “Notice of Direct Claim”); provided, however, that the failure of an Indemnified Party to provide such Notice of Direct Claim with reasonable promptness shall not adversely affect any indemnification obligations hereunder, except and only to the extent that ACDL is actually and materially prejudiced thereby (as determined by a court of competent jurisdiction).

(B)
Loss Suffered by an Indemnified Party is Indemnifiable as a Direct Claim in Advance of Final Disposition or Action to Recover such Loss. It is acknowledged by the parties hereto that a Direct Claim shall be deemed to include any action of any court of competent jurisdiction that results in a Loss to an Indemnified Party in advance of a final disposition of the matter or notwithstanding the existence of an opportunity to recover such Loss.

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(ii)	Third Party Claims Against an Indemnified Party.
(A)
Notice of Pinnacle Asserted Liability. With respect to Equity Related Claims brought by a third party against an Indemnified Party, all claims for indemnification by any Indemnified Party under this Agreement shall be asserted and resolved as follows: promptly after receipt by a Indemnified Party of notice of any demand, claim or circumstances, which, with or without the lapse of time, are reasonably expected to give rise to a claim or the commencement (or the threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”), that may result in Losses which are subject to indemnification hereunder, the Indemnified Party shall give written notice thereof (the “Notice of Third Party Claim”) to ACDL describing the Asserted Liability as then known. The failure of an Indemnified Party to provide a Notice of Third Party Claim with reasonable promptness shall not affect any indemnification obligations hereunder, except to the extent that ACDL is actually and materially prejudiced thereby (as determined by a court of competent jurisdiction).

(B)	Opportunity to Defend.
(i)
Except as provided in the last sentence of this subpart (B), ACDL may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that counsel for ACDL shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed). If ACDL elects to compromise or defend such Asserted Liability, it shall, within 10 days (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnified Party of its intent to do so, and the Indemnified Party shall reasonably cooperate, at the expense of ACDL, in the compromise of, or defense against, such Asserted Liability. If ACDL elects not to compromise or defend the Asserted Liability or fails to notify the Indemnified Party of its election as herein provided, such Indemnified Party may pay, compromise or defend such Asserted Liability (at ACDL’s sole cost and expense). Notwithstanding the foregoing, neither ACDL nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that if the claim is for money damages only, ACDL can settle or compromise any such claim solely for money damages without the consent of the Indemnified Party provided it pays or otherwise satisfies the money damages in full. No settlement or compromise may be entered into by ACDL without an unconditional and full release of the Indemnified Parties reasonably acceptable to their counsel. If ACDL elects to defend any claim, the Indemnified Party shall make available to ACDL such non-privileged books, records or other documents within its control that are necessary or appropriate for such defense (in the judgment of counsel engaged by ACDL).

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(ii)
The Indemnified Parties have the right to employ their own counsel in any compromise of, or defense against, any Asserted Liability, or in connection with an Indemnified Party’s provision of reasonable cooperation and assistance to ACDL or ACDL’s counsel as provided above, but the fees, expenses and other charges of such counsel employed by such Indemnified Party will be at the expense of such Indemnified Party unless (a) the employment of counsel by such Indemnified Party has been authorized in writing by ACDL, (b) ACDL has not in fact employed counsel to compromise or defend against the Asserted Liability within the period provided in Section 3.7(b)(ii)(B)(1) hereof, (c) in such Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for such Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between ACDL and such Indemnified Party or between any other securityholder and such Indemnified Party, or (d) the named parties to such Equity Related Claim include both ACDL and/or another securityholder of ACDL and such Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to ACDL or such other securityholder. It is understood that ACDL shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (plus, if required, one separate firm admitted to practice in a local jurisdiction) at any one time retained by an Indemnified Party unless the employment of more than one counsel has been authorized in writing by ACDL.

(c)
Expenses. The right to indemnification of Losses conferred by this Section 3.7 hereof shall include the right to have ACDL pay the Indemnified Party’s expenses in any action, proceeding or investigation as such expenses are suffered or incurred and in advance of the final disposition of such action, proceeding or investigation. Expenses (including, but not limited to, attorneys’ fees and disbursements) incurred by the Indemnified Parties in connection with a request for indemnification under, seeking enforcement of or to recover damages for breach of this Section 3.7 shall be borne and advanced by ACDL.

(d)
Remedy not Exclusive. The indemnification remedies and other remedies provided in this Section 3.7 shall not be deemed to be exclusive. Accordingly, the exercise of any rights or remedies under this Section 3.7 against ACDL shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that may otherwise be available, whether under this Agreement, at law or in equity.

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(e)
Survival. The indemnification provided under this Section 3.7 shall continue so long as an Indemnified Party shall be subject to any possible Loss which may be suffered by reason of an Equity Related Claim.

(f)
No Limitation of Rights Under Agreements. This Section 3.7 is not intended to, and nothing in this Section 3.7 shall constitute or be deemed to, constitute (i) a limitation or modification, in any manner, of any of the respective rights, remedies or obligations of Pinnacle under this Agreement (or any document executed in connection therewith or pursuant thereto), or (ii) any release or waiver by Pinnacle of any of its rights, at law, in equity or under this Agreement, with respect to any breach by ACDL of any of its representations, warranties, covenants or other obligations hereunder due to any matters described or referred to in Section 3.6 or this Section 3.7 or the facts or circumstances giving rise thereto or ACDL’s knowledge thereof.

(g)
Interest. All sums payable by ACDL under this Section 3.7, if not paid as and when due, shall accrue interest at the lesser of (a) seven and a half percent (7.5%) per annum, and (b) the highest rate of interest permitted to be charged by law with respect to such unpaid sums.

(h)
Assignment of Rights. Notwithstanding anything to the contrary in this Agreement, the Indemnified Parties may assign their rights under this Section 3.7, in whole or in part, to any party to whom they are permitted to transfer Securities pursuant to the Shareholders Agreement.

(i)	Effectiveness. The provisions of this Section 3.7 shall only become effective upon the Closing.
ARTICLE 4
CLOSING
Section 4.1 Conditions to the Obligations of Pinnacle
The obligation of Pinnacle to complete the Closing is subject to the following conditions, any and all of which may be waived by Pinnacle, in whole or in part:
(a)
Representations and Warranties. Each of the representations and warranties of ACDL contained in this Agreement and any Transaction Agreement shall be true and correct in all respects as the date of this Agreement, and shall be true and correct in all material respects as of the Closing as though made on and as of each such date, except for any representation or warranty that is expressly made as of any other date which shall be true and correct as of such date, and Pinnacle shall have determined in its sole discretion that no Disclosure Updates have rendered any representation or warranty not to be true and correct in all material respects on and as of the Closing;

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(b)
Agreement and Covenants. ACDL shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and any other Transaction Agreement to be performed or complied with by it on or prior to the Closing. Unless Pinnacle receives written notice to the contrary at the Closing, Pinnacle shall be entitled to assume that the preceding is accurate in all respects at the Closing;

(c)
No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, circular, guidance or other order (whether proposed, temporary, preliminary or permanent) which is in effect or upon coming into effect would or could reasonably be expected to materially restrict, prevent or prohibit consummation of the Closing or any transaction contemplated by the Transaction Agreements, or would or could reasonably be expected to materially frustrate, interfere, or otherwise preclude performance by any Party under any Transaction Agreement;

(d)	No Material Adverse Change. As at the Closing, there shall have been no Material Adverse Change;
(e)
Good Standing. Pinnacle shall have received a certificate of good standing, dated as of the Closing Date, with respect to the legal existence and good standing of ACDL under the British Columbia Business Corporations Act;

(f)
Corporate Proceedings. The entering into of the Transaction Agreements, the completion of the Closing and the carrying out of each of the transactions set out herein or therein shall, as of the Closing Date, have been duly authorized by all necessary corporate proceedings of ACDL;

(g)
No Injunctions. There shall be no injunction or restraining order issued preventing, and no pending or threatened proceeding against any party hereto for the purpose of enjoining or preventing the Closing or otherwise claiming that any Transaction Agreement or the completion of the transactions contemplated thereby are improper or would give rise to a proceeding under any Applicable Law or under any contract or agreement;

(h)
Certificate. An officer of ACDL shall have delivered a certificate confirming compliance by ACDL with the foregoing conditions, such certificate to be in form and substance satisfactory to Pinnacle, acting reasonably;

(i)
Opinions. Canadian counsel to ACDL shall have delivered an opinion in form acceptable to counsel to Pinnacle, acting reasonably. United States counsel to ACDL shall have delivered opinions in form acceptable to counsel to Pinnacle, acting reasonably which shall include customary opinions with respect to sale and purchase of the Purchased Shares being exempt from the Securities Act of 1933 and that ACDL is not and, after giving effect to the offering of the Purchased Shares, will not be an “investment company” under the Investment Company Act of 1940;

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(j)	BIDV Closing Condition. The BIDV Initial Advance Conditions (as defined in the Closing Agreement) shall have been satisfied as contemplated and provided in the Closing Agreement;
(k)
Other Agreements. The following agreements (the “Related Agreements”) shall have been fully executed and delivered by all parties thereto other than Pinnacle and its Affiliates (with Pinnacle to receive sufficient evidence thereof) and shall constitute legal, valid and binding obligations of each of such parties thereto, enforceable against each such party in accordance with their respective terms, and each such party shall have performed their respective obligations to be performed on or before Closing and shall otherwise be in full compliance and not in default of any of its obligations thereunder:

(i)	Shareholders Agreement;

(ii)	Backstop Loan Agreement and the security contemplated thereby;

(iii)	Management Agreement;

(iv)	BIDV Credit Agreement;

(v)	Collaboration and Assistance Agreement;

(vi)	Brand and License Agreement;

(vii)	Management Rights and Development Agreement;

(viii)	the Harbinger Subscription Agreements;

(ix)	Warrant Amending Agreement; and

(x)	Amendment to the General Security Agreements;
(l)
Waiver of Certain Provisions; Consents; and Required Action. ACDL shall have received a consent pursuant to, or a waiver of, the provisions of the agreements listed on Schedule “H” hereto and any other agreements or provisions of agreements of the type described in Section 2.1(m)(vi) hereof, and Pinnacle shall have received sufficient evidence of such consent or waiver, and ACDL shall have taken all action required such that the consummation of the transactions contemplated by this Agreement and the Related Agreements shall not violate or result in a breach of the provisions of any agreement to which ACDL or its Subsidiaries are a party or by which they are bound;

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(m)
Creation of Series V Special Shares. Articles of Amendment creating and authorizing Series V Special Shares upon the terms and conditions set out in Schedule “I” hereto shall have been approved and filed;

(n)
Conversion of Special Shares; Exchange of Special Shares Series III and Special Shares Series IV. All outstanding Special Shares Series II of ACDL shall have been converted to Common Shares of ACDL, and pursuant to the Harbinger Subscription Agreements, all outstanding Special Shares Series III of ACDL and Special Shares Series IV of ACDL have been exchanged for Series V Special Shares of ACDL;

(o)
Exercise of Harbinger Warrants. All Warrants to purchase common shares held by the Harbinger Parties (other than the Backstop Warrants) shall have been exercised and Harbinger, Credit Distressed Blue Line Master Fund, Ltd. and Global Opportunities Breakaway Ltd. shall be the registered holders of the Common Shares issuable upon such exercise; and

(p)
Certain Waivers. ACDL shall have received a waiver from the applicable Harbinger Parties of the events of default set forth as items 14, 15 and 16 of the Share Subscription Agreement dated as of May 10, 2011 between ACDL and Harbinger, and Pinnacle shall have received sufficient evidence of such waiver.

Section 4.2 Waiver or Termination by Pinnacle
The conditions contained in Section 4.1 hereof are inserted for the exclusive benefit of Pinnacle and may be waived in whole or in part by it at any time. If any of the conditions contained in Section 4.1 hereof are not fulfilled or complied with as herein provided, Pinnacle may, at its option and in its sole discretion and without reference to any indemnity or other protection afforded or proposed to be afforded to it hereunder, terminate this Agreement prior to Closing. If as a result of any Disclosure Update a representation or warranty is rendered incorrect or untrue in any material respect and Pinnacle elects to proceed with the Closing, then any representation or warranty affected by the Disclosure Update shall be deemed to be modified to be consistent with the information disclosed in the Disclosure Update; provided, however, that such representation or warranty will only be deemed to be so modified to the extent that the Disclosure Update relates to circumstances occurring after the date hereof, otherwise it shall not be deemed to be so modified and Pinnacle shall retain any and all rights hereunder with respect to such representation or warranty not being true or correct on the date hereof notwithstanding the Closing. If this Agreement is terminated, it shall become null and void and of no further force or effect, and without liability of any party to the other party, except as follows: (i) provided, that if Pinnacle is not otherwise then in default of any of its obligations hereunder, ACDL shall be responsible for and shall pay all of Pinnacle’s and its Affiliates’ out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, expenses for due diligence (including business, market, legal and accounting due diligence), preparation, negotiation and execution of documents, attorneys’ fees and costs, and travel expenses); and (ii) to the extent that any

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such termination or failure to close was due to (A) the breach by ACDL of any of its representations or warranties set forth in this Agreement, which breach resulted from the gross negligence of ACDL or its Affiliates, or an intentional misstatement by ACDL or its Affiliates, or (B) the breach by ACDL of any of its covenants or agreements set forth in this Agreement, ACDL shall not be relieved of liability hereunder in respect of any such breach and shall be fully liable to Pinnacle therefor in accordance with the provisions of this Agreement and Applicable Law (not including for these purposes any Constating Documents). The foregoing notwithstanding, ACDL acknowledges that Pinnacle would not have an adequate remedy at law and will be irreparably harmed in the event that any of the provisions of this Agreement were not performed by ACDL in accordance with their specific terms or were otherwise breached by ACDL. Accordingly, Pinnacle shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms and conditions of this Agreement in addition to any other remedy to which Pinnacle may be entitled at law or in equity. ACDL hereby waives any defence to or limitation on such relief, other than compliance with this Agreement, and waives the requirement for the posting of any bond or other security in connection with the obtaining of any injunctive or other equitable relief.
Section 4.3 Conditions to the Obligations of ACDL
The obligation of ACDL to proceed with the Closing is subject to the following conditions any and all of which may be waived by ACDL in whole or in part to the extent permitted by Applicable Law:
(a)
Representations and Warranties. Each of the representations and warranties of Pinnacle contained in this Agreement and any Transaction Agreement shall be true and correct as of the Closing as though made on and as of the Closing;

(b)
No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, circular, guidance or other order (whether proposed, temporary, preliminary or permanent) which is in effect or upon coming into effect would or could reasonably be expected to materially restrict, prevent or prohibit consummation of the Closing or any transaction contemplated by the Transaction Agreements, or would or could reasonably be expected to materially frustrate, interfere, or otherwise preclude performance by any Party under ant Transaction Agreement;

(c)	Payment. ACDL shall have received the Aggregate Subscription Amount in immediately available funds; and
(d)
No Injunctions. There shall be no injunction or restraining order issued preventing, and no pending or threatened proceeding against any party hereto for the purpose of enjoining or preventing the Closing or otherwise claiming that any Transaction Agreement or the completion of the transactions contemplated thereby are improper or would give rise to a proceeding under any Applicable Law or under any contract or agreement.

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Section 4.4 Waiver or Termination by ACDL
The conditions contained in Section 4.3 hereof are inserted for the exclusive benefit of ACDL and may be waived in whole or in part by it at any time. If any of the conditions contained in Section 4.3 hereof are not fulfilled or complied with as herein provided, ACDL may, at or prior to Closing, at its option and in its sole discretion, terminate this Agreement. If this Agreement is terminated, it shall become null and void and of no further force or effect, and without liability of any party to the other parties; provided, that to the extent that any such termination was due to (A) the breach by Pinnacle of any of its representations or warranties set forth in this Agreement, which breach resulted from (i) the gross negligence of Pinnacle or its Affiliates or (ii) an intentional misstatement by Pinnacle or is Affiliates or (B) the breach by Pinnacle of any of its covenants or agreements set forth in this Agreement, such termination shall not relieve Pinnacle of liability for such breach. The foregoing notwithstanding, Pinnacle acknowledges that ACDL would not have an adequate remedy at law and will be irreparably harmed in the event that any of the provisions of this Agreement were not performed by Pinnacle in accordance with their specific terms or were otherwise breached by Pinnacle. Accordingly, ACDL shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms and conditions of this Agreement in addition to any other remedy to which Pinnacle may be entitled at law or in equity. Pinnacle hereby waives any defence to or limitation on such relief, other than compliance with this Agreement, and waives the requirement for the posting of any bond or other security in connection with the obtaining of any injunctive or other equitable relief.
Section 4.5 Termination
Upon termination of the Closing Agreement, this Agreement shall be deemed terminated, provided, however, that any such termination will not relieve either party of its liability for any breach or other failure to comply with its obligations under this Agreement that occurred prior to such termination.
ARTICLE 5
SALE AND ISSUANCE; DELIVERIES ON CLOSING
Section 5.1 Sale and Issuance of Stock
Subject to the terms and conditions of this Agreement, Pinnacle agrees to purchase at the Closing and ACDL agrees to sell and issue to Pinnacle at the Closing, the Purchased Shares for the Aggregate Subscription Amount.
Section 5.2 Closing; Delivery
The purchase and sale of the Purchased Shares shall take place remotely via the electronic exchange of documents and signatures on the Closing Time, or at such other time and place as ACDL and Pinnacle mutually agree upon, orally or in writing. At the Closing, ACDL shall deliver to Pinnacle certificates representing the Purchased Shares, together with evidence that ACDL is the registered holder of the Purchased Shares on the Books and Records of ACDL against payment of the Aggregate Subscription Amount by wire transfer to ACDL to a bank account designated by ACDL.

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ARTICLE 6
GENERAL
Section 6.1 Public Announcements
Each of Pinnacle and ACDL shall consult with the other prior to issuing the initial press release or otherwise making the initial public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or otherwise make any such public statement without the prior consent of the other party. Either party may make such disclosures regarding the other party and its affairs (including, without limitation, financial information) as they deem necessary or appropriate in connection with (i) their reporting or disclosure obligations under United States securities laws, rules and regulations and rules and regulations of stock exchanges and stock markets where such party or its Affiliates’ securities are listed or traded, whether in connection with documents filed with or information supplied to the United States Securities and Exchange Commission, stock exchanges or other stock markets on which its securities may be listed or traded, including, without limitation, earnings releases, (ii) disclosures to Governmental Entities (including, without limitation, Gaming Authorities), and (iii) corporate transactions, including, without limitation, public or private securities transactions, loans and other financing transactions, proxy solicitations and merger and acquisition transactions, including merger and acquisition transactions involving either party or its Affiliates themselves. In addition, either party (or its Entity Affiliates) may make disclosures to third Persons (including, but not limited to, disclosures to security analysts or made during earnings calls) regarding Confidential Information or such other information about the other party and its Subsidiaries so long as the disclosure of any such information is mutually agreed to in writing from time to time by Pinnacle and ACDL. As a result of such pre-approval with respect to such information, neither party shall be required to seek the approval of the other party prior to each subsequent disclosure of such pre-approved information.
Section 6.2 Further Assurances
Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with the terms of the Transaction Agreements and the transactions contemplated thereby. Each of Pinnacle and ACDL shall make, and ACDL shall cause each of its Subsidiaries to make, on a prompt and timely basis, at ACDL’s expense, any governmental or regulatory notifications and filings required to be made by it with or to any Governmental Entity in connection with the reporting of the transactions contemplated hereby.

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Section 6.3 Notification of Certain Matters
Prior to the Closing, each party hereto shall give prompt notice to the other party of the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied.
Section 6.4 Anti-Corruption Policy Compliance
ACDL has adopted the Anti-Corruption Policy attached hereto as Schedule “E” (the “Policy”) and hereby covenants with Pinnacle to make the Policy known to the directors, officers, managers, employees, subcontractors and agents of ACDL and of each of its Subsidiaries, and to use reasonable commercial efforts to ensure that the Policy is complied with by ACDL and its Subsidiaries on an ongoing basis.
Section 6.5 Notices
All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by (i) certified or registered mail (first class postage pre-paid), (ii) guaranteed overnight delivery, or (iii) facsimile transmission or e-mail if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall subsequently designate in writing to the other party):
(a)	if to ACDL to:
Asian Coast Development (Canada) Ltd.
666 Burrard Street — Suite 2348
Vancouver, British Columbia
Canada V6C 2X8
Attention: Chief Executive Officer
Facsimile: (778) 329-0439
Email: lnathan@asiancoastdevelopment.com
with a copy, not constituting notice, to:
Heenan Blaikie LLP
#2200 — 1055 West Hastings Street
Vancouver, British Columbia
Canada V6E 2E9
Attention: Richard Shrieves
Facsimile: (604) 669-5101
Email: RShrieves@Heenan.ca

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(b)	if to Pinnacle to:
PNK Development 18, LLC
8918 Spanish Ridge Avenue
Las Vegas, Nevada
U.S.A. 89148
Attention: Corporate Secretary
Facsimile: (702) 541 7773
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered by hand, by messenger or by courier, or if sent by facsimile or e-mail, upon confirmation of receipt.
Section 6.6 Entire Agreement
This Agreement (including the appendices and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 6.7 Expenses
The parties shall pay their own fees and expenses incurred in connection with the Transaction Agreements or any transaction contemplated thereby.
Section 6.8 Amendment; Waiver
This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by both parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

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Section 6.9 Assignment
ACDL shall not assign any of its rights or obligations hereunder without the prior written consent of Pinnacle. Until the Closing Date, Pinnacle shall be entitled to transfer and assign its rights and obligations under or in respect of this Agreement or any Transaction Agreement to its Affiliates without restriction and without the consent of ACDL or any other Person, provided that the assignment of its right to enter into the Shareholders Agreement is made to the same assignee.
Section 6.10 Binding Effect
The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.
Section 6.11 Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original, electronically or faxed form and the parties adopt any signatures received by a receiving fax machine or by pdf transmission as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed or sent by email.

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SCHEDULE “A”

POTENTIAL CLAIMS, POTENTIAL REGULATORY ISSUES AND POTENTIAL
MATERIAL ADVERSE EFFECTS
1.
Fontainebleau Resorts (Vietnam) LLC (“Fontainebleau Vietnam”) and its affiliate, Fontainebleau Resorts LLC (together with Fontainebleau Vietnam, “FBRV”), asserted claims arising under term sheets between ACDL and Fontainebleau Vietnam dated October 3, 2006, as amended and supplemented by an Addendum executed in January of 2007 (collectively, the “Original Term Sheet”) and November 13, 2007 ( as amended, the “Subsequent Term Sheet”). ACDL’s position is that these claims have no merit as neither the Original Term Sheet nor the Subsequent Term Sheet created any binding obligations on the part of ACDL and ACDL never entered into any definitive documents with FBRV. ACDL intends to vigorously defend any action that might be commenced by FBRV.

2.
ACDL is in default of the Investment Certificate issued by the Province of Ba Ria-Vung Tau on July 8, 2009 (the “Investment Certificate”) as a result of ACDL’s failure to contribute adequate capital to the project or begin construction on a timely basis. ACDL is in the process of seeking to amend the Investment Certificate to address such defaults.

3.
On February 16, 2011 Southpaw Credit Opportunity Master Fund LP, Southpaw Asset Management LP, Wilshire Institutional Master Fund SPC-Wilshire Southpaw Opportunity SEG Port, GPC 76, LLC and OLD Westbury Funds Inc. against ACDL (and other Defendants) in the Supreme Court of British Columbia (Action Number S111477). The Petitioners are requesting the following relief:

(a)
An Order declaring that the affairs of the respondent, Asian Coast Development (Canada) Ltd. (“Asian Coast” or “the Company”), are being and have been conducted, and that the powers of the directors of Asian Coast are being and have been exercised, in a manner oppressive to the shareholders of Asian Coast, including the petitioners;

(b)	An Order declaring that the following series of transactions:
(i)	A Loan and Forbearance Agreement between Asian Coast and the respondent, Harbinger Capital Investments S.à.r.l., dated October 31, 2009;
(ii)
A Bridge Loan Financing Agreement between Asian Coast and the respondents, Harbinger Capital Investments S.à.r.l., Harbinger Capital Partners Master Fund I Ltd. and Harbinger Capital Partners Special Situations Fund L.P., dated January 29, 2010;

(iii)	A Share Subscription Agreement dated July 13, 2010 whereby Asian Coast issued 588,615 Series III Special Shares to Harbinger Capital Investments S.à.r.l. at a price of $100 per share;
(c)
A Purchase Agreement between Asian Coast and Harbinger Capital Investments S.à.r.l., Harbinger Capital Partners Master Fund I Ltd. and Harbinger Capital Partners Special Situations Fund L.P. dated July 13, 2010 whereby Asian Coast agreed to use approximately $55 million of the proceeds from the Subscription Agreement dated July 13, 2010 to acquire inter alia the indebtedness under the Loan and Forbearance Agreement dated October 31, 2010 and the Bridge Loan Financing Agreement dated January 29, 2010;

(d)
A Loan Agreement between Asian Coast and Harbinger Capital Investments S.à.r.l., Blue Line ACDL, Inc., and Breakaway ACDL, Inc. dated July 27, 2010, part of the consideration being the issuance of warrants to purchase 250 million shares of Asian Coast at $.01 per share exercisable for 20 year (the “Warrants”);

(e)	(collectively, the “Impugned Transaction”) were unfairly prejudicial to or unfairly disregarded the interests of the shareholders of Asian Coast, including the petitioners;
(f)
Interim, interlocutory and permanent orders prohibiting Harbinger Capital Investments S.à.r.l., Blue Line ACDL, Inc., and Breakaway ACDL, Inc. from selling, transferring or otherwise disposing of or dealing with the Warrants except pursuant to further order of this Honourable Court;

(g)
An order requiring Harbinger Capital Investments S.à.r.l. or one of the other respondents to buy the petitioners’ shares in Asian Coast for their original purchase price (approximately $25 million) or, in the alternative, at a price to be fixed by this Honourable Court;

(h)	Costs; and

(i)	Such further and other relief as this Honourable Court may deem just.
ACDL intends to vigorously defend this action.
4.
ACDL entered into an agreement with Prestige (FE) International, a company located in Singapore (“Prestige”), on January 25, 2010 (the “Prestige Agreement”) for the provision of financial advisory services. A dispute arose between ACDL and Prestige as a result of ACDL allowing Prestige to solicit a potential investor who had already been contacted by another of ACDL’s financial advisors. The potential investor in issue did not invest in ACDL. ACDL terminated the Prestige Agreement on February 11, 2010 and Prestige responded with a letter dated February 13, 2010 reserving its rights to collect money from ACDL for costs, fees and damages related to this dispute. ACDL intends to vigorously defend any action that might be commenced by Prestige.

5.
Ho Tram Project Company Limited (“HTP”), a subsidiary of ACDL, entered into Services Agreements with Thanh Truong Loc Ltd. (“TTL”) dated September 23, 2006 (the “2006 Services Agreement”) and October 7, 2009 (the “2009 Services Agreement” and, together with the 2006 Services Agreement, the “Services Agreements”). HTP has asserted that it is owed certain amounts related to value-added tax arising out of the 2006 Services Agreement, which offset certain of its payment obligations under the 2009 Services Agreement. No formal claim has been brought by either HTP or TTL in relation to the Services Agreements.

6.
On December 28, 2010 Nguyen Quoc Bao (“Bao”) delivered an invoice to HTP alleging that he was owed US$220,000 for services provided in September and October of 2009. Bao was the former General Director of Page Kirkland, Vietnam, a company engaged by HTP to perform consulting services in Vietnam. ACDL has advised Bao that it has not contracted with Bao for the provision of any services and, accordingly, does not intend to pay the invoice. ACDL intends to vigorously defend any action that might be commenced by Bao.

7.
In December of 2010 Glenn Behrman submitted a claim to HTP in the amount of US$480,000. Mr. Behrman alleges that he is due these fees for the landscaping project management and related services he provided to HTP from 2008 to 2010. It is ACDL and HTP’s position that Mr. Behrman has been paid in full for all services which he provided to HTP. ACDL and HTP intend to vigorously defend any action that might be commenced by Mr. Behrman.

8.
On December 22, 2009 ACDL entered into an agreement with a financial advisor, which provides for certain fees payable in connection with the issuance and sale of ACDL’s equity or equity-linked securities. No fees were ever paid or requested to be paid under this agreement.

9.
On July 24, 2009 ACDL entered into an agreement with a financial advisor, which agreement was subsequently terminated on October 13, 2010 and is no longer in force and effect. The agreement provided for certain fees in connection with the issuance and sale of ACDL’s equity or equity-linked securities. No fees were ever paid or requested to be paid under the agreement.

10.
Ed Williams from Global Entertainment Group (formerly No Limit Entertainment) alleges that ACDL owes him US$55,209.23 from an invoice dated July 20, 2007 for nightclub design services that he provided to ACDL. ACDL denies that Mr. Williams provided any services or is due any money. ACDL intends to vigorously defend any action that might be commenced by Mr. Williams.

11.
On May 10, 2006 ACDL entered into an agreement with Greg Norman to design a golf course on the Ho Tram Strip (as amended, the “Norman Agreement”). ACDL has failed to make certain payments under the Norman Agreement.

12.
On September 20, 2010 HTP entered into an agreement with Tu Hai Company Limited (which is referred to as “Uni-Bros Group”). Uni-Bros Group was retained to design and construct certain site offices at the Ho Tram Site. It is HTP’s position that (a) the Uni-Bros Group failed to properly design and/or construct certain of the site offices and (b) additional costs will need be incurred to rectify the deficiencies. The amount of these additional costs has not yet been determined. HTP intends to seek recovery from the Uni-Bros Group for any additional costs that it incurs to rectify these deficiencies.

13.
ACDL entered into a Purchase Agreement with Harbinger Capital Investments Sarl and Harbinger Capital Partners Master Fund I Ltd. dated July 13, 2010 (the “Purchase Agreement”). ACDL may have had an obligation under Canadian tax laws to a withhold certain from the payments made to Harbinger under the Purchase Agreement and to remit the withheld amount to the Receiver General.

14.
ACDL and Stephen Shoemaker are parties to an Employment Agreement dated February 22, 2008. The Employment Agreement contains certain rights in favour of Mr. Shoemaker in the event of a Change of Control (as defined therein). On July 28, 2010 Mr. Shoemaker served a notice on ACDL indicating that he was exercising certain Change of Control rights under his Employment Agreement (including terminating his employment with ACDL and being paid a change of control termination payment provided for therein). ACDL and Mr. Shoemaker entered into a series of Standstill Agreements, the latest of which provides that he is entitled to exercise any Change of Control rights that he might have under his Employment Agreement after May 15, 2011. The Standstill Agreement also provides that nothing therein shall be construed as (a) an acknowledgement by the Company or (b) a waiver of any right to dispute by the Company that any Change of Control has occurred during the relevant period.

*	all $ amounts herein are in United States Dollars

SCHEDULE “B1”
CAPITALIZATION TABLE
[ATTACHED]

Asian Coast Development (Canada) Ltd.
Capitalization and Debt Table

Number Issued
Common Shares

Common Shares Issued and Outstanding

Common Shares Issued	11,638,441

Warrants to acquire Common Shares

Issued Warrants

*Harbinger II S.à.r.l. — $0.0001	160,000,000

*Global Opportunities Breakaway Ltd. -$0.0001	15,000,000

*Credit Distressed Blue Line Fund, Ltd. — $0.0001	75,000,000

Guggenheim Partners LLC — $10.00	267,000

Options

Employee and Advisor Stock Option Plan

Unexpired Stock Options — $0.01	18,863,057

Unexpired Stock Options — $1.00	4,645,235

Unexpired Stock Options — $10.00	742,000

Unexpired Stock Options — $35.00	28,000

Unexpired Stock Options — $40.00	6,000

Total	286,189,733

Number Issued
Special Shares

Series II

Harbinger II S.à.r.l.	1,842,478

Series III

**Harbinger II S.à.r.l.	588,615

Series IV

***Harbinger II S.à.r.l.	345,757

***Blue Line ACDL, Inc.	162,074

***Breakaway ACDL, Inc.	32,415

Debt

****Blue Line ACDL, Inc.	5,000,000

*
Exercise rights tied to Backstop Advances under Supplemental Loan Agreement dated as of December 23, 2010. If the full amount of the Backstop Advance is requested by ACDL these Warrants will increase by the following amounts: (a) Harbinger II S.a.r.l. - 111,416,678; (b) Credit Distressed Blue Line Fund, Ltd. - 52,226,568; and (c) Global Opportunities Breakaway Ltd. - 10,445,313.

**
The Series III Shares entitle the holder to receive, inter alia, fixed cumulative preferential dividends at the rate of 7.5% of the Paid Up Amount (USD$100 per share) payable quarterly (8.75% if the Company is in default). The dividends are payable by issuing additional Series III Shares to the holder. The Series III Shares must be redeemed by the Company on July 27, 2015. The Series III Shares are mandatorily converted into common shares prior to the redemption date if the Company’s shares are listed on a publicly recognized stock exchange, 20% of the fully diluted equity are acquired on an initial public offering, US$100 million is raised from the IPO and the Company’s shares have traded for twenty (20) consecutive days at least USD$45 per share. Dividends are to be calculated on the 588,615 Series III Shares from July 15, 2010.

***
The Series IV Shares entitle the holder to receive, inter alia, fixed cumulative preferential dividends at the rate of 7.25% of the Paid Up Amount (USD$100 per share) payable quarterly (10% if the Company is in default). The dividends are payable by issuing additional Series IV Shares to the holder. The Series IV Shares are mandatorily converted into common shares prior to the redemption date if the Company’s shares are listed on a publicly recognized stock exchange, 20% of the fully diluted equity are acquired on an initial public offering, US$100 million is raised from the IPO and the Company’s shares have traded for twenty (20) consecutive days at least USD$45 per share. Dividends are to be calculated on the 540,246 Series IV Shares from May 10, 2011.

****
ACDL entered into a Loan Agreement with Blue Line ACDL, Inc. dated December 7, 2010. This Agreement has been amended from time to time. The principal balance under the loan is $5,000,000. Interest accrues on this amount at 10% per annum.

SCHEDULE “B2”
PRO FORMA CAPITALIZATION TABLE
[ATTACHED]

Asian Coast Development (Canada) Ltd.
Pro Forma Capitalization and Debt Table
June 30, 2011

Number Issued
Common Shares

Common Shares Issued and Outstanding

Common Shares Issued	362,682,857

Warrants to acquire Common Shares

Issued Warrants

*Pinnacle Development 18, LLC

*Harbinger II S.à.r.l.

*Global Opportunities Breakaway Ltd.

*Credit Distressed Blue Line Fund, Ltd.

Guggenheim Partners LLC — $10.00	267,000

Options

Employee and Advisor Stock Option Plan

Unexpired Stock Options — $0.01	18,863,057

Unexpired Stock Options — $1.00	4,645,235

Unexpired Stock Options — $10.00	742,000

Unexpired Stock Options — $35.00	28,000

Unexpired Stock Options — $40.00	6,000

Total	387,234,149

Number Issued
Special Shares **Series V

Harbinger II S.à.r.l.	1,170,517

Blue Line ACDL, Inc.	168,641

Breakaway ACDL, Inc.	33,728

Pinnacle Development 18, LLC	482,365

*
Exercise rights tied to Backstop Loan Agreement dated June 30, 2011 and Subscription Agreement dated May 25, 2011. If the full amount of the Backstop Advance is requested by ACDL the parties will receive the following Warrants (a) Harbinger II S.a.r.l. - 111,416,678; (b) Credit Distressed Blue Line Fund, Ltd. - 52,226,568; (c) Global Opportunities Breakaway Ltd. - 10,445,313, and (d) Pinnacle Development 18, LLC — 61,166,250 (assumes that the full amount of the Backstop Loan has been drawn down and Pinnacle still owns 26% of the common shares on a fully diluted basis). The exercise price of the Warrants is $0.0001 per Warrant.

**
The Series V Shares entitle the holder to receive, inter alia, fixed cumulative preferential dividends at the rate of 3.75 % for the first 2 years and 5.0% thereafter of the Paid Up Amount (USD$100 per share) payable quarterly at 6.25% if the Company is in default). The dividends are payable by issuing additional Series V Shares to the holder. The Series V Shares are mandatorily converted into common shares prior to the redemption date if the Company’s shares are listed on a publicly recognized stock exchange, 20% of the fully diluted equity are acquired on an initial public offering, US$100 million is raised from the IPO and the Company’s shares have traded for twenty (20) consecutive days at least USD$49.50 per share.

SCHEDULE “C”
LIST OF OPTIONS, ACCELERATION RIGHTS
AND SHAREHOLDER LOANS
•
23,284,291 Options to purchase Common Shares have been granted pursuant to ACDL’s Stock Option Plan, which provides that vesting of such Options may, at the discretion of the Board of Directors of ACDL, be accelerated upon a change of control of ACDL.

•
Employment Agreements entered into by ACDL and its subsidiary HTP with Lloyd Nathan, Stephen Shoemaker and Jef Forrer (the “Executives”) provide that in the event any of the Executives’ employment with ACDL is terminated by ACDL within 12 months of a change of control of ACDL (or in certain cases is terminated by the Executive within 6 months of a change of control of ACDL), all unvested equity interests in ACDL held by such Executive shall immediately vest and become exercisable.

•
ACDL entered into loan and related agreements (collectively the “Loan Agreements”) with Stephen Shoemaker (President and CFO) and John Legge (former Chief Legal Officer) in connection with their acquisition of shares (the “Shares”) of ACDL. The Shares were transferred to 2171521 Ontario Inc. 2171521 Ontario Inc. entered into an agreement with ACDL to pay the amounts provided for under the Loan Agreements (the “2171521 Loan”). The Loan Agreements were terminated and replaced with the 2171521 Loan.

SCHEDULE “D”
MATERIAL DOCUMENTS
(REFERENCES IN THE INDEX ARE TO THE DATA SITE)

Index	Title
2	Asian Coast Development Ltd. (and subsidiaries)
2.1	Organization Chart
2.1.1	Organizational Chart
2.2	Corporate Information
2.2.1	Asian Coast Development (Canada) Ltd.
2.2.1.1	Minute Book
2.2.1.2	Certificate of Incorporation
2.2.1.3	Amendment of Articles 09 08 06
2.2.1.4	Amendment of Articles 04 17 07
2.2.1.5	Amendment of Articles 01 28 09
2.2.1.6	Articles of Amendment 07 27 10
2.2.1.7	By-laws
2.2.1.8	Certificate of Discontinuance
2.2.1.9	Continuation Application
2.2.1.10	Certificate of Continuation
2.2.1.11	Notice of Articles 12 07 10
2.2.1.12	Articles of Continuation
2.2.1.13	Notice of Articles 05 09 11
2.2.2	Asian Coast Development Inc. (Barbados)
2.2.2.1	Certificate of Incorporation
2.2.2.2	Articles of Incorporation
2.2.2.3	By-laws

Index	Title
2.2.3	Asian Coast Development Inc. (Bahamas)
2.2.3.1	Certificate of Incorporation
2.2.3.2	Memorandum and Articles of Association
2.2.4	Ho Tram Project Company Limited
2.2.4.1	Charter
2.2.4.1.1	Charter (EN)
2.2.4.1.2	Charter (VN)
2.3	Capitalization Table
2.3.1	Capitalization Table 05 12 11
2.4	Shareholders’ Agreement
2.4.1	Voting Trust Agreement
2.4.2	Amended and Restated Shareholder Agreement (Executed) 04 15 10
2.4.3	Supplemental Agreement (Executed) 07 13 10
2.5	Forbearance, Loan and Security
2.5.1	Forbearance Agreements
2.5.1.1	Harbinger Forbearance Agreement 01 29 09
2.5.1.2	Harbinger Forbearance Agreement 01 29 10
2.5.1.3	Amendment of Forbearance Agreement 07 27 10
2.5.2	Loan Agreements
2.5.2.1	Loan Agreement 07 27 10
2.5.2.2	Supplementary Loan Agreement (Executed) 12 23 10
2.5.2.3	Waiver (Executed) 12 23 10
2.5.2.4	Loan Agreement (Executed) 12 07 10
2.5.2.5	Loan Amending Agreement (Executed) 02 07 11
2.5.2.6	Loan Amending Agreement (Executed) 03 31 11

Index	Title
2.5.3	Security
2.5.3.1	General Security Agreement (Blue Line)
2.5.3.2	General Security Agreement (Breakaway)
2.5.3.3	General Security Agreement (Harbinger S.a.r.l.)
2.5.3.4	De-Registration of the Capital Mortgage 09 13 10
2.5.3.5	Amended Restated General Security Agreement (Blue Line)
2.5.3.6	Amended Restated General Security Agreement (Breakaway)
2.5.3.7	Amended Restated General Security Agreement (Luxco)
2.6	Harbinger
2.6.1	Assignment of Interest
2.6.1.1	Assignment and Assumption Agreement 12 31 10
2.6.1.2	Assignment of General Security Agreement and PPSA Registrations 12 31 10
2.6.1.3	Assumption, Consent and Release Agreement 12 31 10
2.6.1.4	Counterpart to Tag Drag Agreement 12 31 10
2.6.1.5	Notice of Assignment 12 31 10
2.7	Stock Option Plan
2.7.2	Stock Option Plan 04 01 07
2.8	Warrants
2.8.1	Warrant to Harbinger Sarl
2.8.2	Warrant to Breakaway
2.8.3	Warrant to Blueline
2.8.4	Siemers Warrant Agreement
2.8.5	Siemers Warrant Agreement
2.8.6	Casey Warrant Agreement
2.8.7	Casey Warrant Agreement

Index	Title
2.8.8	Jedzniak Warrant Agreement
2.9	Financial Statements
2.9.4	Asian Coast Development (Canada)Ltd.
2.9.4.1	2006 Financial Statements
2.9.4.2	2007 Audited Financial Statements
2.9.4.3	2008 Audited Financial Statements
2.9.4.4	2009 Audited Financial Statements
2.9.5	Ho Tram Project Company Limited
2.9.5.1	HTP Audited Financial Statements 2008 (EN)
2.9.5.2	HTP Audited Financial Statements 2008 (VN)
2.9.5.3	HTP Audited Financial Statements 2009 (EN/VN)
2.10	Press Releases
2.10.1	Greg Norman’s Team Release 04 11 08
2.10.2	M. Aymong Appointed Executive Chairman Release 05 10 08
2.10.3	Awarded Right to Build Largest Tourism Destination 05 22 08
2.10.4	Greg Norman Golf Course Design Release 06 20 08
2.10.5	Singapore Release 09 11 08
2.10.6	Appoints President and Chief Legal Officer Release 09 19 08
2.10.7	Construction Release 09 25 08
2.10.8	H. Wang, J. Forrer and J. Benedict Employment Release 10 21 08
2.10.9	Canadian Ambassador Release 10 30 08
2.10.10	MGM Press Release 11 18 08
2.10.11	Thai Nguyen Province Release 12 23 08
2.10.12	MGM Design Release 01 20 09
2.10.13	Global Village Release 05 21 09

Index	Title
2.10.14	KOTO Cooking Course 07 09 09
2.10.15	Pile Construction Release 07 11 09
2.10.16	L. Nathan Appointment Release 04 21 10
2.10.17	ACDL Tree Transplant Release 10 22 10
2.10.18	MGM Delegation Visits Ho Tram Stip 11 23 10
2.10.19	ACDL Appoints RLB 12 28 10
2.10.20	ACDL Meinhardt Release 01 18 11
2.10.21	Tet Release 01 26 11
2.10.22	ACDL Appoints Colin Pine 02 17 11
2.10.23	SIP Release 03 02 11
2.10.24	MGM Hospitality and ACDL Name John Shigley 04 06 11
3	Ho Tram Strip Project
3.1	Investment Certificate
3.1.1	Investment Certificate (EN)
3.1.2	Investment Certificate (VN)
3.1.3	First Amendment to Investment Certificate (EN) 11 14 08
3.1.4	First Amendment to Investment Certificate (VN) 11 14 08
3.1.5	Notice of Change of Schedule (EN) 12 06 08
3.1.6	Notice of Change of Schedule (VN) 12 06 08
3.1.7	Preliminary approval letter from the Province (EN) 12 31 08
3.1.8	Preliminary approval letter from the Province (VN) 12 31 08
3.1.9	Approval letter from the Province (EN) 07 08 09
3.1.10	Approval letter from the Province (VN) 07 08 09
3.1.11	Second Amendment to Investment Certificate 09 09 10 (EN)
3.1.12	Second Amendment to Investment Certificate 09 09 10 (VN)

Index	Title
3.1.13	Third Amendment to Investment Certificate 12 10 10 (EN)
3.1.14	Third Amendment to Investment Certificate 12 10 10 (VN)
3.2	Project Master Plan
3.2.2	Project Master Plan 1:2000 — Steelman Partners/Bao Trang Vien Ltd.
3.2.2.1	Project Master Plan 1-2000 Eng
3.2.2.2	Project Master Plan 1-2000 Viet
3.3	Innovation Group Report
3.3.1	Innovation Group Report — July 2009
3.3.3	Addendum to Innovation Group Report — July 2009
3.4	Exclusivity — Ba Ria-Vung Tau
3.4.1	Exclusivity Letter 08 26 08 (EN)
3.4.2	Exclusivity Letter 08 26 08 (VN)
3.5	CBRE Reports
3.5.1	CBRE Land Valuation Report 03 19 08
3.5.5	CBRE Land Valuation Report 07 24 09
3.5.6	Feasibility Study of Zone A — Apartments and Villas 12 22 09
3.5.7	Vacation Residence Market in Vientman 12 22 09
3.6	Baker McKenzie Investment Certificate Memorandum
3.6.1	Validity of Approval of HTP and Issuance of Investment Certificate 08 26 09
3.7	Ho Tram Lands
3.7.1	Land Lease and Related Documents
3.7.1.1	Land Lease Agreement (EN)
3.7.1.2	Land Lease Agreement (VN)
3.7.1.3	Land Lease Decision (EN)
3.7.1.4	Land Lease Decision (VN)

Index	Title
3.7.1.5	Land Use Rights Certificate (EN)
3.7.1.6	Land Use Rights Certificate (VN)
3.7.1.7	Request for Amendment
3.7.1.8	Land Rental Payment Notice
3.7.1.9	Annex to Land Lease Contract (EN)
3.7.1.10	Annex to Land Lease Contract (VN)
3.7.1.11	Receipt for Land Lease Payment
3.7.1.12	Compensation Order 1121 (EN)
3.7.1.13	Compensation Order 1121 (VN)
3.7.1.14	Receipt for payment of Compensation Order 1121 (EN)
3.7.1.15	Receipt for payment of Compensation Order 1121 (VN)
3.7.1.16	Provincial Exclusivity Letter(EN)
3.7.1.17	Provincial Exclusivity Letter(VN)
3.7.1.18	Receipts for Assistance Payments (EN)
3.7.1.19	Receipts for Assistance Payments (VN)
3.7.1.20	Confirmation of Compensation Payment & Assistance Payments(EN)
3.7.1.21	Confirmation of Compensation Payment & Assistance Payments(VN)
3.7.1.22	Request for Reimbursement August 2008 (EN)
3.7.1.23	Request for Reimbursement August 2008 (VN)
3.7.2	Survey
3.7.2.10	Geomatic Consulting International Survey Reports
3.7.2.10.1	Survey Report for Verification Surveys
3.7.2.10.2	Survey Report — Appendix A — Control Network Survey
3.7.2.10.3	Survey Report — Appendix B — GPS Processing and Result
3.7.2.10.4	Survey Report — Appendix C — Boundary Survey

Index	Title
3.7.2.10.5	Survey Report — Appendix D — Zone Survey
3.7.2.10.6	Survey Report — Appendix E — MHW & MHW Offset Survey
3.7.2.10.7	Survey Report — Appendix F — Road Design Alignment Details
3.7.2.10.8	Survey Report — Appendix G — Culvert Survey
3.7.2.10.9	Survey Report — Appendix H — Utility — Services Lists
3.7.2.11	Geomatic Consutling International Survey Photographs
3.7.2.11.1	Survey Photographs
3.8	Norman Golf Course
3.8.1	Golf Course Design Agreement 05 10 06
3.8.2	First Amendment to Golf Course Design Agreement 05 09 08
3.8.3	Preliminary Golf Course Design Concept 04 14 08
3.8.4	Letter to C. Campbell 03 30 09
3.9	Map of Region
3.9.1	Map of Ba Ria — Vung Tau
3.10	Zone A — MGM Grand Ho Tram
3.10.1	BIDV Syndicated Loan Agreements
3.10.1.1	Credit Agreement (Executed) 03 22 11 (VN)
3.10.1.2	Credit Agreement (Final) 03 22 11 (EN)
3.10.1.3	Subordination Agreement (Executed) 03 22 11 (VN)
3.10.1.4	Subordination Agreement (Final) 03 22 11 (EN)
3.10.1.5	Financial Support Agrement (Executed) 03 22 11 (VN)
3.10.1.6	Financial Support Agreement (Final) 03 22 11 (EN)
3.10.1.7	Investors Undertaking (Executed) 03 22 11 (VN)
3.10.1.8	Investors Undertaking (Final) 03 22 11 (EN)
3.10.2	MGM Agreements

Index	Title
3.10.2.1	Management Agreement
3.10.2.2	Collaboration and Assistance Agreement
3.10.3	RLB Cost Plan
3.10.3.1	Cost Plan
3.10.4	Steelman Architectural Drawings
3.10.4.1	Architectural Drawings
3.10.4.2	Exterior Video 05 25 09
3.10.5	Press Releases
3.10.5.1	HTP Press Release (EN)
3.10.5.2	HTP Press Release (VN)
3.10.5.3	MGM Press Release (EN)
3.11	Zone B
3.11.1	Architectural Drawings
3.12	Infrastructure Presentation
3.12.1	Ho Tram Infrastructure Presentation
4	Secondary Datasite
4.1	Construction
4.1.1	Agreements
4.1.1.1	Page Kirkland
4.1.1.1.1	PK Quantity Surveyor Services Agreegment 10 01 08
4.1.1.1.2	PK Suspension Notice 11 13 08
4.1.1.2	Greg Norman Golf Course Design
4.1.1.2.1	Greg Norman Golf Course Design Agreement
4.1.1.2.2	First Amendment to Norman Agreement
4.1.1.2.3	Second Amendment to Norman Agreement 03 30 09

Index	Title
4.1.1.3	Steelman Partners
4.1.1.3.1	Steelman Partners Contract
4.1.1.4	RLB
4.1.1.4.1	RLB Services Agreement 06 04 08
4.1.1.4.2	Interim Fee Agreement 05 21 09
4.1.1.4.3	Interim Fee Agreement 07 23 09
4.1.1.4.4	RLB QS PM Consultancy Agreement 08 01 10
4.1.1.4.5	Letter of Undertaking 11 25 10
4.1.1.5	Phu Thinh Construction
4.1.1.5.1	Site Leveling Agreement 09 15 08
4.1.1.5.2	Piling Agreement 07 01 09
4.1.1.5.3	Planting Agreement 04 23 09 (EN)
4.1.1.5.4	Planting Agreement 04 23 09 (VN)
4.1.1.5.5	Letter to Phu Thinh re Piling Contract Payments 12 28 09 (EN)
4.1.1.5.6	Phu Thinh Pile Cap LOA (Final) 04 22 10
4.1.1.6	Windtech Consultants Pte Ltd
4.1.1.6.1	Consultancy Services Agreement 08 11 08
4.1.1.7	Chroma
4.1.1.7.1	Service Agreement 10 01 08
4.1.1.7.2	Appendix A Additional Services to Service Agreement 10 01 08
4.1.1.7.3	Engagement Letter 06 01 09
4.1.1.7.4	Chroma International Limited Services Agreement 07 01 09
4.1.1.7.5	Chroma Services Agreement 06 01 10
4.1.1.8	A Chau Security
4.1.1.8.1	A Chau Security Service Assistance 10 15 08

Index	Title
4.1.1.8.2	Sand Clearance Service Addendum to Security 08 10 08
4.1.1.9	Meinhardt Engineering
4.1.1.9.1	Engineering Services — HTP and Meinhardt (Final) August 2008
4.1.1.9.2	Appendix Engineering Services — HTP and Meinhardt (Final)
4.1.1.9.3	Meinhardt Suspension Notice 11 13 08.doc
4.1.1.9.4	Meinhardt Contract July to December 2009 (Final)
4.1.1.9.5	Mine Clearance Contract for Ho Tram Site 2008 (EN)
4.1.1.9.6	Mine Clearance Contract for Ho Tram Site 2008 (VN)
4.1.1.9.7	Meinhardt Pile Caps Design and Site Supervision for Zone A1 June 2010
4.1.1.9.8	Meinhardt Close Out Contract July to December 2009
4.1.1.10	Khanh Hy Company
4.1.1.10.1	Khanh Hy Contract — Gate 3 repaired (EN) 04 29 09
4.1.1.10.2	Khanh Hy Contract — Gate 3 repaired (VN) 04 29 09
4.1.1.11	Minh Tuan Construction Company
4.1.1.11.1	Minh Tuan Contract 03 12 09
4.1.1.12	Hung Cong Design & Consultant Company Limited
4.1.1.12.1	Economic Contract Hung Cong (EN) 05 18 09
4.1.1.12.2	Economic Contract Hung Cong (VN) 05 18 09
4.1.1.13	Bao Trang Vien Ltd.
4.1.1.13.1	Master Plan Service Agreement 02 20 06
4.1.1.14	Song Long Joint Stock Company
4.1.1.14.1	Song Long Joint Stock Project re Road Realignment 07 01 09
4.1.1.15	DIC No. 4 Joint Stock Company
4.1.1.15.1	DIC Test Pilling Contract 04 10 09
4.1.1.16	Globallink Joint Stock Company

Index	Title
4.1.1.16.1	Globallink Joint Stock Company Consultancy Contract 09 09 09 (EN)
4.1.1.16.2	Globallink Joint Stock Company Consultancy Contract 09 09 09 (VN)
4.1.1.16.3	Globallink Construction License (Final) 09 30 09 (EN)
4.1.1.16.4	Globallink Construction License (Final) 09 30 09 (VN)
4.1.1.16.5	Globallink Joint Stock Company Consultancy Contract 04 27 10 (EN)
4.1.1.16.6	Globallink Joint Stock Company Consultancy Contract 04 27 10 (VN)
4.1.1.16.7	Globallink JS Contract Liquidation Minutes 05 11 10 (EV)
4.1.1.17	KoreaMOB Co. Ltd.
4.1.1.17.1	Fencing Contract 05 15 08
4.1.1.18	Southern Branch of Institute of Building Science and Technology
4.1.1.18.1	Piling Foundation Contract 07 01 09
4.1.1.18.2	Design Review Contract Pile Cap 04 12 10 (EV)
4.1.1.18.3	IBST Agreement Structure Engineering 10 25 10 (EN)
4.1.1.18.4	IBST Agreement Structure Engineering 10 25 10 (VN)
4.1.1.19	Union of Engineering Geology Construction and Environment
4.1.1.19.1	UGCE Soil Test Contract 10 20 08
4.1.1.20	Xuyen Moc Telecom Centre
4.1.1.20.1	Xuyen Moc Telecom — Camera Contract 11 17 09 (EN)
4.1.1.20.2	Xuyen Moc Telecom — Camera Contract 11 17 09 (VN)
4.1.1.21	Duy Nhat Real Estate and Trade
4.1.1.21.1	Duy Nhat’s — Survey Contract 12 10 08
4.1.1.22	Dang Tai Enterprise
4.1.1.22.1	Dang Tai Enterpricse Contract re Survey Benchmark Monuments 10 27 09
4.1.1.23	Dong Tien Construction & Trading Services
4.1.1.23.1	Dong Tien Construction & Trading Services Contract re Fence fixing 10 30 09

Index	Title
4.1.1.23.2	Dong Tien Fencing Maintenance Contract 12 18 09 (EN)
4.1.1.23.3	Dong Tien Fencing Maintenance Contract 12 18 09 (VN)
4.1.1.23.4	Dong Tien Electrical Power and Water Connection 01 04 10 (EN)
4.1.1.23.5	Dong Tien Electrical Power and Water Connection 01 04 10 (VN)
4.1.1.24	Institute of Hydrometeology and Environment
4.1.1.24.1	Hydrometeology Institute Wind Frequency Contract 09 23 08 (EN)
4.1.1.24.2	Hydrometeology Institute Wind Frequency Contract 09 23 08 (VN)
4.1.1.25	Siam Orchids Thailand Company Limited
4.1.1.25.1	Mr. Glenn Behrman Landscape Consultation 01 10 09 (EV)
4.1.1.25.2	SOT Nursery Co., Ltd. — Arboriculture Assessment Contract 09 20 10
4.1.1.25.3	SOT Nursery Co., Ltd. — Tree Removal Contract 10 18 10
4.1.1.25.4	Siam Orchids Thailand Company Limited — Horticultural Consultancy Contract 09 20 10
4.1.1.26	Tu Hai Company Limited
4.1.1.26.1	Uni-Bros Ho Tram Temporary Site Office — Shell and Core Contract Agreement 09 14 10 (EN&VN)
4.1.1.27	SIP Project Managers International (Pty) Ltd.
4.1.1.27.1	SIP Consultancy Agreement (Executed) 09 01 10 (EN)
4.1.1.27.2	SIP Consultancy Agreement (Executed) 09 01 10 (VN)
4.1.1.28	Exova Warringtonfire Consulting (Singapore) Pte. Ltd.
4.1.1.28.1	Exova Consultancy Agreement 09 01 10
4.1.1.29	Technical Center of Natural Resources and Environment
4.1.1.29.1	DONRE Consulting Contract (Executed) 11 25 10 (EV)
4.1.1.29.2	DONRE Personal Consulting Contract (Executed) 11 25 10 (EV)
4.1.1.30	ICN Design International Pte. Ltd.
4.1.1.30.1	ICN Consultancy Agreement 09 01 10
4.1.1.31	Cotec Construction Joint Stock Company

Index	Title
4.1.1.31.1	Coteccons Interim Agreement 12 08 10
4.1.1.31.2	Coteccons Letter of Acceptance 11 01 10
4.1.1.32	Cairncross Martin Pty. Limited
4.1.1.32.1	Cairncross Consultancy Agreement 11 01 10
4.1.1.33	Cotec Construction Joint Stock Company
4.1.1.33.1	Main Contract Works at Zone A1 (Shell and Core) Interim Agreement 12 08 10
4.1.1.34	Ladrin Systems Planners
4.1.1.34.1	Ladrin Consultancy Agreement (Executed) 03 01 11
4.1.1.35	M. Malia & Associates Inc.
4.1.1.35.1	M Malia Associates Consultancy Agreement (Executed) 02 17 11
4.1.1.36	Thermco Asia Limited
4.1.1.36.1	Thermco Consultancy Agreement 04 23 11
4.1.1.37	Square Peg Design LLC
4.1.1.37.1	Square Peg Design Consultancy Agreement 04 16 11
4.1.2	Environmental Reports
4.1.2.1	Province — Vung Tau
4.1.2.1.1	Evaluating Report on Environmental Effect (EN) 10 01 08
4.1.2.1.2	Evaluating Report on Environmental Effect (VN — part 1) 10 01 08
4.1.2.1.3	Evaluating Report on Environmental Effect (VN — part 2) 10 01 08
4.1.2.2	ACDL/HTP
4.1.2.2.1	Environmental Feasibility Study
4.1.3	Project Manager Reports
4.1.3.1	Project Management Report No. 1 — 08 08 08
4.1.3.2	Project Management Report No. 2 — 09 08 08
4.1.3.3	Project Management Report No. 3 — 10 06 08

Index	Title
4.1.3.4	Project Management Report No. 4 — 11 07 08
4.1.3.5	Project Management Report No. 5 — 12 05 08
4.1.3.6	Project Management Report No. 6 — 01 10 09
4.1.3.7	Project Management Report No. 7 — 02 16 09
4.1.3.8	Project Management Report No. 8 — 03 13 09
4.1.3.9	Project Management Report No. 9 — 04 13 09
4.1.3.10	Project Management Report No. 10 — 05 11 09
4.1.3.11	Project Management Report No. 11 — 06 11 09
4.1.3.12	Project Management Report No. 12 — 07 11 09
4.1.3.13	Project Management Report No. 13 — 08 11 09
4.1.3.14	Project Management Report No. 14 — 09 11 09
4.1.3.15	Project Management Report No. 15 — 10 11 09
4.1.3.16	Project Management Report No. 16 — 11 04 09
4.1.3.17	Project Management Report No. 17 — 12 11 09
4.1.3.18	Project Management Report No. 18 — 01 15 10
4.1.3.19	Project Management Report No. 19 — 02 09 10
4.1.3.20	Project Management Report No. 20 — 03 12 10
4.1.3.21	Project Management Report No. 21 — 04 09 10
4.1.3.22	Project Management Report No. 22 — 05 19 10
4.1.3.23	Project Management Report No. 23 — 06 15 10
4.1.3.24	Project Management Report No. 24 — 07 12 10
4.1.3.25	Project Management Report No. 25 — 08 13 10
4.1.3.26	Project Management Report No. 26 — 09 17 10
4.1.3.27	Project Management Report No. 27 — 10 15 10
4.1.3.28	Project Management Report No. 28 — October 2010

Index	Title
4.1.3.29	Project Management Report No. 29 — 29 12 15 10
4.1.3.30	Project Management Report No. 30 — 01 18 11
4.1.3.31	Project Management Report No. 31 — 01 31 11
4.1.3.32	Project Management Report No. 32 — 04 18 11
4.1.4	Feng Shui Master Report
4.1.4.1	Feng Shui Master Report
4.1.5	Road Realignment
4.1.5.1	Letters
4.1.5.1.1	Ltr from the Province to HTP 01 14 09 (EN)
4.1.5.1.2	Ltr from the Province to HTP 01 14 09 (VN)
4.1.5.2	Drawings
4.1.5.2.1	Road Concept Scheme A
4.1.5.2.2	Road Concept Scheme B
4.1.6	Infrastructure
4.1.6.1	Government Approvals
4.1.6.1.1	Letter from Department of Construction re Examination Report (EN) 06 24 09
4.1.6.1.2	Letter from Department of Construction re Examination of Planning (VN) 06 24 09
4.1.6.1.3	Province letter re Detailed Planning (EN) 07 08 09
4.1.6.1.4	Province letter re Detailed Planning (VN) 07 08 09
4.1.6.2	Government Infrastructure Letter (EN) 03 14 08
4.1.6.3	Government Infrastructure Letter (VN) 03 14 08
4.1.6.4	Province request to Ministry of Industry and Trade re Electricty (EN) 05 05 09
4.1.6.5	Province request to Ministry of Industry and Trade re Electricty (VN) 05 05 09
4.1.6.6	Ministry of Industry and Trade Decision (EN) 06 12 09
4.1.6.7	Ministry of Industry and Trade Decision (VN) 06 12 09

Index	Title
4.1.6.8	Letter from Department of Transport re Appraisal of Technical Design (EN) 06 24 09
4.1.6.9	Letter from Department of Transport re Appraisal of Technical Design (VN) 06 24 09
4.1.6.10	Decision — Approval for Power 06 12 09 (EN)
4.1.6.11	Decision — Approval for Power 06 12 09 (VN)
4.1.6.12	Province request to Ministry of Industry and Trade re Electricity (EN) 05 05 09
4.1.6.13	Province request to Ministry of Industry and Trade re Electricity (VN) 05 05 09
4.1.7	Insurance
4.1.7.1	Construction All Risks,Third Party Liability Insurance
4.1.7.2	Phu Thinh — Workmen’s Compensation Insurance
4.1.8	Permits and Approvals
4.1.8.1	Construction Permit 10 27 09 (EN)
4.1.8.2	Construction Permit 10 27 09 (VN)
4.1.8.3	Fire Safety Certificate 09 28 09 (EN)
4.1.8.4	Fire Safety Certificate 09 28 09 (VN)
4.1.8.5	Fire Safety Certificate 12 07 10 (EN)
4.1.8.6	Fire Safety Ceritificate 12 07 10 (VN)
4.1.9	Landscaping Reports
4.1.9.1	Arboriculture Assessment Report 10 19 10
4.1.9.2	Horticulture Consultancy Interim Report 10 20 10
4.2	Government and Regulatory
4.2.1	Investment Certificate Application Documents
4.2.1.1	Investment Certificate Application
4.2.1.2	Investment Certificate Application — Additional Documentation 03 01 07
4.2.1.3	Application for Issuance of Certificate of Investment 05 23 06
4.2.1.4	Submission from the DPI re Amendment to the Investment Certificate (EN) 06 23 09

Index	Title
4.2.1.5	Submission from the DPI re Amendment to the Investment Certificate (VN) 06 23 09
4.2.2	Province (Vung Tau)
4.2.2.1	Department of Planning and Investment
4.2.2.1.1	HTP Reports to DPI
4.2.2.1.1.1	Semi-Annual Report to DPI 07 09 08(VN)
4.2.2.1.1.2	Semi-Annual Report to DPI 07 09 08 (EN)
4.2.2.1.1.3	DPI Report 07 09 08 (EN)
4.2.2.1.1.4	DPI Report 07 09 08 (VN)
4.2.2.1.1.5	DPI Report 08 08 08 (EN)
4.2.2.1.1.6	DPI Report 08 08 08 (VN)
4.2.2.1.1.7	DPI Report 09 08 08 (EN)
4.2.2.1.1.8	DPI Report 09 08 08 (VN)
4.2.2.1.1.9	DPI Report 10 08 08 (EN)
4.2.2.1.1.10	DPI Report 10 08 08 (VN)
4.2.2.1.1.11	Report on Project Progress 10 31 08 (EN&VN)
4.2.2.1.1.12	DPI Report 11 08 08 (EN)
4.2.2.1.1.13	DPI Report 11 08 08 (VN)
4.2.2.1.1.14	Revised DPI Report 11 10 08 (EN)
4.2.2.1.1.15	Revised DPI Report 11 10 08 (VN)
4.2.2.1.1.16	DPI Report 12 10 08 (EN)
4.2.2.1.1.17	DPI Report 12 10 08 (VN)
4.2.2.1.1.18	DPI Report 01 10 09 (EN)
4.2.2.1.1.19	DPI Report 01 10 09 (VN)
4.2.2.1.1.20	DPI Report 02 10 09 (EN)
4.2.2.1.1.21	DPI Report 02 10 09 (VN)

Index	Title
4.2.2.1.1.22	DPI Report 03 10 09 (EN)
4.2.2.1.1.23	DPI Report 03 10 09 (VN)
4.2.2.1.1.24	DPI Report 04 10 09 (EN)
4.2.2.1.1.25	DPI Report 04 10 09 (VN)
4.2.2.1.1.26	DPI Report 05 10 09 (EN)
4.2.2.1.1.27	DPI Report 05 10 09 (VN)
4.2.2.1.1.28	DPI Report 06 10 09 (EN)
4.2.2.1.1.29	DPI Report 06 10 09 (VN)
4.2.2.1.1.30	Capital Disbursement Report 01 01 09 to 06 30 09
4.2.2.1.1.31	DPI Report 07 10 09 (EN)
4.2.2.1.1.32	DPI Report 07 10 09 (VN)
4.2.2.1.1.33	DPI Report 08 10 09 (EN)
4.2.2.1.1.34	DPI Report 08 10 09 (VN)
4.2.2.1.1.35	DPI Report 09 10 09 (EN)
4.2.2.1.1.36	DPI Report 09 10 09 (VN)
4.2.2.1.1.37	DPI Report 10 07 09 (EN)
4.2.2.1.1.38	DPI Report 10 07 09 (VN)
4.2.2.1.1.39	DPI Report 11 10 09 (EN)
4.2.2.1.1.40	DPI Report 11 10 09 (VN)
4.2.2.1.1.41	DPI Report 12 10 09 (EN)
4.2.2.1.1.42	DPI Report 12 10 09 (VN)
4.2.2.1.1.43	DPI Report 01 13 10 (EN)
4.2.2.1.1.44	DPI Report 01 13 10 (VN)
4.2.2.1.1.45	DPI Report 02 09 10 (EN)
4.2.2.1.1.46	DPI Report 02 09 10 (VN)

Index	Title
4.2.2.1.1.47	DPI Report 03 12 10 (EN)
4.2.2.1.1.48	DPI Report 03 12 10 (VN)
4.2.2.1.1.49	DPI Report 04 09 10 (EN)
4.2.2.1.1.50	DPI Report 04 09 10 (VN)
4.2.2.1.1.51	DPI Report 05 10 10 (EN)
4.2.2.1.1.52	DPI Report 05 10 10 (VN)
4.2.2.1.1.53	DPI Report 06 10 10 (EN)
4.2.2.1.1.54	DPI Report 06 10 10 (VN)
4.2.2.1.1.55	DPI Report 07 09 10 (EN)
4.2.2.1.1.56	DPI Report 07 09 10 (VN)
4.2.2.1.1.57	DPI Report (Final) 08 09 10 (EN)
4.2.2.1.1.58	DPI Report (Final) 08 09 10 (VN)
4.2.2.1.1.59	DPI Report (Final) 09 10 10 (EN)
4.2.2.1.1.60	DPI Report (Final) 09 10 10 (VN)
4.2.2.1.1.61	DPI Report (Final) 10 11 10 (EN)
4.2.2.1.1.62	DPI Report (Final) 10 11 10 (VN)
4.2.2.1.1.63	DPI Report (Final) 11 09 10 (EN)
4.2.2.1.1.64	DPI Report (Final) 11 09 10 (VN)
4.2.2.1.1.65	DPI Report (Final) 12 09 10 (EN)
4.2.2.1.1.66	DPI Report (Final) 12 09 10 (VN)
4.2.2.1.1.71	December 2010 DPI Report — Submission 01 10 11
4.2.2.1.1.72	February 2011 DPI Report — Submission 03 10 11
4.2.2.1.2	Miscellaneous
4.2.2.1.2.1	HTP letter to DPI 07 07 08 (EN)
4.2.2.1.2.2	HTP letter to DPI 07 07 08 (VN)

Index	Title
4.2.2.1.2.3	Approval Letter dated 07 07 08 (EN)
4.2.2.1.2.4	Approval Letter dated 07 07 08 (VN)
4.2.2.1.2.5	DPI Itinerary
4.2.2.1.2.6	Letter from SPI (EN&VN) 10 22 08
4.2.2.2	Cultural Tourism Festival
4.2.2.2.1	Priovince Letter 01 12 09 (EN)
4.2.2.2.2	Province Letter 01 12 09 (VN)
4.2.2.2.3	Sponsorship Contract 01 18 09 (EN)
4.2.2.2.4	Sponsorship Contract 01 18 09 (VN)
4.2.2.2.5	Compensation Contract 02 09 09 (EN)
4.2.2.2.6	Compensation Contract 02 09 09 (VN)
4.2.2.3	Xuyen Moc District
4.2.2.3.1	Progress Reports
4.2.2.3.1.1	XM Project Report May 31 2010
4.2.2.3.1.2	XM Project Report June 30 2010
4.2.2.3.1.3	XM Project Report July 31 2010
4.2.2.3.1.4	XM Project Report August 2010
4.2.2.3.1.5	XM Project Report September 2010
4.2.2.3.1.6	XM Project Report October 2010
4.2.2.3.1.7	XM Project Report November 2010
4.2.2.3.1.8	XM Project Report December 2010
4.2.2.3.1.9	XM Project Report January 2011
4.2.2.3.1.10	XM Project Report February 2011
4.2.3	Federal
4.2.3.1	White Paper on Gambling and Casinos

Index	Title
4.2.3.1.1	Summary of the White Paper
4.2.3.2	Ministry of Planning and Investment
4.2.3.2.1	Meeting Schedule and Agenda 11 13 08
4.2.3.2.2	Ltr from Nevada Gaming Control 11 03 08
4.2.3.2.3	Thank you ltr to Deputy Minister Dung (EN) 12 08 08
4.2.3.2.4	Thank you ltr to Deputy Minister Dung (executed — VN) 12 08 08
4.2.3.2.5	Ltr from Commercer to MPI September 2008
4.2.3.2.6	Ltr from HTP to MPI 09 08 08
4.2.3.2.7	Ltr from MPI to HTP 10 06 08
4.2.3.2.8	Introduction Memo to Nevada Gaming Commission 11 19 08
4.2.3.2.9	Nevada Gaming Commisssion Transcript 11 20 08
4.2.3.3	Trademark
4.2.3.3.1	Certificate of Registration 05 11 11 (VN)
4.2.3.3.2	NOIP Notice 03 22 11 (EN)
4.2.3.3.3	NOIP Notice 03 22 11 (VN)
4.2.3.3.4	NOIP Notice 04 06 11 (VN)
4.2.4	Draft Gaming Decree
4.2.4.1	Draft Gaming Decree 01 11 10
4.3	Finance Documents
4.3.1	‘A’ & Seed Round Financing Documents
4.3.1.1	1708454 Ontario Ltd. — Subscription Agreement
4.3.1.2	John P. Lynch — Subscription Agreement
4.3.1.3	Octagon ITF John P. Lynch — Subscription Agreement
4.3.1.4	Rick A. Chad — Family Investments Trust — Subscription Agreement
4.3.1.5	Rick A. Chad — Subscription Agreement

Index	Title
4.3.2	‘B’ Round Financing Documents
4.3.2.1	Harbinger — Subscription Agreement
4.3.2.2	Voting Trust Agreement
4.3.2.3	Warrant Certificate
4.3.2.4	Shareholders Agreement
4.3.2.5	Escrow Agreement
4.3.2.6	Put Option Agreement
4.3.2.7	General Security Agreement — Ontario
4.3.2.8	General Security Agreement — Bahamas
4.3.3	‘C’ Round Financing Documents
4.3.3.1	1318122 Alberta Ltd. — Subscription Agreement
4.3.3.2	C. Robertson — Subscription Agreement
4.3.3.3	C. Taylor (8,000) — Subscription Agreement
4.3.3.4	C. Taylor (8,500) — Subscription Agreement
4.3.3.5	D. Plitman — Subscription Agreement
4.3.3.6	Drawbridge Global Macro — Subscription Agreement
4.3.3.7	G. Alves — Subscription Agreement
4.3.3.8	GPC 76, LLC — Subscription Agreement
4.3.3.9	M. Zittman — Subscription Agreement
4.3.3.10	P. Yee — Subscription Agreement
4.3.3.11	S. Finnk — Subscription Agreement
4.3.3.12	S. Perovic — Subscription Agreement
4.3.3.13	Southpaw Credit Opportunity — Subscription Agreement
4.3.3.14	W. Hartman — Subscription Agreement
4.3.3.15	R. Shore — Subscription Agreement

Index	Title
4.3.3.16	Directors Resolution for Additional Financing
4.3.3.17	Officers Certificate
4.3.4	‘D’ Round Financing Documents
4.3.4.1	Harbinger — Subscription Agreement
4.3.4.2	Fontainebleau Resorts (Vietnam) LLC — Subscription Agreement
4.3.4.3	GPC 76, LLC — Subscription Agreement
4.3.4.4	S. Shoemaker — Subscription Agreement
4.3.4.5	Southpaw Credit Opportunity — Subscription Agreement
4.3.5	‘E’ Round Financing Documents
4.3.5.1	Harbinger — Subscription Agreement
3.4	Exclusivity — Ba Ria-Vung Tau
4.3.6.1	Harbinger — Subscription Agreement
4.3.7	‘G’ Round Financing Documents
4.3.7.1	GPC 76, LLC — Subscription Agreement
4.3.7.2	Southpaw Asset Management LP — Subscription Agreement
4.3.7.3	Wiltshire Southpaw Opportunity — Subscription Agreement
4.3.8	‘H’ Round Financing Documents
4.3.8.1	J. Legge — Subscription Agreement
4.3.8.2	S. Shoemaker — Subscription Agreement
4.3.9	‘I’ Round Financing Documents
4.3.9.1	Harbinger — Subscription Agreement
4.3.9.2	Old Westbury Global — Subscription Agreement
4.3.9.3	Executed Agent’s Certificates
4.3.9.4	HTPCL Representation Letter
4.3.9.5	Executed HTCPL Representation Letter

Index	Title
4.3.9.6	Consent of HCI to Offering
4.3.9.7	Resolution of the Board of Directors of ACDL authorizing entering into the Subscriptions Agreements and authorizing the issuance of Common Shares and Series II Special Shares
4.3.9.8	Executed Tag-Drag Agreement
4.3.9.9	Officers’ Closing Certificate required by Section 6.1(d) of the Subsription Agreements stating that conditions in 6.1(a and b) have been fulfilled
4.3.9.10	ACDL Officer’s Certificate
4.3.9.11	Certificate of Compliance for ACDL
4.3.9.12	Certificate of Good Standing of ACDL
4.3.9.13	Financial Statements of ACDL
4.3.9.14	TTL Letter
4.3.9.15	Hockey Convenant with HCI
4.3.9.16	SEC Form D 08 12 08
4.3.9.17	Opinion of Baker & McKenzie
4.3.9.18	Opinion of Dorsey & Whitney
4.3.9.19	Opinion of Heenan Blaikie
4.3.10	‘J’ Round Financing Documents
4.3.10.1	M. Lunenberg — Subscription Agreement
4.3.10.2	Consent to HCI to the Offering
4.3.10.3	Resolution Authorizing entering into the Subscription Agreement
4.3.10.4	HTPCL Representation Letter
4.3.10.5	Assumption Agreement
4.3.10.6	Officers’ Closing Certificate
4.3.10.7	Officer’s Certificate
4.3.10.8	Certificate of Compliance
4.3.10.9	Certificate of Good Standing

Index	Title
4.3.10.10	Heenan Blaikie Opinion
4.3.11	Series III Financing Documents
4.3.11.1	Share Subscription Agreement 07 13 10
4.3.11.2	Purchase Agreement 07 13 10
4.3.12	Series IV Financing Documents
4.3.12.1	Harbinger II Share Subscription Agreement 05 10 11
4.3.12.2	Blue Line Share Subscription Agreement 05 10 11
4.3.12.3	Breakaway Share Subscription Agreement 05 10 11
4.3.12.4	Debt Repayment Agreement 05 10 11
4.4	Miscellaneous Contracts, LOI’s and Expressions of Interest
4.4.1	Office Leases
4.4.1.1	Vancouver, Canada
4.4.1.1.1	Office Lease — 666 Burrard St., Vancouver
4.4.1.1.2	Security Over Cash 11 06 07
4.4.1.1.3	Letter of Credit 01 04 10
4.4.1.2	Toronto, Canada
4.4.1.2.1	Office Lease — 70 York St., Toronto
4.4.1.2.2	Sublease with NWT Uranium Corp. 07 25 08
4.4.1.2.3	Sublease with Brookfield 04 22 10
4.4.1.3	Ho Chi Minh City, Vietnam
4.4.1.3.1	Office Lease — 34 Le Duan, District 1, Ho Chi Minh City
4.4.1.3.2	1st Amendment to Lease Contract 10 24 09
4.4.1.3.3	2nd Amendment to Lease Contract 01 23 10
4.4.1.3.4	Kumho Office Lease (Executed) 02 11 11
4.4.2	Insurance Policies

Index	Title
4.4.2.1	Office Insurance
4.4.2.1.1	Vancouver Office Insurance
4.4.2.1.2	Ho Chi Minh City Office Insurance
4.4.2.2	Directors’ and Officer Insurance
4.4.2.2.1	Directors’ and Officer Insurance Policy 2008 — 2009
4.4.2.2.1.1	Directors and Officers Liability Insurance
4.4.2.2.1.2	Endorsement adding Subsidiary
4.4.2.2.2	Directors’ and Officer Insurance Policy 2009 — 2010
4.4.2.2.2.1	Great American Policy 2009-2010
4.4.2.2.2.2	Navigators Binder 2009-2010
4.4.2.2.3	Directors’ and Officer Insurance Policy 2010 — 2011
4.4.2.2.3.1	Great American Policy 2010 — 2011
4.4.2.2.3.2	Navigators Binder 2010 — 2011
4.4.2.2.4	Directors’ and Officer Insurance Policy 2011 — 2012
4.4.2.2.4.1	Great American Policy 2011-2012
4.4.2.2.4.2	Navigators Policy 2011-2012
4.4.2.2.4.3	Chartis Insurance Company Policy 2011-2012
4.4.2.2.4.4	Ironshore Canada Ltd. Policy 2011-2012
4.4.2.3	Construction Insurance
4.4.2.3.1	Construction Insurance with BIC (BIDV Insurance Corporation)
4.4.2.3.2	Marine Project Cargo Insurance with ACE Insurance Co Ltd (Vietnam)
4.4.2.3.3	Professional Indemnity Insurance with QBE Insurance (Vietnam) Co Ltd
4.4.2.3.4	Third Party Liability Excess Insurance with QBE Insurance (Vietnam) Co Ltd
4.4.2.3.5	Third Party Liability Insurance with Liberty Insurance Ltd Co (Vietnam)
4.4.3	Agreements with Directors, Officers, Employees and Shareholders

Index	Title
4.4.3.1	Employment Contracts
4.4.3.1.1	ACDL Executive Employment Agreement — Lloyd Nathan
4.4.3.1.2	HTP Executive Employment Agreement — Jef Forrer
4.4.3.1.3	ACDL Executive Employment Agreement — Jef Forrer
4.4.3.1.4	HTP Executive Employment Agreement — Colin Pine
4.4.3.1.5	ACDL Executive Employment Agreement — Colin Pine
4.4.3.1.6	HTP Executive Employment Agreement — Mr. Luong Huu Khanh
4.4.3.1.7	ACDL Executive Employment Agreement — Stephen Shoemaker
4.4.3.1.8	Stephen Shoemaker — Supplemental Agreement 07 30 10
4.4.3.1.9	Stephen Shoemaker — Amendment Agreement 09 29 10
4.4.3.1.10	Stephen Shoemaker — Second Amending Agreement 11 29 10
4.4.3.1.11	Stephen Shoemaker — Third Amending Agreement 01 11 11
4.4.3.1.12	Stephen Shoemaker — Fourth Amending Agreement 03 29 11
4.4.3.1.13	Stephen Shoemaker — Fifth Amending Agreement 05 13 11
4.4.3.2	Indemnity Agreements
4.4.3.2.1	Indemnity Agreement — Lloyd Nathan
4.4.3.2.2	Indemnity Agreement — Stephen Shoemaker
4.4.3.2.3	Indemnity Agreement — Robert Wolfe
4.4.3.2.4	Indemnity Agreement — Jack Maier
4.4.3.3	Settlement and Consulting Agreements
4.4.3.3.1	David Subotic Settlement Agreement 04 14 10
4.4.3.3.2	Michael Aymong Settlement Agreement 04 14 10
4.4.3.3.3	John Legge Settlement Agreement 10 01 10
4.4.3.3.4	JAL Law Corporation Consulting Agreement — John Legge 10 01 10
4.4.3.3.5	Eden Investment Ltd. Consulting Agreement — Isidor Subotic 12 01 10

Index	Title
4.4.3.3.6	Isidor Subotic Settlement Agreement 10 25 10
4.4.3.4	Loan Agreements
4.4.3.4.1	Stephen Shoemaker — Loan Agreement 02 22 08
4.4.3.4.2	Stephen Shoemaker — Share Pledge Agreement 02 22 08
4.4.3.4.3	Stephen Shoemaker — Assignment Agreement 06 09 09
4.4.3.4.4	John A Legge Law Corporation — Loan Agreement 02 22 08
4.4.3.4.5	John A Legge Law Corporation — Amended Loan Agreement 01 01 09
4.4.3.4.6	John A Legge — Share Pledge Agreement 02 22 08
4.4.3.4.7	John A Legge — Assignment Agreement 06 09 09
4.4.3.4.8	2171521 Ontario Inc. — Share Purchase Agreement 06 09 09
4.4.3.4.9	2171521 Ontario Inc. — Share Purchase Agreement 06 09 09
4.4.4	House Leases
4.4.4.1	J. Forrer House Lease 09 15 08
4.4.4.2	L. Bassingthwaighte House Lease 03 14 09
4.4.5	Thanh Truong Loc
4.4.5.1	Letter of Intent
4.4.5.2	Master Plan Service Agreement 02 20 06
4.4.5.3	Services Agreement 09 23 06
4.4.5.4	Addendum to Service Agreement 09 26 06
4.4.5.5	Services Agreement 10 07 09
4.4.5.6	TTL — First Escrow Agreement
4.4.5.7	TTL — Second Escrow Agreement
4.4.5.8	TTL — Assignment Agreement
4.4.5.9	TTL Representation Letter
4.4.5.10	First Locked Account Agreement

Index	Title
4.4.5.11	Second Locked Account Agreement
4.4.5.12	First Partial Escrow Release Agreement
4.4.5.13	Second Partial Escrow Release Agreement
4.4.5.14	Final Escrow Release Agreement
4.4.5.15	Amendment to Capital Account Signatories
4.4.5.16	TTL Final Release 11 12 08
4.4.5.17	Service Finalization 12 14 08
4.4.5.18	Consulting and Constructional survey — Design Company Contract 05 16 08 (EN)
4.4.5.19	Consulting and Constructional survey — Design Company Contract 05 16 08 (VN)
4.4.5.20	Indemnity Agreement 12 22 08
4.4.6	Fontainebleau Resorts
4.4.6.1	Term Sheet 10 03 06
4.4.6.2	Letter of Participation 01 18 07
4.4.6.3	Extension of Fontainebleau LOI 04 02 07
4.4.6.4	Extension of Fontainebleau Resorts LOI 10 12 07
4.4.6.5	Indemnification Agreement
4.4.6.6	Term Sheet 11 13 07
4.4.7	Pacific Lottery Corporation Release
4.4.7.1	Pacific Lottery Corporation Release
4.4.8	Drewry Shipping Consultants
4.4.8.1	Drewry — Marine Study Agreement
4.4.8.2	Drewry — Marine Study Scope of Work
4.4.9	Feng Shui Master Agreement
4.4.9.1	Feng Shui Master Agreement
4.4.10	Dolphin Quest

Index	Title
4.4.10.1	Dolphin Quest Letter of Intent
4.4.10.2	ACDL — DQ Extension Agreement — Fully Executed
4.4.10.3	Extension Agreement 07 31 08
4.4.10.4	Extension Agreement 10 31 08
4.4.10.5	Extension Agreement 12 31 08
4.4.11	CB Richard Ellis (Vietnam) Co., Ltd.
4.4.11.1	Engagement Letter 12 31 07
4.4.11.2	Engagement Letter 09 09 08
4.4.11.3	Engagement Letter 02 12 08
4.4.11.4	Engagement Letter 03 10 09
4.4.12	Deloitte & Touche Services
4.4.12.1	Deloitte & Touche Financial Advisory Engagement Letter
4.4.12.2	Deloitte & Touche Audit Engagement Letter
4.4.13	Hockey Undertaking
4.4.13.1	Hockey Undertaking
4.4.14	Virtuoso Works Consulting Inc.
4.4.14.1	Kay Wong-Alafriz ACDL Consulting Agreement 01 13 09
4.4.15	Bell Canada
4.4.15.1	Active Directory Assessment Design & Implementation 07 22 09
4.4.15.2	WANScaler 07 28 09
4.4.16	VIMO-TQPR Joint Venture Company
4.4.16.1	Public Relations Service Contract 10 01 09
4.4.17	Skire Inc
4.4.17.1	Skire Ho Tram Project Agreement 11 12 10
4.4.18	Epicor Software Corporation

Index	Title
4.4.18.1	Epicor Agreement (Executed) 12 14 10
4.4.19	Macquarie Capital (USA) Inc.
4.4.19.1	Macquarie Engagement Letter (Zone A) (Executed) 07 27 09
4.4.20	Moelis and Company
4.4.20.1	Moelis Engagement Letter (Executed) 05 22 09
4.4.20.2	Moelis Amended Engagement Letter (Zone A) (Executed) 07 21 09
4.4.20.3	Moelis Amended Engagement Letter (Executed) 12 22 09
4.4.21	Cohen & Company Securities, LLC
4.4.21.1	Cohen Engagement Letter (Final) 11 23 09
4.4.22	Blue Wave Advisory Company Ltd.
4.4.22.1	Services Agreement 03 22 11 (EN)

SCHEDULE “E”
INSURANCE POLICIES
Policy Number 1195495 with Axa Pacific Insurance Company with respect to the office located at 666 Burrard Street, Suite 2348, Vancouver, British Columbia, Canada.
Insurance with BIC (BIDV Insurance Corporation) with respect to the office located at Unit 1, 2, 9, 2nd Floor, Kumho Asiana Plaza Saigon, 39 Le Duan Street, District 1, HCMC, Vietnam.
Directors’ and Officers’ Policy Number CD05916247 with Great American Insurance Group dated January 28, 2011.
Directors’ and Officers’ Policy Number KDN111WA3490 with Navigators Insurance Company dated January 28, 2011.
Directors’ and Officers’ Policy Number 01-602-82-11 with Chartis Insurance Company of Canada dated March 28, 2011.
Directors’ and Officers’ Policy Number C443233411 with Ironshore Canada Ltd. dated March 16, 2011.
Third Party Liability Insurance with Liberty Insurance Ltd. Co. (Vietnam).
Third Party Liability Excess Insurance with QBE Insurance (Vietnam) Co., Ltd..
Professional Indemnity Insurance with QBE Insurance (Vietnam) Co., Ltd..
Marine Project Cargo Insurance with ACE Insurance Co. Ltd. (Vietnam).
Construction Insurance with BIC (BIDV Insurance Corporation).

SCHEDULE “F”
ANTI-CORRUPTION POLICY
ASIAN COAST DEVELOPMENT (CANADA) LTD. (THE “COMPANY”)
Anti-Corruption Policy
Purpose
The purpose of this policy is to inform all Company employees of our policy regarding payments to government officials, and to set forth the requirement that all staff avoid making improper payments to government officials or otherwise violating any applicable anti-bribery or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”).
All employees are prohibited from making improper payments or gifts to government officials and shall at all times maintain proper business contacts and relationships with any government officials we encounter in the course of our business. The Company expects all employees to be familiar with this policy and will take a “zero tolerance” approach to its application, which covers all payments to government officials, whether made by a Company employee or by a third party with whom we work.
Policy
The Company requires all directors, officers, managers, employees, and those acting on behalf of the Company, to abide by all applicable laws and regulations at all times. The Company will not pursue any business anywhere that requires us to participate in unethical or illegal activity in order to obtain or retain business.
Prohibited payments to Government Officials
No employees or any person acting on the Company’s behalf (including subcontractors or agents) shall:
1.
Make any offer, payment, promise, or gift, or offer anything of value to any government official—whether directly to a government official or directly or indirectly through a third party—for the purpose of unlawfully:

•	influencing any act or decision of a government official in his official capacity;
•	inducing a government official to do or fail to do anything in violation of his or her duty;
•	inducing a government official to use his or her influence to affect or influence any client act or decision to assist the Company in obtaining or retaining business; or

2.
Make any offer, payment, promise, or gift, or offer anything of value to any person or entity knowing or being aware (or where such employee or person acting on the Company’s behalf should know or be aware) that any portion of the same shall be used to unlawfully influence the acts of any client or any government official.

In addition, no employees (or other persons for the Company’s benefit) may enter into any agreement or other arrangement, whether directly or indirectly, with any government official for the purposes described above.
Exceptions to the prohibition
The above prohibition is subject to the exceptions listed below. Many of the exceptions have been the subject of specific legal interpretation. Accordingly, you should check with the Chief Legal Officer prior to relying upon the listed exceptions.
Exceptions
(1)
the payment, gift, offer, or promise of anything of value that was made, is lawful under the written laws and regulations of the foreign official’s, political party’s, party official’s, or candidate’s country; or

(2)
the payment, gift, offer, or promise of anything of value that was made, is a reasonable and bona fide expenditure, such as travel and lodging expenses, incurred by or on behalf of a foreign official, party, party official, or candidate and was directly related to:

(A)	the promotion, demonstration, or explanation of products or services; or

(B)	the execution or performance of a contract with a foreign government or agency thereof.
Indirect Payments Prohibited
If a direct payment would be improper under any applicable laws or the Company policy, then having a third party make or receive the payment on either the Company or government official’s behalf is also be prohibited. Indirect payments of the type described include any transfer of funds, property, or services to another organization or individual in order to unlawfully benefit a government official for the purposes set forth above. Indirect violations also include any transfer of funds, property, or services to any person or organization if there is reason to know that the recipient will use any portion to make unlawful payments on the Company’s behalf.
Written Contracts
Any contract between the Company and a third-party that is retained to assist the Company in obtaining or retaining business must be in writing (and as with all other written agreements must be reviewed by the Company’s Chief Legal Officer prior to its execution). The contract must also contain anti-bribery representations and warranties by the third-party.

Books and Records
The Company shall keep books and records that accurately and fairly reflect the transactions of the corporation and shall maintain an adequate system of internal accounting controls.
Reporting Responsibility
If you are aware of any conduct that you believe may violate this policy, you have a responsibility to report it to the Chief Legal Officer. Should you encounter a situation that raises a question in your mind regarding the propriety of the conduct involved, you should immediately contact the Chief Legal Officer for guidance.
Violations of the Policy
Any violation of this policy may result in disciplinary action up to and including termination.
Definitions
Employees: When used in this policy, “employees” refers to directors, officers, managers, and employees of the Company.
Government Official: includes all employees of a government department or agency, whether in the executive, legislative or judicial branches of government and whether at the national, state or local level (or their equivalents). The term covers part-time workers, unpaid workers, and any person “acting in an official capacity.” Political parties, party officials, and candidates for political office are included. Foreign officials also include employees of public international organizations such as the World Bank, International Monetary Fund or the European Union. The term covers officers and employees of companies under government ownership or control (even if the ownership is a minority interest).
Anything of value: Includes, but is not limited to, cash, gifts, entertainment, travel expenditures, excessive business promotional activities, and covering or reimbursing expenses of officials or their friends or relatives.

SCHEDULE “G”
EMPLOYMENT AND CONSULTING MATTERS
1.	Lloyd Nathan Employment Agreements dated March 11, 2010;

2.	Stephen Shoemaker Employment Agreement dated February 22, 2008;

3.	Colin Pine Employment Agreement dated October 11, 2010;

4.	Jef Forrer Employment Agreement dated July 27, 2008;

5.	Loung Huu Khanh Employment Agreement dated January 10, 2011;

6.	JAL Law Corporation Consulting Agreement dated October 1, 2010;

7.	ACDL proposes to enter into a management agreement with HTPCL.

8.
ACDL and Stephen Shoemaker are parties to an Employment Agreement dated February 22, 2008. The Employment Agreement contains certain rights in favour of Mr. Shoemaker in the event of a Change of Control (as defined therein). On July 28, 2010 Mr. Shoemaker served a notice on ACDL indicating that he was exercising certain Change of Control rights under his Employment Agreement (including terminating his employment with ACDL and being paid a change of control termination payment provided for therein). ACDL and Mr. Shoemaker have entered into a series of Standstill Agreements, the latest of which provides that he is entitled to exercise any Change of Control rights that he might have after May 15, 2011. The Standstill Agreement also provides that nothing therein shall be construed as (a) an acknowledgement by the Company or (b) a waiver of any right to dispute by the Company that any Change of Control has occurred during the relevant period.

SCHEDULE “H”
PROVISIONS TO BE WAIVED; CONSENTS

PROVISION REQUIRING CONSENT OR WAIVER	AGREEMENT
Consent in respect of the disposition of assets of ACDL involving aggregate consideration of One Million Dollars (US $1,000,000) or greater	Series III Subscription Agreement dated July 13, 2010 Share Subscription Agreement made as of May 10, 2011

Consent in respect of the entry into of any contract or arrangement having an aggregate value or involving an expenditure of greater than One Million Dollars (US $1,000,000), including, without limitation, any assignment or transfer of any development or management rights relating to the Ho Tram Project
Series III Subscription Agreement dated July 13, 2010 Share Subscription Agreement made as of May 10, 2011

Waiver of right of first refusal in respect of the issuance of the grant of option or other right for the purchase or subscription for Equity Securities	Series III Subscription Agreement dated July 13, 2010

Consent in respect of the modification or amendment of any Equity Securities, including without limitation securities convertible or exchangeable into or exercisable for Equity Securities	Share Subscription Agreement made as of May 10, 2011

Consent in respect of the issuance of any additional Equity Securities (as defined in the Existing Shareholders Agreement). Waiver of ROFR Right (as defined in the Existing Shareholders Agreement).	Existing Shareholders Agreement

Waiver of all other preemptive rights, rights of first refusal, consent rights, and similar rights	Various documents

SCHEDULE “I”
FORM OF SERIES V SPECIAL SHARES
[ATTACHED]

Section 24.7
RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS
ATTACHING TO THE SERIES V SPECIAL SHARES
24.7 Rights, Privileges, Restrictions and Conditions Attaching to the Series V Special Shares
The fifth series of Special Shares of the Company shall consist of an unlimited number which shall be designated as Special Shares Series V (hereinafter referred to as the “Series V Special Shares”) and which, in addition to the rights, privileges, restrictions and conditions attached to the Special Shares as a class, shall have attached thereto the following rights, privileges, restrictions and conditions.
(a)	Definitions — Unless otherwise defined herein, capitalized terms shall have the meaning given to such terms as set out below:
(i)	“Affiliate” has the meaning set forth in the Shareholders Agreement;
(ii)	“Business Day” means days that commercial banks are open for business in Vancouver, British Columbia;
(iii)
“Control” means the beneficial ownership at the relevant time, directly or indirectly, of securities of the Company which carry the right to cast more than 50% of the votes or similar rights of decision that may be cast to elect the board of directors of the Company where such votes or rights are sufficient, if exercised, to elect a majority of the board of directors of the Company and “Controlled” shall have a corresponding meaning;

(iv)
“Change of Control” means a change of Control excluding a transfer of Control of the Company to any Initial Holder of Series V Special Shares or any Affiliate of an Initial Holder of Series V Special Shares, and excluding a change of Control arising as a result of a voluntary disposition or transfer of any securities of the Company by any Initial Holder of Series V Special Shares or by any Affiliate of any Initial Holder of Series V Special Shares;

(v)	“Event of Default” shall have the meaning set out in Section 24.7(l);
(vi)
“Governmental Entity” means any (i) multi-national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

(vii)
“Ho Tram Lands” means the one hundred sixty four (164) hectares of land (including approximately 2.2 kilometres of beach front property) located at Binh Chau Phuoc Buu Commune, Ba Ria Vung Tau Province, Vietnam;

(viii)	“Ho Tram Project” means the development of the Ho Tram Lands into an entertainment and casino resort facility in accordance with the Investment Certificate;
(ix)	“HTPCL” means Ho Tram Project Company Limited;
(x)	“Initial Holder” means Harbinger II Sarl, Blue Line ACDL, Inc., Breakaway ACDL, Inc. and PNK Development 18, LLC;
(xi)	“Investment Certificate” means the investment certificate dated March 12, 2008 granted to HTPCL by the Government of Vietnam in respect of the Ho Tram Lands;
(xii)
“Letter Agreement” means that letter agreement dated January 29, 2009 made by ACDL, as accepted and agreed to by Harbinger Capital Investments S.à.r.l., predecessor in interest to Harbinger II S.à.r.l. and by HTPCL, pursuant to which each of the Company and HTPCL covenant that their respective rights in and to the Investment Certificate and the Lease shall not be transferred, assigned, encumbered, amended, syndicated, modified or otherwise dealt with without Harbinger II S.à.r.l.’s prior written consent, as more specifically described and set out in paragraph 2 of the Letter Agreement (the “Covenant“);

(xiii)	“Lease” means the 50 year lease of the Ho Tram Lands granted to HTPCL pursuant to a lease agreement dated May 21, 2008 between HTPCL and the People’s Committee of Ba Ria — Vung Tau Province;
(xiv)
“Majority Consent” means the prior consent of the Holders of a majority of the Series V Special Shares outstanding at the relevant time as evidenced by an instrument in writing signed by such Holders and delivered to the Company at its registered office;

(xv)
“Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, matter or circumstance, any change or effect that individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be, or is or is reasonably likely to result in a change or effect that is, materially adverse to the business, operations, results of operations, prospects, assets, liabilities or financial condition of any of the Company and its direct and indirect subsidiaries, taken as a whole;

(xvi)
“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, Governmental Entity, or any other legally recognizable entity;

(xvii) “Retraction Event” shall have the meaning set out in Section 24.7(m);

(xviii)
“Shareholders Agreement” means the shareholders agreement in respect of the Company by and among the Company, the Initial Holders, Credit Distressed Blue Line Master Fund, Ltd. and Global Opportunities Breakaway Ltd. dated as of  _____, 2011, as amended and supplemented from time to time;

(xix)
“Subscription Agreements” means (i) the subscription agreement dated May 25, 2011 made between PNK Development 18, LLC and ACDL pursuant to which PNK Development 18, LLC has agreed to purchase certain common shares and Series V Special shares of the Company and (ii) the subscription agreements dated  _____, 2011 made between the Company, as issuer, and each Harbinger II Sarl, Blue Line ACDL, Inc. and Breakaway ACDL, Inc., as subscribers, pursuant to which Harbinger II Sarl has agreed to purchase certain common shares and Series V Special shares of the Company and each of Blue Line ACDL, Inc. and Breakaway ACDL, Inc. has agreed to purchase certain Series V Special Shares of the Company; and

(xx)
“Unanimous Consent” means the prior consent of all of the Holders the Series V Special Shares outstanding at the relevant time as evidenced by an instrument in writing signed by such Holders and delivered to the Company at its registered office.

(b)	Consideration for Issue — The Series V Special Shares shall only be issued at a price of US $100.00 per share (the “Paid Up Amount”).
(c)	Dividends
(i)
Cumulative Dividends - The registered holders of the Series V Special Shares (“Holders”) shall be entitled to receive and the Company shall pay thereon as and when declared by the board of directors out of the moneys of the Company properly applicable to the payment of dividends, fixed cumulative preferential dividends at the rate of 3.75% in respect of the period prior to and including June [•], 2013 and 5.0% thereafter or such alternative fixed cumulative preferential dividend rate as may be determined by Unanimous Consent from time to time, provided that in no event shall the fixed cumulative preferential dividend rate exceed 3.75% in respect of the period prior to and including June [•], 2013 and 5.0% thereafter (the “Dividend Rate”) of the Paid Up Amount per share per quarter, payable quarterly on the first day of January, April, July and October. No dividends shall at any time be declared or paid on or set apart for the Common Shares or any other shares of the Company junior to the Series V Special Shares unless all accrued dividends up to and including the dividend payable pursuant to this Section 24.7(c)(i) for the last completed quarter of the Company on the Series V Special Shares then issued and outstanding shall have been declared and paid at the date of such declaration or payment or setting apart. All dividends declared and paid or otherwise accruing due pursuant to this Section 24.7(c)(i) shall be declared and paid, or shall accrue, in US dollars. No interest shall be paid on the dividends due or accruing due pursuant to this Section 24.7(c)(i). Upon the occurrence and during the continuance of an Event of Default the Dividend Rate shall be 5%, provided that upon the occurrence or during the continuance of any Event of Default from and after June [•], 2013, the Dividend Rate shall be 6.25%, whether or not the particular Event of Default occurred prior to June [•], 2013, provided that the said dividend rate applicable upon the occurrence and during the continuance of an Event of Default shall be such alternative rate as may be determined by Unanimous Consent from time to time provided further that in no event shall the fixed cumulative preferential dividend rate applicable upon the occurrence and during the continuance of an Event of Default exceed 5% in respect of the period prior to and including June [•], 2013 and 6.25% thereafter; provided further that in the event that the Dividend Rate increases pursuant to this provision as a result of the occurrence of an Event of Default and the Event of Default continues for less than 6 months, the increased rate shall remain in place for a period of 6 months following the first occurrence of the relevant Event of Default, notwithstanding that the relevant Event of Default is no longer continuing.
(ii)
Additional Dividends - Subject to satisfaction of the dividend priority provided for in Section 24.7(c)(i) above, if a dividend is declared on the Common Shares, a dividend must be declared and paid on the Series V Special Shares in an amount per share which is equal to the amount per share of the dividend declared and paid on the Common Shares. Subject to satisfaction of the dividend priority provided for in Section 24.7(c)(i) above, the Series V Special Shares shall, with respect to the payment of dividends, rank on parity with the Common Shares, the Series I Special Shares, the Series II Special Shares and the Series III Special Shares.

(iii)
Method of Payment of Dividends - Dividends paid pursuant to Section 24.7(c)(i) shall be satisfied by the issuance to the Holder of that number of fully paid and non assessable Series V Special Shares having an aggregate Paid Up Amount equal to the amount of the dividend payable pursuant to such Section (rounded down to the nearest US $100 dollars (if applicable)). In the event that any quarterly dividend payable pursuant to Section 24.7(c)(i) is not paid at the time specified in Section 24.7(c)(i), any dividends paid or payable thereafter shall be calculated, declared and paid on the assumption that all such accrued cumulative dividends have been paid and that the relevant Series V Special Shares to be issued by way of dividend have been duly issued to the Holder. Dividends paid pursuant to Section 24.7(c)(ii) shall be in the form of the dividend declared in favour of the holders of Common Shares.

(iv)
Waiver of Accrued Dividends. The Company’s obligation in respect of dividends which have accrued pursuant to Section 24.7(c)(i) and which have not been declared and paid may be waived or reduced in whole or in part from time to time by Unanimous Consent.

(d)	Voting Rights
(i)
Subject to Section 24.7(d)(ii), the Holders of the Series V Special Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and shall be entitled to that number of votes being equal to 201% of the votes attaching to all the other issued and outstanding voting shares of the Company at all meetings of the shareholders, except meetings at which only holders of another class or series of shares are entitled to vote. Each Series V Special Share shall be entitled to the number of votes equal to the total number of votes available to the Series V Special Shares as aforesaid, divided by the number of Series V Special Shares then issued and outstanding rounded up to the nearest whole number of votes, provided that if no other voting shares are issued and outstanding at the particular time the Holders of the Series V Special Shares shall be entitled to one vote per share.

(ii)
The Holders of Series V Special Shares may by Unanimous Consent determine that the voting rights of the Holders of Series V Special Shares shall be governed by this Section 24.7(d)(ii) and not by Section 24.7(d)(i), and in such event, from and after the delivery of the relevant Unanimous Consent to the Company, Section 24.7(d)(i) shall no longer apply and a Holder of a Series V Special Shares shall be entitled to exercise at any meeting of the shareholders of the Company, other than meetings at which only the holders of another class or series of shares are entitled to vote, in respect of all Series V Special Shares held by such Holder, that number of votes as is equal to the number of votes that would be exercisable by the Holder had the said Series V Special Shares been converted into Common Shares in accordance with Section 24.7(g)(i) below and the related provisions of Section 24.7(g), on the assumption that the said Optional Conversion has occurred immediately prior to the commencement of the relevant meeting. For greater certainty, only one Unanimous Consent may be delivered pursuant to this Section 24.7(d)(ii), and following the delivery of such Unanimous Consent the voting entitlement provided for in Section 24.7(d)(i) may not be reinstated and is binding upon all Holders, present and future.

(e)
Retraction of Series V Special Shares — In the event that a Retraction Event has occurred and is continuing or in the event of a Change of Control, a Holder of Series V Special Shares shall be entitled to require the Company to redeem at any time the whole or any part of such Holder’s Series V Special Shares. Subject to the foregoing, a Holder of Series V Special Shares desiring to have shares redeemed by the Company as herein provided shall deposit with the Company the certificates evidencing the shares which the holder wishes to have redeemed, together with a notice requiring the redemption of all or a specific number of such shares. The Company shall redeem such number of shares and pay such amount within ten (10) Business Days after such deposit. Upon such redemption the Company shall pay to such Holder in respect of each share to be redeemed an amount equal to the sum of:

(i)	US $100.00, plus
(ii)	the amount of all dividends accrued and unpaid pursuant to Section 24.7(c)(i) above on each Series V Special Share to be redeemed calculated to but excluding the redemption date, plus
(iii)
the amount of all dividends declared and unpaid pursuant to Section 24.7(c)(ii) above on each Series V Special Share to be redeemed calculated to but excluding the redemption date (the whole constituting and being hereinafter referred to as the “Series V Redemption Price”).

Such payment shall be made by certified cheque or bank draft payable in U.S. dollars at any branch of the Company’s bankers for the time being in Canada, or at the request of the Holder, by wire transfer of immediately available funds. If the Holder specifies in the notice requiring redemption that a part only of the Series V Special Shares evidenced by any deposited share certificate is to be redeemed, the Company shall issue and deliver to such Holder, at the expense of the Company, a new certificate evidencing the shares which are not to be redeemed. Upon redemption and payment as aforesaid, dividends on the shares redeemed shall cease and the Holder thereof shall thereafter have no rights against the Company in respect thereof.
No shares of any series of Special Shares (other than the Series V Special Shares) shall be redeemable by the Company pursuant to a retraction right at any time while any Series V Special Shares are issued and outstanding. Where the Holder of any Series V Special Shares elects to require the Company to redeem the whole or any part of such Holder’s Series V Special Shares, the Company shall provide notice (the “Retraction Notice”) to the other Holders of the Series V Special Shares, including the basis upon which the Holder is electing to have the Company redeem such Holder’s shares. If during the 60-day period following the delivery of the Retraction Notice to all of the other Holders of the Series V Special Shares, any other Holder of Series V Special Shares elects in writing by delivery of notice to the Company (the “Additional Retraction Notice”) to have all or any portion of its Series V Special Shares redeemed by the Company, the Company shall redeem all of the Series V Special Shares contemplated by the Retraction Notice and the Additional Retraction Notice at the same time. If the Company is permitted at law to redeem only a portion of the Series V Special Shares which are the subject of the Retraction Notice and the Additional Retraction Notice, the Company shall redeem such Series V Special Shares from each such Holder on a pro rata basis (based upon the number of Series V Special Shares tendered by each Holder.
(f) Redemption of Series V Special Shares
(i)
Optional Redemption - The Company may, upon giving notice as hereinafter provided, redeem at any time the whole or any part of the then outstanding Series V Special Shares, on payment for each Series V Special Share to be redeemed of the Series V Redemption Price. If the Company makes a partial redemption of the then outstanding Series V Special Shares, the Company must redeem those Series V Special Shares on a pro rata basis among the Holders of the then outstanding Series V Special Shares.

(ii)
Method of Optional Redemption - In the case of redemption of Series V Special Shares pursuant to 24.7(f)(i), the Company shall at least 15 Business Days before the date specified for redemption send by prepaid mail or deliver to each person who at the date of mailing or delivery is a registered Holder of Series V Special Shares to be redeemed a notice in writing of the intention of the Company to redeem such Series V Special Shares (the “Redemption Notice”). Such notice shall set out the Series V Redemption Price, the date specified for redemption (which shall be not less than 15 Business Days following receipt by the Holder of the Redemption Notice (the “Redemption Notice Period”)) and the place or places within Canada at which Holders may present and surrender such shares for redemption. On and after the date so specified for redemption, the Company shall pay or cause to be paid to or to the order of the Holders of Series V Special Shares to be redeemed the Series V Redemption Price for such shares on presentation and surrender, at the registered office of the Company or any other place or places within Canada specified in such notice of redemption, of the certificate or certificates representing Series V Special Shares called for redemption. Such payment shall be made by certified cheque or bank draft payable in U.S. dollars at any branch of the Company’s bankers for the time being in Canada, or at the request of the Holder, by wire transfer of immediately available funds. The Company shall have the right at any time after the mailing or delivery of notice of its intention to redeem Series V Special Shares to deposit the Series V Redemption Price in respect of the Series V Special Shares so called for redemption, or of such of the Series V Special Shares which are represented by certificates which have not at the date of such deposit been surrendered by the Holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company in Canada named in such notice or in a subsequent notice to the Holders of the shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective Holders called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such shares. Upon such deposit or payment being made or upon the date specified for redemption in such notice, whichever is the later, the Series V Special Shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of the Holders thereof shall be limited to receiving, without interest, their proportionate part of the amount so deposited upon presentation and surrender of the certificate or certificates representing their Series V Special Shares being redeemed. Any interest allowed on any such deposit shall belong to the Company. From and after the date specified for redemption in any such notice of redemption, the Series V Special Shares called for redemption shall cease to be entitled to dividends or any other participation in the assets of the Company and the Holders thereof shall not be entitled to exercise any of their other rights as shareholders in respect thereof unless payment of the Series V Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with the foregoing provisions, in which case the rights of the Holders shall remain unaffected. Redemption moneys that are represented by a certified cheque which has not been presented to the Company’s bankers for, payment or that otherwise remain unclaimed (including moneys held on deposit in a special account as provided for above) for a period of 6 years from the date specified for redemption shall be forfeited to the Company.

Delivery of the Redemption Notice by the Company to the Holders of Series V Special Shares to be redeemed shall not in any way restrict the right of a Holder of Series V Special Shares to convert their Series V Special Shares into common shares in accordance with these terms of the Series V Special Shares, and for greater certainty a Holder of Series V Special Shares shall be entitled to convert Series V Special Shares into common shares during the Redemption Notice Period. In the event of conversion of Series V Special Shares into common shares at any time prior to redemption, the shares so converted shall not be redeemed.
(g)	Conversion
(i)
Optional Conversion - The Holders of the Series V Special Shares shall have the right to convert all or part of such Holder’s Series V Special Shares at any time and from time to time in the manner provided for herein (the “Optional Conversion”).

(ii)
Mandatory Conversion - All of the Series V Special Shares outstanding shall automatically convert, without any further act of the Holder, into Common Shares in the manner hereinafter provided on the 20th consecutive trading day that the Common Shares have traded at a price equal to or in excess of an amount equal to 1.1 multiplied by the Conversion Denominator (as defined below) after the occurrence of a “going public” transaction by the Company which:

(A)
results in the Company becoming a reporting issuer in any Canadian Province or Territory, the Common Shares being registered under the U.S. Securities Exchange Act of 1934, as amended or the Common Shares becoming listed on a publicly recognized stock exchange or stock market, including any publicly recognized stock exchange in Singapore or Hong Kong;

(B)
results in the acquisition of equity securities on a fully diluted basis representing more than 20% of aggregate entitlement upon liquidation or dissolution of the Company of all equity securities of the Company; and

(C)	results in the receipt by the Company of gross proceeds of not less than U.S. $100 million;
(a “Mandatory Conversion Event”).
(iii)
Exchange Formula - Upon the exercise of an Optional Conversion or the occurrence of a Mandatory Conversion Event, the number of Common Shares which each Series V Special Share is convertible into shall be equal to the Series V Redemption Price divided by US $45.00 (the “Conversion Denominator”), and shall be subject to adjustment from time to time in the events and in the manner provided by Section 24.7(h) below.

(iv)	Manner of Exercise of Optional Conversion
(A)
A Holder of Series V Special Shares wishing to convert such Series V Special Shares in whole or in part into Common Shares as an Optional Conversion shall surrender the certificates evidencing such Series V Special Shares to the Company at its principal office in the City of Vancouver, British Columbia, together with written notice advising the Company of its intention to exercise its Optional Conversion. The Holder(s) shall be entitled to be entered in the books of the Company as at the Date of Conversion (or such later date as is specified in Section 24.7(g)(iv)(B)) as the registered Holder of the number of Common Shares into which such Series V Special Shares are convertible in accordance with the provisions hereof and, as soon as practicable thereafter, the Company shall deliver to such Holder or its nominee or assignee a certificate for such Common Shares;

(B)
For the purposes hereof, a Series V Special Share shall be deemed to be surrendered for an Optional Conversion on the date (the “Date of Conversion”) which is the date on which it is so surrendered in accordance with the provisions hereof and, in the case of Series V Special Shares surrendered by mail or other means of delivery, on the date on which it is received by the Company at its office;

(C)	The Series V Special Shares so surrendered by the Holder for conversion into Common Shares shall be cancelled and returned to treasury; and
(D)	The Common Shares issued upon conversion will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.
(v)
Manner of Conversion upon a Mandatory Conversion Event- On the date on which a Mandatory Conversion Event occurs (the “Mandatory Conversion Date”), the outstanding Series V Special Shares shall automatically convert into Common Shares based upon the exchange formula described in Section 24.7(g)(iii) above without any further act on the part of the Holder. The Company shall give the Holder(s) notice in writing of the Mandatory Conversion Event immediately after the occurrence of same. On the Mandatory Conversion Date, the Company shall cancel and return to treasury all outstanding Series V Special Shares and the Holders(s) shall be entered in the books of the Company as at the Mandatory Conversion Date as the registered holder of the number of Common Shares into which such Series V Special Shares are convertible in accordance with the provisions hereof and, as soon as practicable thereafter, the Company shall deliver to such Holder or its nominee or assignee a certificate for such Common Shares.

(vi)
No Requirement to Issue Fractional Shares - The Company shall not be required to issue fractional Common Shares upon the conversion of Series V Special Shares. If any fractional interest in a Common Share would, except for the provisions of this Section, be deliverable upon the conversion of any Series V Special Share, the number of Common Shares shall be rounded up to the next whole number.

(vii)
Company to Reserve Shares - The Company will at all times reserve and keep available out of its authorized Common Shares (if the number thereof is or becomes limited) solely for the purpose of the issue upon conversion of Series V Special Shares as provide herein, and conditionally issue to the Holder(s) who may exercise their conversion rights hereunder, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series V Special Shares. All Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable shares.

(viii)
Applicable Securities Legislation - The Company will not, directly or indirectly, do any act or thing or, to the extent that it is able, permit any act or thing to be done, which would remove or deny any registration or prospectus exemption available under any applicable securities legislation with respect to the issuance of the Common Shares upon the exercise of the conversion rights contained herein.

(h)	Conversion Adjustment/Protection
(i)
Adjustment for Subdivisions and Consolidations - The term “Series V Original Issue Date” means [INSERT DATE]. If the Company shall at any time or from time to time after the Series V Original Issue Date effect a subdivision of the outstanding Common Shares without a comparable adjustment of the conversion rights attributable to the Series V Special Shares, the Conversion Denominator in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of each Series V Special Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Company shall at any time or from time to time after the Series V Original Issue Date consolidate the outstanding Common Shares without a comparable adjustment of the conversion rights attributable to the Series V Special Shares, the Conversion Denominator in effect immediately before the consolidation shall be proportionately increased so that the number of Common Shares issuable on conversion of each Series V Special Share shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding. Any adjustment under this Section 24.7(h)(i) shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

(ii)
Adjustment for Certain Dividends and Distributions - In the event the Company at any time, or from time to time, after the Series V Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in additional Common Shares, then and in each such event the Conversion Denominator in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Denominator then in effect by a fraction:

(A)	the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)
the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Denominator shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Denominator shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series V Special Shares simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares they would have received if all outstanding Series V Special Shares had been converted into Common Shares on the date of such event.
(iii)
Adjustment for Reclassification, Exchange, or Substitution - If the Common Shares shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or consolidation of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below or pursuant to the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary), then and in each such event holders of Series V Special Shares shall have the right thereafter to convert such shares into the kind and amount of shares and other securities and property receivable, upon such reorganization, reclassification, or other change that would have otherwise been receivable by the holders of the number of Common Shares into which such Series V Special Shares would have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(iv)
Adjustment for Merger or Reorganization, etc. - In case of any merger, amalgamation, consolidation, reorganization or other business combination that is not a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, involving the Company and any other corporation or other entity or person, each Series V Special Share shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of the number of Common Shares of the Company that would have otherwise been deliverable upon conversion of such Series V Special Shares would have been entitled upon such event; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 24.7(h) set forth with respect to the rights and interests thereafter of the holders of the Series V Special Shares, to the end that the provisions set forth in this Section 24.7(h) (including provisions with respect to changes in and other adjustments of the Conversion Denominator) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the Series V Special Shares.

(v)
Certificate of Adjustment - In each case of an adjustment or readjustment of the Conversion Denominator or the number of Common Shares or other securities issuable upon conversion of the Series V Special Shares, the Company, at its expense, will compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and will mail such certificate, by first class mail, postage prepaid, to each registered holder of Series V Special Shares at the holder’s address as shown in the Company’s books. The certificate will set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based.

(i)
Ranking of Series V Special Shares Upon Liquidation, Dissolution or Winding Up of the Company — Upon a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Holders of the Series V Special shares:

(i)
shall rank in priority to the Common Shares and all shares junior to the Series V Special Shares, in respect of the return and distribution in respect of each Series V Special Share of an amount equal to the Series V Redemption Price (the “Initial Priority”);

(ii)	shall rank behind all shares senior to the Series V Special Shares;
(iii)
in respect of the Initial Priority payable in respect of each Series V Special Share, shall rank in parity with (i) the holders of the Series I Special Shares in respect of the dissolution entitlement payable to such holders pursuant to Section 24.3(h), (ii) the holders of the Series III Special Shares in respect of the Initial Priority payable to such holders pursuant to Section 24.5(i)(i) of the Articles and (iii) the holders of the Series IV Special Shares in respect of the Initial Priority payable to the holders of the Series IV Special Shares pursuant to Section 24.6(i)(i) of the Articles; and

(iv)
in addition to entitlement to the Initial Priority, shall rank in parity with (i) the Common Shares, (ii) the Series II Special Shares, (iii) the Series III Special Shares in respect of entitlement payable to the holders of the Series III Special Shares pursuant to Section 24.5(i)(iii) of the Articles, and (iv) the Series IV Special Shares in respect of entitlement payable to the holders of the Series IV Special Shares pursuant to Section 24.6(i)(iii) of the Articles, on a share for share basis, without preference, priority or distinction, in respect of the distribution of the remaining assets of the Company.

(j)
Notice — Where notice is required by the provisions hereof to be sent, the notice or the time for the notice may be waived or abridged at any time with the consent in writing of the person entitled thereto.

(k)
Consent of Holders of Series V Special Shares — No class or series of shares ranking equal or superior to the Series V Special Shares in respect of priority to dividends or rank upon liquidation, dissolution or winding up, shall be authorized or created, nor shall the Company enter into an agreement to authorize or create any such class or series, without Majority Consent. No shares ranking equal or superior to the Series V Special Shares in respect of priority to dividends or rank upon liquidation, dissolution or winding up shall be issued, nor shall the Company enter into an agreement to issue any such securities (the “Subject Securities”), without Majority Consent. For purposes of the foregoing restrictions, securities convertible or exchangeable into Subject Securities shall be deemed to be Subject Securities.

(l)
Event of Default. For purposes of the interpretation and construction of the within Series V Special Shares, “Event of Default” shall mean the occurrence of any of the following events or circumstances:

(i)	the occurrence of a Material Adverse Change or of an event which would have a Material Adverse Effect as reasonably determined by Majority Consent;
(ii)	a Change of Control, or the sale by the Company of all or substantially all of its assets, or the conclusion of an agreement which would result in same;
(iii)
the failure of the Company to obtain on or before September 30, 2012 any amendments to the Investment Certificate as shall be required in connection with carrying out the development, construction, opening and operation of Phase A-1;

(iv)
any judgment, order, ruling or determination made in respect of any existing litigation to which the Company is a party, or any further or subsequent claims made by any party to any such litigation, whether made in the context of such litigation or as a separate and distinct claim, which (i) requires or results in the payment of material monetary compensation by the Company, any Affiliate of the Company, any Holder or any Affiliate of any Holder to any Person, (ii) requires or results in the issuance or transfer of any debt or equity securities in the capital of the Company or any Affiliate of the Company, (iii) limits or derogates from the right of any Holder or any Affiliate of any Holder to own, hold, exercise material rights in respect of or transfer any debt or equity securities of the Company or any Affiliate of the Company registered in favour of any Holder or any Affiliate of any Holder, or (iv) which directly or indirectly has an economic effect or consequence upon any Holder or any Affiliate of any Holder which is similar to the economic effect or consequence of the events described in items (i), (ii) and (iii) above, and in each case whether such judgment, order, ruling or determination is made against the Company, any Affiliate of the Company, any Holder or any Affiliate of any Holder;

(v)
if HTPCL is in default of its obligations under the BIDV Term Facility, or if the lenders under such facility are in default thereunder, in each case resulting in an inability on the part of HTPCL to receive advances or draw downs under such facility, or if BIDV terminates the BIDV Term Facility or commences realization efforts in respect of or pursuant to any security held to secure payment and performance of HTPCL’s obligations under the BIDV Term Facility;

(vi)
in respect of the Company or any material subsidiary of the Company, any amalgamation with, consolidation with or merger into any other Person, other than an amalgamation, consolidation or merger that does not result in Change of Control;

(vii)
if an order is made in bankruptcy or an effective resolution is passed or order is made for the winding up of the Company or HTPCL or, if the Company or HTPCL consent to the appointment of a receiver or a receiver is appointed and confirmed by a Court, or if the Company or HTPCL enters into or is subject to any process or legal proceeding intended to protect ACDL or HTPCL, as applicable, from its creditors;

(viii)
Any breach by the Company or HTPCL of the covenant set forth in the Letter Agreement that the respective rights of the Company and HTPCL in and to the Investment Certificate and the Lease shall not be transferred, assigned, encumbered, amended, syndicated, modified or otherwise dealt with without Harbinger II S.à.r.l.’s prior written consent, excluding any amendment or modification of the Investment Certificate or the Lease which is required by law or which amendment or modification does not materially and adversely impact the rights of HTPCL or the Company pursuant to the Investment Certificate or the Lease, as applicable. Without limitation, an amendment or modification to the following provisions of the Investment Certificate or the Lease, as applicable, shall be considered material and adverse for purposes of this subsection:

Investment Certificate:
(i)	any reduction of the development rights granted pursuant to Article 1, Section 2:
(ii)	any reduction of the term of operation of the project provided for in Article 2, Section 5;
(iii)	any increase in the annual enterprise income tax rate of 20% provided for in Article 2, Section 7(a);
(iv)	any reduction of the 2 year tax exemption period provided for in Article 2, Section 7(a); and

(v)	any reduction in the permitted gaming activities outlined in Article 2, Section 8(e).
Lease:
(i)	reduction of the land area which is the subject of the Lease;
(ii)	reduction of the term of the Lease; and
(iii)	increase of amount payable by HTPCL pursuant to the Lease;
(ix)
if the Company shall have failed to complete 30 days prior to opening (but in no event later than February 1, 2013) on such terms and conditions as are acceptable to the Holders as evidenced by Majority Consent, such equity and debt financings by way of one or more transactions, as are sufficient to fund the entire cost of the development, construction and pre-opening of Phase A-1 and to satisfy the Company’s and HTPCL’s initial working capital requirements in respect of Phase A-1;

(x)	the occurrence of any of the events or circumstances described in Section 24.7(m)(ii) or 24.7(m)(iii);
(xi)	breach by the Company of Section 2.1(aaa) of the Subscription Agreements; and
(xii)
breach by the Company of the following provisions of the Shareholders Agreement: (A) Section 6.1(a) (vi), (ix), (x)(c)(1), (x)(c)(2), (x)(c)(3), (x)(c)(4), (xi), (xii), (xiv), (xv) and (xvi); (B) 6.2(a) (iv), (v), (vi) and (vii); and (C) 6.3(a) (v) and (vi).

(m)
Retraction Event. For purposes of the interpretation and construction of the within Series V Special Shares, “Retraction Event” shall mean the occurrence of any of the following events or circumstances:

(i)	a Change of Control, or the sale by the Company of all or substantially all of its assets, or the conclusion of an agreement which would result in same;
(ii)
breach by the Company of any of the following provisions of any of the Subscription Agreements: (A) Section 2.1 (a), (b), (d), (f), (g), (h), (i), (l), (m), (n), (o), (v), (w), (x), (z), (bb), (cc), (ee), (ii), (mm), (pp) to (yy) inclusive, (aaa) to (ggg) inclusive, (kkk), (lll) to (ppp), inclusive; (B) Section 2.1(aaa) applied and construed on the assumption that the last sentence thereof commences with the words “To the knowledge of ACDL and any of its Subsidiaries”; (C) Section 3.2(b) and (c); (D) Section 3.6 and 3.7, as applicable; and (E) Section 6.4;

(iii)
breach by the Company of the following provisions of the Shareholders Agreement: (A) Section 6.1(a) (excluding 6.1(a) (vi), (ix), (x)(c)(1), (x)(c)(2), (x)(c)(3), (x)(c)(4), (xi), (xii), (xiv), (xv) and (xvi)); (B) 6.2 (excluding 6.2(a) (iv), (v), (vi) and (vii)); (C) Section 6.3(a) (i), (ii), (iii) (vi) and (vii); and (D) Section 6.3(a)(v) applied and construed on the assumption that Section 6.3(a)(V)(A) provides as follows: “(A) to the extent known to the Company or any of its Subsidiaries, commissions, fees, or political contributions made by the Company or any of its Subsidiaries, or a director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the Company or its Subsidiaries”;

(iv)
in respect of the Company or any material subsidiary of the Company, any amalgamation with, consolidation with or merger with or into any other Person, other than an amalgamation, consolidation or merger as a result of which the holders of more than 51% of the voting power of the Company immediately prior to the transaction constitute the holders of more than 51% of the voting power of the Company immediately following the transaction;

(v)
if an order is made in bankruptcy or an effective resolution is passed or order is made for the winding up of the Company or HTPCL or, if the Company or HTPCL consent to the appointment of a receiver or a receiver is appointed and confirmed by a Court, or if the Company or HTPCL enters into or is subject to any process or legal proceeding intended to protect ACDL or HTPCL, as applicable, from its creditors;

(vi)
Any breach by the Company or HTPCL of the covenant set forth in the Letter Agreement that the respective rights of the Company and HTPCL in and to the Investment Certificate and the Lease shall not be transferred, assigned, encumbered, amended, syndicated, modified or otherwise dealt with without Harbinger II S.à.r.l.’s prior written consent, excluding any amendment or modification of the Investment Certificate or the Lease which is required by law or which amendment or modification does not materially and adversely impact the rights of HTPCL or the Company pursuant to the Investment Certificate or the Lease, as applicable. Without limitation, an amendment or modification to the following provisions of the Investment Certificate or the Lease, as applicable, shall be considered material and adverse for purposes of this subsection:

Investment Certificate:
(i)	any reduction of the development rights granted pursuant to Article 1, Section 2:
(ii)	any reduction of the term of operation of the project provided for in Article 2, Section 5;
(iii)	any increase in the annual enterprise income tax rate of 20% provided for in Article 2, Section 7(a);
(iv)	any reduction of the 2 year tax exemption period provided for in Article 2, Section 7(a); and
(v)	any reduction in the permitted gaming activities outlined in Article 2, Section 8(e).

Lease:
(i)	reduction of the land area which is the subject of the Lease;
(ii)	reduction of the term of the Lease; and
(iii)	increase of amount payable by HTPCL pursuant to the Lease; and
(vii)
if the Conversion Denominator (as defined for purposes of these Series V Special Shares) is reduced to less than US$40, or if the Company enters into an agreement or binding commitment which will have the effect of reducing the Conversion Denominator to less than US $40.

The foregoing section 24.7, as created and attached to the Articles of Asian Coast Development (Canada) Ltd. (the “Company”) pursuant to a directors’ resolution dated as of [May  _____, 2011], forms part of the Articles of the Company effective as of the date affixed to the first page hereof.